Exhibit 10.6

FORMATION AND CONTRIBUTION AGREEMENT
BY AND AMONG

PHILLIPS 66 PARTNERS LP

and

PARADIGM ENERGY PARTNERS, LLC

Executed November 21, 2014

-i-

(continued)

5.3	No Conflict; Consents	33
5.4	Assets	34
5.5	Title	34
5.6	Permits	35
5.7	Contracts	35
5.8	Taxes	36
5.9	Litigation; Compliance with Laws	36
5.10	Employees and Employee Benefits	36
5.11	Insurance	36
5.12	Intellectual Property	37
5.13	Solvency	37
5.14	Brokerage Arrangements	37
5.15	Subsidiaries	37
5.16	Bank Accounts	37
5.17	Independent Investigation	37
5.18	Financing.	37
5.19	Accredited Investor	38
5.20	Investment Company	38
5.21	Ownership and Transfer of the Mountrail Interests	38
5.22	Disclaimer	38

ARTICLE 6	ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	39

6.1	Operation of the Paradigm Assets	39
6.2	Operation of the PSXP Assets	41
6.3	Access to Records	43
6.4	Regulatory Filings; Consents	44
6.5	Further Assurances.	44
6.6	Employee Matters	44
6.7	Consents	45
6.8	Unrecorded Real Property Interests	45
6.9	Exemplary	45
6.10	Exclusivity	45
6.11	Assignment of Contracts	46

ARTICLE 7	CONDITIONS TO CLOSING	46

7.1	Conditions to the Obligation of PSXP	46
7.2	Conditions to the Obligation of Paradigm	47

ARTICLE 8	TAX MATTERS	48

8.1	Responsibility for Payment of Taxes and Filing Tax Returns	48
8.2	Responsibility for Tax Audits and Contests	49
8.3	Cooperation on Tax Returns and Tax Proceedings.	50
8.4	Tax Refunds	51
8.5	Transaction Tax	51

-ii-

(continued)

8.6	Tax Indemnification	51
8.7	Valuation	52

ARTICLE 9	TERMINATION	52

9.1	Events of Termination.	52
9.2	Effect of Termination	53
9.3	Return of Documentation and Confidentiality	54

ARTICLE 10	INDEMNIFICATION.	54

10.1	Indemnification of PSXP	54
10.2	Indemnification of Paradigm	55
10.3	Survival	55
10.4	Demands	55
10.5	Right to Contest and Defend	56
10.6	Cooperation	56
10.7	Right to Participate	57
10.8	Limitations on Indemnification	57
10.9	Right to Rely	57
10.10	Sole Remedy	57

ARTICLE 11	MISCELLANEOUS	57

11.1	Expenses	57
11.2	Notices	57
11.3	Entire Agreement; No Third-Party Beneficiaries	59
11.4	Amendments and Waivers	59
11.5	Conflicting Provisions	59
11.6	Binding Effect and Assignment	59
11.7	Governing Law	59
11.8	Jurisdiction and Venue	59
11.9	Severability	60
11.10	Interpretation	60
11.11	Headings and Schedules	60
11.12	Multiple Counterparts	60
11.13	Confidentiality	61

-iii-

Exhibits

Exhibit A-1	Exemplary Personal Property
Exhibit A-2	Exemplary Real Property Interests
Exhibit A-3	Exemplary Rights-of-Way
Exhibit A-4	Exemplary Surface Rights Agreements
Exhibit B-1	Sacagawea Personal Property
Exhibit B-2	Sacagawea Real Property Interests
Exhibit B-3	Sacagawea Rights-of-Way
Exhibit B-4	Sacagawea Surface Rights Agreements
Exhibit C-1	Three Bears Personal Property
Exhibit C-2	Three Bears Real Property Interests
Exhibit C-3	Three Bears Rights-of-Way
Exhibit C-4	Three Bears Surface Rights Agreements
Exhibit D-1	Mountrail Personal Property
Exhibit D-2	PSXP Real Property Interests
Exhibit D-3	Mountrail Rights-of-Way
Exhibit D-4	Mountrail Surface Rights Agreements
Exhibit E	Form of Pipeline Certificate of Formation
Exhibit F	[RESERVED]
Exhibit G	Form of Pipeline LLC Agreement
Exhibit H	Form of Paradigm Assignment and Assumption Agreement
Exhibit I	Form of PSXP Assignment and Assumption Agreement
Exhibit J	Form of Affidavit of Non-Foreign Status
Exhibit K	Form of Business Opportunity Agreement
Exhibit L	Form of Construction Management Agreement – Pipeline
Exhibit M	Form Operating Agreement – Pipeline
Exhibit N	Exemplary Project
Exhibit O	Sacagawea Project
Exhibit P	Three Bears Project
Exhibit Q	PSXP Project
Exhibit R	Transportation Services Agreement – Pipeline
Exhibit S	[RESERVED]
Exhibit T	Form of Transfer Restrictions Agreement
Exhibit U	Paradigm Draft Budget
Exhibit V	PSXP Draft Budget
Exhibit W	Deed

Schedules

Schedule 1.1(a)	Paradigm Knowledge
Schedule 1.1(b)	PSXP Knowledge
Schedule 4.3(a)	Paradigm Conflicts
Schedule 4.3(b)	Paradigm Governmental Authority Consents
Scheduled 4.4(m)	Paradigm Preferential Rights of Purchase and Consent Rights
Schedule 4.5	Paradigm Title Exceptions
Schedule 4.6(a)	Exemplary Permits
Schedule 4.6(b)	Sacagawea Permits

-iv-

(continued)

Schedule 4.6(c)	Three Bears Permits
Schedule 4.6(d)	Material Permits Required to Complete Sacagawea Project (other than the Sacagawea Permits)
Schedule 4.7(a)	Exemplary Contracts
Schedule 4.7(b)	Sacagawea Contracts
Schedule 4.7(c)	Three Bears Contracts
Schedule 4.8	Paradigm Taxes
Schedule 4.9	Paradigm Litigation
Schedule 4.11	Paradigm Insurance Policies
Schedule 4.12	Paradigm Intellectual Property
Schedule 4.16	Paradigm Bank Accounts
Schedule 5.3(a)	PSXP Conflicts
Schedule 5.3(b)	PSXP Governmental Authority Consents
Schedule 5.4(e)	PSXP Preferential Rights of Purchase and Consent Rights
Schedule 5.5	PSXP Title Exceptions
Schedule 5.6(a)	Mountrail Permits
Schedule 5.6(b)	Material Permits Required to Complete PSXP Project (other than the Mountrail Permits)
Schedule 5.7	Mountrail Contracts
Schedule 5.8	PSXP Taxes
Schedule 5.9	PSXP Litigation
Schedule 5.11	PSXP Insurance Policies
Schedule 5.12	PSXP Intellectual Property
Schedule 5.16	PSXP Bank Accounts
Schedule 6.1(b)	Paradigm Approved Operations
Schedule 6.2(b)	Mountrail Approved Operations
Schedule 6.2(c)	PSXP Approved Operations
Schedule 7.1(b)	Paradigm Governmental Consents
Schedule 7.1(c)	Paradigm Non-Governmental Consents
Schedule 7.2(b)	PSXP Governmental Consents
Schedule 7.2(c)	PSXP Non-Governmental Consents

-v-

FORMATION AND CONTRIBUTION AGREEMENT

This Formation and Contribution Agreement (the “Agreement”) is made and entered into as of November 21, 2014, by and between Phillips 66 Partners LP, a Delaware limited partnership (“PSXP”) and Paradigm Energy Partners, LLC, a Delaware limited liability company (“Paradigm”).

W I T N E S S E T H:

WHEREAS, PSX owns all of the issued and outstanding Equity Interest (“Mountrail Interests”) of Phillips 66 Mountrail Terminal LLC, a Delaware limited liability company (“Mountrail”).

WHEREAS, prior to Closing, PSX will cause Mountrail to transfer the PSXP Real Property Interests to PSXP.

WHEREAS, prior to Closing, PSX will transfer all of the Mountrail Interests to PSXP. WHEREAS, Paradigm owns 88% of the Equity Interest (“Sacagawea Interests”) in Sacagawea Pipeline Company, LLC, a Delaware limited liability company (“Sacagawea”).

WHEREAS, Paradigm owns 100% of the Equity Interest (“Three Bears Interests”) in Paradigm Midstream Services – DC, LLC, a Delaware limited liability company (“Three Bears”).

WHEREAS, Paradigm Midstream Services – ND, LLC, a Delaware limited liability company, a wholly-owned subsidiary of Paradigm (“Paradigm ND”), owns the Exemplary Assets.

WHEREAS, prior to Closing, Paradigm will cause Paradigm ND to (a) transfer the Exemplary Assets into a newly formed Delaware limited liability company that is a wholly- owned subsidiary of Paradigm ND (“Exemplary” and, together with Sacagawea and Three Bears, the “Paradigm Companies”) and (b) distribute 100% of the Equity Interest of Exemplary (“Exemplary Interests”) to Paradigm, such that immediately prior to Closing Exemplary will be wholly-owned by Paradigm.

WHEREAS, at or immediately prior to the Closing, the Parties shall form “Scramble Pipeline LLC” (or such other name as the Parties may agree), as a Delaware limited liability company (“Pipeline LLC”);

WHEREAS, at the Closing, the Parties shall make the following contributions to Pipeline LLC:

(i)    Paradigm shall contribute the Sacagawea Interests, the Three Bears Interests and the Exemplary Interests (collectively, the “the Paradigm Interests”) to Pipeline LLC as an initial capital contribution in exchange for 50% of the Equity Interest in Pipeline LLC; and

(ii)    PSXP will make a cash contribution to Pipeline LLC as an initial capital contribution in exchange for 50% of the Equity Interest in Pipeline LLC; and

WHEREAS, at or immediately prior to the Closing, the Parties shall form “Scramble Terminal LLC” (or such other name as the Parties may agree), as a Delaware limited liability company (“Terminal LLC”);

WHEREAS, at the Closing, the Parties shall make the following contributions to Terminal LLC:

(i)PSXP shall contribute all of the Mountrail Interests and the PSXP Real Property Interests to Terminal LLC as an initial capital contribution in exchange for the Percentage Interest of the Equity Interest in Terminal LLC; and

(ii)Paradigm will make a cash contribution to Terminal LLC as an initial capital contribution in exchange for the value of one hundred percent (100%) minus the Percentage Interest of the Equity Interest in Terminal LLC; and

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions.    The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accessing Party” has the meaning ascribed to such term in Section 6.3(a).

“Accounting Arbitrator” has the meaning ascribed to such term in Section 2.4(b).

“Additional Paradigm Parties” means Paradigm CM, Stonepeak Paradigm Holdings, LLC and Troy Andrews and any additional parties to the Transaction Documents that are Paradigm Affiliates, other than Pipeline LLC and Terminal LLC.

“Additional PSXP Parties” means PSX, PSX Operating and any additional parties to the Transaction Documents that are PSXP Affiliates, other than Pipeline LLC and Terminal LLC.

“Affidavit of Non-Foreign Status” means an Affidavit of Non-Foreign Status in substantially the form of Exhibit J that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2).

“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person.

“Agreement” has the meaning ascribed to such term in the preamble.

“Assets” means, collectively, the PSXP Assets and the Paradigm Assets.

“Business Day” means any day other than (a) a day on which commercial banks in New York, New York are required or authorized to be closed for business and (b) a Saturday, a Sunday or a day observed as a holiday in New York, New York under the applicable Laws of the State of New York or the United States of America.

“Business Opportunity Agreement” means a Business Opportunity Agreement by and among PSX, PSXP, Troy Andrews and Paradigm, substantially in the form attached as Exhibit K.

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Paradigm and PSX, dated June 20, 2014.

“Construction Management Agreement - Pipeline” means a Construction Management Agreement by and between Paradigm CM and Pipeline LLC, substantially in the form attached as Exhibit L or in such other form as the Parties may agree.

“Construction Management Agreement - Terminal” means a Construction Management Agreement by and between PSX Operating and Terminal LLC, substantially in the form of the Construction Management Agreement – Pipeline or in such other form as the Parties may agree.

“Contract” means any agreement, contract, lease, sublease, easement, right-of-way, indenture, mortgage, license, concession, commitment, promise or undertaking (whether written or oral and whether express or implied).

“Control” and its derivatives, mean the possession, directly or indirectly, of the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the management and policies of a Person.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities that are customarily obtained after transfers comparable to the transactions contemplated hereby, excluding any such consents that are required to be delivered as a condition to Closing pursuant to Sections 7.1(b), 7.1(c), 7.2(b) and 7.2(c).

“Deed” means the Deed by and between PSXP and Terminal LLC of the PSXP Real Property Interests in substantially the form attached hereto as Exhibit W.

“Defensible Title” shall mean good and defensible title that is free and clear of all Liens other than Permitted Asset Liens.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation and any Rights with respect thereto and (b) with respect to a limited liability company, any and all units, membership interests or other limited liability company interests of such limited liability company and any Rights with respect thereto.

“Estimated Paradigm Closing Cash Contribution” has the meaning ascribed to such term in Section 2.3.

“Estimated Pipeline Closing Statement” has the meaning ascribed to such term in Section 2.3.

“Estimated PSXP Closing Cash Contribution” has the meaning ascribed to such term in Section 2.3.

“Estimated Terminal Closing Statement” has the meaning ascribed to such term in Section 2.3.

“Exemplary” has the meaning ascribed to such term in the recitals.

“Exemplary Assets” means the Paradigm Keene Terminal and the Watford Express Pipeline and any property owned, leased, occupied, supplied to or used by Exemplary with respect to the Exemplary Assets, including:
(a)    the Exemplary Real Property Interests;

(b)    the Exemplary Rights-of-Way;

(c)    the Exemplary Personal Property;

(d)    the Exemplary Permits;

(e)    the Exemplary Records; and

(f)    the Exemplary Surface Rights Agreements.

“Exemplary Contracts” has the meaning ascribed to such term in Section 4.7(a).

“Exemplary Interests” has the meaning ascribed to such term in the recitals.

“Exemplary Permits” has the meaning ascribed to such term in Section 4.6(a).

“Exemplary Project” means that certain development plan described on Exhibit N.

“Exemplary Personal Property” means all right, title and interest of Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, in and to all equipment, machinery, and other tangible and intangible personal property, which are either located on the Exemplary Real Property

Interests or the Exemplary Rights-of-Way on the Closing Date, used or held for use primarily in connection with the Exemplary Project, or are otherwise described on Exhibit A-1.
“Exemplary Real Property Interests” means fee simple title in and to those tracts of land more particularly described on Exhibit A-2.

“Exemplary Records” means all right, title and interest of Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating the Exemplary Assets.

“Exemplary Rights-of-Way” means the easements, rights-of-way, licenses, servitudes, and other surface rights more particularly described in Exhibit A-3.

“Exemplary Surface Rights Agreements” means all right, title and interest of Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, in and to the surface agreements described on Exhibit A-4.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, (i) with respect to a corporation, its charter and bylaws, or equivalent governing documents and (ii) with respect to a limited liability company, its certificate of formation and its operating agreement, or equivalent governing documents.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission or other state agency with jurisdiction over gas pipelines, Gathering, compression or gas transport systems, FERC, or any comparable authority), (d) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (e) any arbitrator with authority to bind a party at law.

“Income Tax” means any Tax imposed on net income or profits, including all net income, profits, earnings, capital gain, gross receipts, excess profits or any other similar Tax imposed by a Governmental Authority, including any related interest, fines or penalties.

“Indemnified Party” means a Paradigm Indemnified Party or a PSXP Indemnified Party.

“Indemnifying Party” has the meaning ascribed to such in term in Section 10.4.

“Indemnity Claim” has the meaning ascribed to such term in Section 10.4.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos, assumed names, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and domain names and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Knowledge” means, (a) with respect to Paradigm, the actual knowledge of each person listed on Schedule 1.1(a), and (b) with respect to PSXP, the actual knowledge of each person listed on Schedule 1.1(b).

“Law” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority.

“Liabilities” means liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, Proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting any Proceeding.

“Lien” means any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), other possessory interest, adverse claim or encumbrance or charge of any kind.

“Material Adverse Effect” means, with respect to any Person or Persons, any event, effect or development that is materially adverse to the business, financial condition or operations of such Person or Persons, taken as a whole; provided, however, that a “Material Adverse Effect” shall not be deemed to have occurred as a result of any of the following (either alone or in combination) (i) changes in the oil and gas midstream industry generally, (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to by PSXP pursuant to Section 6.1(b) or the taking of any action expressly consented to by Paradigm pursuant to Section 6.2(b) and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; except that, with respect to clauses (i), (ii) and (iii) above, to the extent that the effects of such event, effect or development are disproportionately adverse to the financial condition, results of operation or business of such Person or Persons, taken as a whole, as compared to other companies in the industry in which such Person or Persons operate in the United States.

“MBPD” means one thousand barrels per day.

“Mountrail” has the meaning ascribed to such term in the recitals.

“Mountrail Assets” means any property owned, leased, occupied, supplied to or used by Mountrail with respect to the Mountrail Assets, including:

(g)    the Mountrail Permits;

(h)    the Mountrail Records;

(i)    the Mountrail Rights-of-Way;

(j)    the Mountrail Personal Property; and

(k)    the Mountrail Surface Rights Agreements.

“Mountrail Contracts” has the meaning ascribed to such term in Section 5.7.

“Mountrail Interests” has the meaning ascribed to such term in the recitals.

“Mountrail Permits” has the meaning ascribed to such term in Section 5.6(a).

“Mountrail Personal Property” means all right, title and interest of Mountrail in and to all equipment, machinery, and other tangible and intangible personal property, which are located on the Mountrail Rights-of-Way on the Closing Date, used or held for use primarily in connection with the PSXP Project, or are otherwise described on Exhibit D-1.

“Mountrail Records” means all right, title and interest of Mountrail in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating to the PSXP Assets.

“Mountrail Rights-of-Way” means the easements, rights-of-way, licenses, servitudes, and other surface rights more particularly described in Exhibit D-3.

“Mountrail Surface Rights Agreements” means all right, title and interest of Mountrail in and to the surface agreements described on Exhibit D-4.

“Non-Income Tax” means any Tax other than an Income Tax or a Transaction Tax, including any excise Tax, federal and state environmental Tax, state and local sales and use Tax, oil company gross receipt or franchise Tax, business and occupation Tax, state and local product Tax, state and local inspection fees, and state and local oil spill Tax or fees.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.4(b).

“Open Season” has the meaning ascribed to such term in Section 7.1(e).

“Operating Agreement - Pipeline” means an Operating Agreement by and between PSX Operating and Pipeline LLC, substantially in the form attached as Exhibit M or such other form as the Parties may agree.
“Operating Agreement - Terminal” means an Operating Agreement by and between PSX Operating and Terminal LLC, substantially in the form of the Operating Agreement – Pipeline or such other form as the Parties may agree.

“Paradigm” has the meaning ascribed to such term in the preamble.

“Paradigm Draft Budget” means the capital budget for fiscal years 2014 – 2015 setting forth the anticipated capital expenditures for the Sacagawea Project, attached hereto as Exhibit U.

“Paradigm Assets” means, collectively, the Exemplary Assets, the Sacagawea Assets and the Three Bears Assets.

“Paradigm Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement of the Paradigm Interests by and between Paradigm and Pipeline LLC substantially in the form attached as Exhibit H.

“Paradigm Closing Cash Contribution” has the meaning ascribed to such term in Section 2.1(b)(ii).

“Paradigm Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“Paradigm CM” means the Affiliate of Paradigm designated as “Construction Manager” under the Construction Management Agreement – Pipeline.

“Paradigm Companies” has the meaning ascribed to such term in the recitals.

“Paradigm Contracts” means, collectively, the Exemplary Contracts, the Sacagawea Contracts and the Three Bears Contracts.

“Paradigm Indemnified Parties” has the meaning ascribed to such term in Section 10.2.

“Paradigm Insurance Policies” has the meaning ascribed to such term in Section 4.11.

“Paradigm Interests” has the meaning ascribed to such term in the recitals.

“Paradigm ND” has the meaning ascribed to such term in the recitals.

“Paradigm Project” means, collectively, the Exemplary Project, the Sacagawea Project and the Three Bears Project, and “each Paradigm Project” means each of the Exemplary Project, the Sacagawea Project and the Three Bears Project.

“Paradigm Rights-of-Way” means, collectively, the Exemplary Rights-of-Way, the Sacagawea Rights-of-Way and the Three Bears Rights-of-Way.

“Paradigm Surface Rights Agreements” means, collectively, the Exemplary Surface Rights Agreements, the Sacagawea Surface Rights Agreements and the Three Bears Surface Rights Agreements.
“Parties” means PSXP and Paradigm, collectively, and “Party” refers to either of them, individually.

“Percentage Interests” has the meaning ascribed to such term in Section 2.2(b)(i).

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises, exemptions, variances and similar rights and privileges granted by a Governmental Authority.

“Permitted Asset Liens” means:

(l)    Liens for Taxes or assessments not yet due or delinquent;

(m)    Customary Post-Closing Consents;

(n)    conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(o)    such title defects as either Party may waive in writing;

(p)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any of the Assets in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(q)    rights of a common owner of any interest in any Paradigm Rights-of-Way or Mountrail Rights-of-Way, as applicable, to the extent that the same does not materially impair the use or operation of the Assets, as applicable, as currently used and operated;

(r)    easements, conditions, covenants, restrictions, servitudes, permits, rights- of-way, surface leases and other rights affecting the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights- of-way, facilities, and equipment, in each case, that do not materially impair the use, ownership or operation of the Assets (as currently owned and operated) or reduce the share of revenues or increase the share of costs with respect to the Assets that must be borne by Pipeline LLC or Terminal LLC, as applicable;

(s)    vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or are being contested in good faith by appropriate proceedings;
(t)    any Liens affecting the Assets which are discharged by such contributing Party or its Affiliates at or prior to Closing;

(u)    any Liens arising under original purchase price conditional sales contracts and equipment leases with other Persons entered into in the ordinary course of business; and

(v)    any title defects or Liens that do not, individually or in the aggregate, materially detract from the value, use or occupancy of the Paradigm Assets, taken as a whole, or the PSXP Assets taken as a whole.

“Permitted Liens” means:

(w)    Liens pursuant to this Agreement;

(x)    Liens pursuant to the Governing Documents of Mountrail or any Paradigm Company, as applicable; and

(y)    Liens pursuant to securities Law.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Pipeline Closing Statement” has the meaning ascribed to such term in Section 2.4(a).

“Pipeline LLC” has the meaning ascribed to such term in the recitals.

“Pipeline LLC Agreement” has the meaning ascribed to such term in Section 2.1(c).

“Pipeline Certificate of Formation” has the meaning ascribed to such term in Section 2.1(a).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any bankruptcy, civil, criminal, administrative, environmental, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“PSX” means Phillips 66 Company.

“PSX Operating” means Phillips 66 Pipeline LLC.

“PSXP” has the meaning ascribed to such term in the preamble.

“PSXP Assets” means the PSXP Real Property Interests and the Mountrail Assets.
“PSXP Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement of the Mountrail Interests by and between PSXP and Terminal LLC substantially in the form attached as Exhibit I.

“PSXP Closing Cash Contribution” has the meaning ascribed to such term in Section 2.1(b)(ii).

“PSXP Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).

“PSXP Draft Budget” means the capital budget for fiscal years 2014 – 2016, setting forth the anticipated capital expenditures for the PSXP Project, attached hereto as Exhibit V.

“PSXP Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“PSXP Insurance Policies” has the meaning ascribed to such term in Section 5.11.

“PSXP Project” means that certain development plan described on Exhibit Q.

“PSXP Real Property Interests” means fee simple title in and to those tracts of land more particularly described on Exhibit D -2.

“Real Property Assets” has the meaning ascribed to such term in Section 4.5(j).

“Resolution Period” has the meaning ascribed to such term in Section 2.4(b).

“Review Period” has the meaning ascribed to such term in Section 2.4(b).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Sacagawea” has the meaning ascribed to such term in the recitals.

“Sacagawea Assets” means any property owned, leased, occupied, supplied to or used by Sacagawea with respect to the Sacagawea Assets, including:
(z)    the Sacagawea Real Property Interests;
(aa)    the Sacagawea Rights-of-Way;
(bb)    the Sacagawea Personal Property;
(cc)    the Sacagawea Permits;

(dd)    the Sacagawea Records; and
(ee)    the Sacagawea Surface Rights Agreements.
“Sacagawea Contract” has the meaning ascribed to such term in Section 4.7(b).

“Sacagawea Interests” has the meaning ascribed to such term in the recitals.

“Sacagawea Permits” has the meaning ascribed to such term in Section 4.6(a).
“Sacagawea Personal Property” means all right, title and interest of Sacagawea in and to all equipment, machinery, and other tangible and intangible personal property, which are either located on the Sacagawea Real Property Interests or the Sacagawea Rights-of-Way on the Closing Date, used or held for use primarily in connection with the Sacagawea Project, or are otherwise described on Exhibit B-1.

“Sacagawea Project” means that certain development plan described on Exhibit O.

“Sacagawea Real Property Interests” means fee simple title in and to those tracts of land more particularly described on Exhibit B-2.

“Sacagawea Records” means all right, title and interest of Sacagawea in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents);
(B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating to the Sacagawea Assets.

“Sacagawea Rights-of-Way” means the easements, rights-of-way, licenses, servitudes, and other surface rights more particularly described in Exhibit B-3.

“Sacagawea Surface Rights Agreements” means all right, title and interest of Sacagawea in and to the surface agreements described on Exhibit B-4.

“Schedules” means the schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to the a Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person’s property remaining after such transaction would constitute unreasonably small capital.

“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.
“Submission Deadline Date” has the meaning ascribed to such term in Section 2.4(b).

“Tax” means any and all (i) taxes, fees, duties and other assessments, including license, registration, payroll, employment, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment or other withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, abandoned property, forfeitures, escheat, alternative or add-on minimum or estimated taxes or other tax of any kind whatsoever imposed by any Governmental Authority, including any related interest, fines or penalties, and (ii) liability for the items listed in (i) imposed on another party by Law or contract.

“Tax Return” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, or other filing provided to any Governmental Authority.

“Terminal Certificate of Formation” has the meaning ascribed to such term in Section 2.2(a).

“Terminal Closing Statement” has the meaning ascribed to such term in Section 2.4(a).

“Terminal LLC” has the meaning ascribed to such term in the recitals.

“Terminal LLC Agreement” has the meaning ascribed to such term in Section 2.2(c).

“Termination Date” has the meaning ascribed to such term in Section 9.1(b).

“Third Party” means any Person other than the Parties or any of their respective Affiliates.

“Three Bears” has the meaning ascribed to such term in the recitals.

“Three Bears Assets” means, the Little Missouri Explorer Pipeline and any property owned, leased, occupied, supplied to or used by Three Bears with respect to the Three Bears Assets, including:
(ff)    the Three Bears Real Property Interests;
(gg)    the Three Bears Rights-of-Way;
(hh)    the Three Bears Personal Property;

(i)	the Three Bears Permits;
(jj)    the Three Bears Records; and

(kk)    the Three Bears Surface Rights Agreements.

“Three Bears Contracts” has the meaning ascribed to such term in Section 4.7(c).
“Three Bears Interests” has the meaning ascribed to such term in the recitals.

“Three Bears Joint Venture Interest” means the rights of Three Bears under that certain Joint Venture Agreement dated as of May 23, 2014 between Three Bears and Dakota Bear LLC.

“Three Bears Permits” has the meaning ascribed to such term in Section 4.6(c).

“Three Bears Personal Property” means all right, title and interest of Three Bears in and to all equipment, machinery, and other tangible and intangible personal property, which are either located on the Three Bears Real Property Interests or the Three Bears Rights-of-Way on the Closing Date, used or held for use primarily in connection with the Three Bears Project, or are otherwise described on Exhibit C-1.

“Three Bears Project” means that certain development plan described on Exhibit P.

“Three Bears Real Property Interests” means fee simple title in and to those tracts of land more particularly described on Exhibit C-2.

“Three Bears Records” means all right, title and interest of Three Bears in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating the Three Bears Assets.

“Three Bears Rights-of-Way” means the easements, rights-of-way, licenses, servitudes, and other surface rights more particularly described in Exhibit C-3.

“Three Bears Surface Rights Agreements” means all right, title and interest of Three Bears in and to the surface agreements described on Exhibit C-4.

“Transaction Documents” means the Pipeline LLC Agreement, the Terminal LLC Agreement, the Paradigm Assignment and Assumption Agreement, the PSXP Assignment and Assumption Agreement, the Operating Agreement – Pipeline, the Operating Agreement – Terminal, the Construction Management Agreement – Pipeline, the Construction Management Agreement – Terminal, the Business Opportunity Agreement, the Transfer Restrictions Agreement, the Transportation Services Agreement – Pipeline and the Transportation Services Agreement – Terminal.

“Transaction Tax” means all required documentary, filing, recording, registration, transfer or stamp duty Tax, sale and use Tax, any goods and services Tax and similar duty and other fees and expenses imposed by any Governmental Authority with respect to the transactions described in this Agreement, including any related interest, fines or penalties.

“Transfer Restrictions Agreement” means a Transfer Restrictions Agreement by and among PSXP, Paradigm, and Stonepeak Paradigm Holdings, LLC, substantially in the form attached as Exhibit T.
“Transportation Services Agreement – Pipeline” means a Transportation Services Agreement between PSX and Sacagawea, substantially in the form attached as Exhibit R.

“Transportation Services Agreement – Terminal” means a Transportation Services Agreement between PSX and Terminal LLC, in a form agreed upon by the Parties and containing the terms and conditions set forth in that certain letter agreement dated as of September 19, 2014 between Paradigm and PSX.

“Unattained PSXP Real Property Assets” has the meaning ascribed to such term in Section 5.5(d).

“Unattained Sacagawea Real Property Assets” has the meaning ascribed to such term in Section 4.5(k).

1.2    Construction.    Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to this Agreement, herein, hereby, hereunder and hereof, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited, (c) references to Articles, Sections, and Exhibits refer to Articles, Sections, and Exhibits of this Agreement, (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law, (e) references to money refer to legal currency of the United States of America, (f) the word “including” (in its various forms) means “including, without limitation,” (g) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms, (h) each accounting term not defined herein will have the meaning given it under GAAP, (i) headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement, (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, (k) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day, and (l) the terms “ordinary course” or “ordinary course of business” shall be deemed to refer to the conduct of the Parties with respect to the Assets in the ordinary course consistent with past practice.

ARTICLE 2

FORMATION, CONTRIBUTION AND SPECIAL DISTRIBUTION

2.1    Formation of Pipeline LLC.

(a)Immediately prior to the Closing, the Parties shall file a certificate of formation with respect to Pipeline LLC in the form attached hereto as Exhibit E (the “Pipeline Certificate of Formation”) with the Secretary of State of the State of Delaware.

(b)At the Closing, the Parties shall make the following initial capital contributions:
(i)Paradigm shall contribute the Paradigm Interests to Pipeline LLC in exchange for 50% of the Equity Interest in Pipeline LLC on the Closing Date; and
(ii)PSXP shall make a cash contribution to Pipeline LLC of an amount equal to the actual development costs paid by Paradigm and its Affiliates and attributable to the development of the Paradigm Assets at the time of Closing in    accordance    with    the    Paradigm    Projects    (the    “PSXP Closing Cash Contribution”), subject to adjustment at the Closing pursuant to Section 2.4, in immediately available funds, to a bank account of Pipeline LLC designated by the Parties not less than three (3) Business Days prior to the Closing Date, in exchange for 50% of the Equity Interest in Pipeline LLC on the Closing Date.
(c)At Closing, the Parties shall each execute and deliver the limited liability company agreement in the form attached hereto as Exhibit G (the “Pipeline LLC Agreement”).

2.2	Formation of Terminal LLC.
(a)Immediately prior to the Closing, the Parties shall file a certificate of formation with respect to Terminal LLC in substantially the form of the Pipeline Certificate of Formation or as otherwise agreed to by the Parties (the “Terminal Certificate of Formation”) with the Secretary of State of the State of Delaware.
(b)At the Closing, the Parties shall make the following initial capital contributions:

(i)    PSXP shall contribute the Mountrail Interests and the PSXP Real Property Interests to Terminal LLC in exchange for the Equity Interest in Terminal LLC on the Closing Date determined as follows: (1) if the aggregate volume of binding commitments (including any commitment by PSXP or its Affiliates) as a result of the Open Season on the Sacagawea Assets is less than 100 MBPD, then PSXP shall receive Equity Interests in Terminal LLC equal to 70%; (2) if the aggregate volume of binding commitments (including any commitment by PSXP or its Affiliates) as a result of the Open Season on the Sacagawea Assets is equal to 100 MBPD or greater but less than 110 MBPD, then PSXP shall receive Equity Interests in Terminal LLC equal to 60%; and (3) if the aggregate volume of binding commitments (including any commitment by PSXP or its Affiliates) as a result of the Open Season on the Sacagawea Assets is equal to or exceeds 110 MBPD, then PSXP shall receive Equity Interests in Terminal LLC equal to 50% (PSXP’s Equity Interest in Terminal LLC determined pursuant to this Section 2.2(b), the “Percentage Interest”); and

(ii)    Paradigm shall make a cash contribution to Terminal LLC of an amount equal to (A) the actual development and acquisition costs paid by PSXP and its Affiliates and attributable to the development of the PSXP Asset at the time of Closing in accordance with the PSXP Project divided by the Percentage Interest, multiplied by (B) the value of 100% minus the Percentage Interest (the “Paradigm Closing Cash Contribution”), subject to adjustment at the Closing pursuant to Section 2.4, in immediately available funds, to a bank account of Terminal LLC designated by the Parties not less than three Business Days prior to the Closing Date, in exchange for a percentage of the Equity Interest in Terminal LLC equal to 100% minus the Percentage Interest on the Closing Date.

(c)    At Closing, the Parties shall each execute and deliver the limited liability company agreement of Terminal LLC in substantially the form of the Pipeline LLC Agreement or as otherwise agreed to by the Parties (the “Terminal LLC Agreement”).

2.3    Closing Statement.    Not less than 15 Business Days prior to the Closing, (a) Paradigm shall prepare and submit to PSXP a draft closing statement (the “Estimated Pipeline Closing Statement”) that sets forth its good faith estimate of the PSXP Closing Cash Contribution (the “Estimated PSXP Closing Cash Contribution”) and (b) PSXP shall prepare and submit to Paradigm a draft closing statement (the “Estimated Terminal Closing Statement”) that sets forth its good faith estimate of the Paradigm Closing Cash Contribution (the “Estimated Paradigm Closing Cash Contribution”). Within five Business Days of receipt of the Estimated Pipeline Closing Statement by PSXP and the Estimated Terminal Closing Statement by Paradigm the receiving Party will deliver to the other Party a written report containing any changes with an explanation therefor that such receiving Party proposes to be made to the Estimated Pipeline Closing Statement or the Estimated Terminal Closing Statement, as applicable. The Estimated Pipeline Closing Statement and the Estimated Terminal Closing Statement, as agreed upon by the Parties, will be used to determine the Estimated PSXP Closing Cash Contribution to be paid by PSXP at Closing and the Estimated Paradigm Closing Cash Contribution to be paid by Paradigm at Closing. If the Parties cannot agree on the Estimated Pipeline Closing Statement or the Estimated Terminal Closing Statement prior to the Closing, the Estimated Pipeline Closing Statement, as presented by Paradigm, will be used to determine the Estimated PSXP Closing Cash Contribution and the Estimated Terminal Closing Statement, as presented by PSXP, will be used to determine the Estimated Paradigm Closing Cash Contributions.

2.4	Post-Closing Purchase Price Adjustment.

(a)    As promptly as practicable after the Closing Date, and in any event not later than 60 days after the Closing Date, (a) Paradigm shall prepare and submit to PSXP a closing statement (the “Pipeline Closing Statement”) that sets forth the amount of the PSXP Closing Cash Contribution and (b) PSXP shall prepare and submit to Paradigm a closing statement (the “Terminal Closing Statement”) that sets forth the amount of the Paradigm Closing Cash Contribution.

(b)    PSXP shall have 30 days from the receipt of the Pipeline Closing Statement and Paradigm shall have 30 days from the receipt of the Terminal Closing Statement (the “Review Period”) to review such Pipeline Closing Statement and Terminal Closing Statement, as applicable. In connection with (i) PSXP’s review of, and in the case of any dispute with respect to, the Pipeline Closing Statement and (ii) Paradigm’s review of, and in the case of any dispute with respect to, the Terminal Closing Statement, each Party shall provide to the other Party and its authorized representatives (1) access to the relevant books and records of such Party and its Affiliates and authorized representatives, including the work papers of such authorized representatives, and (2) any other information that relates to the Pipeline Closing Statement that is reasonably requested and is relevant to the calculation of the PSXP Closing Cash Contribution and the Terminal Closing Statement that is reasonably requested and is relevant to the calculation of the Paradigm Closing Cash Contribution, as applicable. Unless PSXP provides written notice to Paradigm of its disagreement as to one or more items included in the Pipeline Closing Statement or Paradigm provides written notice to PSXP of its disagreement as to one or more items included in the Terminal Closing Statement (“Notice of Disagreement”) prior to the expiration of the Review Period, the Pipeline Closing Statement with respect to PSXP and the Terminal Closing Statement with respect to Paradigm shall become final and binding on each Party. A Notice of Disagreement shall set forth all disputed items in the calculation of the PSXP Closing Cash Contribution or the Paradigm Closing Cash Contribution, as applicable, together with the proposed changes thereto. If either Party has delivered a timely Notice of Disagreement, then the Parties shall use their good faith efforts to reach written agreement on the disputed items. If all of the disputed items have not been resolved by the 30th day following the receipt of the Notice of Disagreement (the “Resolution Period”), then the remaining disputed items may be submitted by the Parties to binding arbitration by Ernst & Young or such other independent, nationally recognized accounting firm as may be selected by the Parties (the “Accounting Arbitrator”). The Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work to be performed by the Accounting Arbitrator shall be paid 50% by PSXP and 50% by Paradigm. The Parties shall provide information regarding the disputed items, and such supporting material as they deem reasonably appropriate, to the Accounting Arbitrator within five Business Days of the appointment of such Accounting Arbitrator (the “Submission Deadline Date”), and each Party shall provide a contemporaneous copy to the other Party of the disputed items (and supporting material, if any) submitted to the Accounting Arbitrator. The Accounting Arbitrator shall then prepare and deliver to the Parties a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by the Parties) of the PSXP Closing Cash Contribution and the Paradigm Closing Cash Contribution, as applicable, including the disputed items, within 60 days following the Submission Deadline Date, which determination will be final, binding and conclusive on the Parties as to such disputed items.

(c)    If the PSXP Closing Cash Contribution, as finally determined pursuant to the provisions of Section 2.4(b), is greater than as set forth on the Estimated Pipeline Closing Statement, PSXP shall promptly make a cash contribution to Pipeline LLC of an amount equal to the difference between the PSXP Closing Cash Contribution and the Estimated PSXP Closing Cash Contribution, to a bank account of Pipeline LLC designated by the Parties. If the Paradigm Closing Cash Contribution, as finally determined pursuant to the provisions of Section 2.4(b), is greater than as set forth on the Estimated Terminal Closing Statement, Paradigm shall promptly make a cash contribution to Terminal LLC of an amount equal to the difference between the Estimated Paradigm Closing Cash Contribution and the Paradigm Closing Cash Contribution, to a bank account of Terminal LLC designated by the Parties. If the PSXP Closing Cash Contribution, as finally determined pursuant to the provisions of Section 2.4(b), is less than as set forth on the Estimated Pipeline Closing Statement, the Parties shall cause Pipeline LLC to promptly make a distribution to an account designated by PSXP of an amount equal to the difference between the Estimated PSXP Closing Cash Contribution and the PSXP Closing Cash Contribution. If the Paradigm Closing Cash

Contribution, as finally determined pursuant to the provisions of Section 2.4(b), is less than as set forth on the Estimated Terminal Closing Statement, the Parties shall cause Terminal LLC to promptly make a distribution to an account designated by Paradigm of an amount equal to the difference between the Estimated Paradigm Closing Cash Contribution and the Paradigm Closing Cash Contribution. Any payment or distribution, as applicable, to be made pursuant to this Section 2.4(c) shall be made by wire transfer of immediately available funds within five (5) Business Days of the date the amount of the PSXP Closing Cash Contribution or the Paradigm Closing Cash Contribution is agreed or finally determined pursuant to the provisions of Section 2.4(b).    Any payment by PSXP to Pipeline LLC under this Section 2.4(c) shall be treated as an increase in the PSXP Closing Cash Contribution pursuant to Section 2.1(b)(ii). Any payment by Paradigm to Terminal LLC under this Section 2.4(c) shall be treated as an increase in the Paradigm Closing Cash Contribution pursuant to Section 2.2(b)(ii).

ARTICLE 3

CLOSING

3.1    Closing. The closing of the transactions contemplated by this Agreement (the
“Closing”) shall be held at the offices of Bracewell & Giuliani, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 on the third Business Day following the date on which all of the conditions to Closing set forth in ARTICLE 7 have been satisfied or waived, at 10:00 a.m., Houston time, or such other place, date and time as may be mutually agreed to in writing by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

3.2    Deliveries of Paradigm at Closing.

(a)    At the Closing, upon the terms and subject to the conditions of this Agreement, Paradigm shall deliver or cause to be delivered the following with respect to Pipeline LLC:

(i)    a counterpart of the Paradigm Assignment and Assumption Agreement, duly executed by Paradigm;

(ii)    a counterpart of the Pipeline LLC Agreement, duly executed by Paradigm;

(iii)    a counterpart of the Construction Management Agreement – Pipeline, duly executed by Paradigm CM;

(iv)    an Affidavit of Non-Foreign Status, duly executed by Paradigm;

(v)    the minute books and other organizational books and records in Paradigm’s or its Affiliates’ possession and relating to the Paradigm Assets or the Paradigm Companies;

(vi)    the certificate of formation of each Paradigm Company, certified by the applicable Secretary of State of the state of formation;

(vii)    the consent and waiver by Grey Wolf Midstream, LLC described in Section 7.1(f); and

(viii)    a counterpart of the Transportation Services Agreements – Pipeline, duly executed by Sacagawea.

(b)    At the Closing, upon the terms and subject to the conditions of this Agreement, Paradigm shall deliver or cause to be delivered the following with respect to Terminal LLC:

(i)    a counterpart of the Terminal LLC Agreement, duly executed by Paradigm; and

(ii)    a wire transfer to Terminal LLC, in an amount equal to the Estimated Paradigm Closing Cash Contribution in immediately available funds.

(c)    At the Closing, upon the terms and subject to the conditions of this Agreement, Paradigm shall deliver or cause to be delivered the following with respect to Pipeline LLC and Terminal LLC:
(i)    counterparts of the Business Opportunity Agreement, duly executed by each of Paradigm and Troy Andrews;

(ii)    counterparts of the Transfer Restrictions Agreement, duly executed by each of Paradigm and Stonepeak Paradigm Holdings, LLC;

(iii)    the Paradigm Closing Certificate;

(iv)    a certificate from the Secretary of Paradigm certifying and attaching a copy of the resolutions or written consent of the governing body of Paradigm approving this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby;

(v)    a certificate of good standing for Paradigm and each Paradigm Company from the applicable authority of the state of formation, dated within ten days prior to Closing; and

(vi)    all other documents required to be delivered by Paradigm to PSXP at the Closing pursuant to this Agreement.

3.3    Deliveries of PSXP at Closing.
(a)    At the Closing, upon the terms and subject to the conditions of this Agreement, PSXP shall deliver or cause to be delivered the following with respect to Pipeline LLC:

(i)a counterpart of the Pipeline LLC Agreement, duly executed by PSXP;

(ii)a counterpart of the Operating Agreement – Pipeline, duly executed by PSX Operating;

(iii)a counterpart of the Transportation Services Agreement – Pipeline, duly executed by PSX; and

(iv)a wire transfer to Pipeline LLC, in an amount equal to the Estimated PSXP Closing Cash Contribution in immediately available funds.

(b)    At the Closing, upon the terms and subject to the conditions of this Agreement, PSXP shall deliver or cause to be delivered the following with respect to Terminal LLC:

(i)a counterpart of the PSXP Assignment and Assumption Agreement, duly executed by PSXP;

(ii)a counterpart of the Deed, duly executed by PSXP;

(iii)a counterpart of the Operating Agreement – Terminal, duly executed by PSX Operating;

(iv)a counterpart of the Construction Management Agreement – Terminal, duly executed by PSX Operating;

(v)a counterpart of the Terminal LLC Agreement, duly executed by PSXP;

(vi)a counterpart of the Transportation Services Agreement – Terminal, duly executed by PSX;

(vii)an Affidavit of Non-Foreign Status, duly executed by PSXP;

(viii)the minute books and other organizational books and records in PSXP’s or its Affiliates’ possession and relating to the PSXP Assets; and

(ix)the certificate of formation of Mountrail, certified by the applicable Secretary of State of the state of formation.
(c)    At the Closing, upon the terms and subject to the conditions of this Agreement, PSXP shall deliver or cause to be delivered the following with respect to Pipeline LLC and Terminal LLC:
(i)    counterparts    of    the    Business    Opportunity    Agreement,    duly executed by each of PSX and PSXP;

(ii)    a counterpart of the Transfer Restrictions Agreement, duly executed by PSXP;

(iii)    the PSXP Closing Certificate;

(iv)    a certificate from the Secretary of PSXP certifying and attaching a copy of the resolutions or written consent of the governing body of PSXP approving this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby;

(v)    a certificate of good standing for PSXP and Mountrail from the applicable authority of the state of formation, dated within ten days prior to Closing; and

(vi)    all other documents required to be delivered by PSXP to Paradigm at the Closing pursuant to this Agreement.

3.4    Deliveries of Pipeline LLC at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall cause Pipeline LLC to deliver the following:

(a)    a counterpart of the Paradigm Assignment and Assumption Agreement, duly executed by Pipeline LLC;

(b)    a counterpart of the Operating Agreement - Pipeline, duly executed by Pipeline LLC; and

(c)    a counterpart of the Construction Management Agreement - Pipeline, duly executed by Pipeline LLC.

3.5    Deliveries of Terminal LLC at Closing.    At the Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall cause Terminal LLC to deliver the following:

(a)    a counterpart of the PSXP Assignment and Assumption Agreement, duly executed by Terminal LLC;

(b)    a counterpart of the Deed, duly executed by Terminal LLC;

(c)    a counterpart of the Operating Agreement – Terminal, duly executed by Terminal LLC;

(d)    a counterpart of the Construction Management Agreement – Terminal, duly executed by Terminal LLC; and

(e)    a counterpart of the Transportation Services Agreement – Terminal, duly executed by Terminal LLC.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARADIGM

Except as set forth in the Schedules delivered to PSXP by Paradigm on the date hereof, Paradigm represents and warrants to PSXP as of the date hereof and as of the Closing as follows:

4.1    Organization.

(a)    Paradigm is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Paradigm Interests and to carry on its business as now conducted. Sacagawea is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Sacagawea Assets and to carry on its business as now conducted. Three Bears is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the Three Bears Assets and to carry on its business as now conducted. At the Closing, Exemplary will be a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite limited liability company power and authority to own the Exemplary Assets and to carry on its business as now conducted. Each Paradigm Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified would not have a Material Adverse Effect on such Paradigm Company.

(b)    Exemplary will be formed immediately prior to Closing solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents. Exemplary has no assets or Liabilities other than those associated with the Exemplary Assets. Sacagawea has no assets or Liabilities other than those associated with the Sacagawea Assets. Three Bears has no assets or Liabilities other than those associated with the Three Bears Assets. Other than Permitted Asset Liens, there are no Liens on any of the assets of Exemplary, Sacagawea or Three Bears.

4.2    Authority and Approval; Enforceability.    Paradigm has full limited liability company power and authority to execute and deliver this Agreement and, subject to the satisfaction of the condition set forth in Section 7.2(e), the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed. The execution and delivery of this Agreement and, subject to the satisfaction of the condition set forth in Section 7.2(e), the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed have been duly authorized and approved by all requisite limited liability company action of Paradigm. This Agreement and each of the Transaction Documents to which Paradigm or the Additional Paradigm Parties is a party is, or when executed will be, duly executed and delivered by Paradigm or the Additional Paradigm Parties, as applicable, and, assuming this Agreement and each of the Transaction Documents to which Paradigm is a party have been duly authorized, executed and delivered by PSXP or the Additional PSXP Parties, as the case may be, constitute the valid and legally binding obligation of Paradigm or the Additional Paradigm Parties, as applicable, enforceable against Paradigm or the additional Paradigm Parties, as applicable, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3    No Conflict; Consents.

(a)    Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by Paradigm and the Additional Paradigm Parties does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of Paradigm or the Additional Paradigm Parties, (ii) violate any provision of any Law applicable to Paradigm, Pipeline LLC, the Paradigm Interests, the Mountrail Interests, the PSXP Assets, the Paradigm Companies, or the Paradigm Assets; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Contract or other instrument to which Paradigm, Paradigm ND or any Paradigm Company is bound, or to which, immediately after the Closing, Pipeline LLC will be bound or violate any Permit held by Paradigm, any Paradigm Company or that will be held by Pipeline LLC immediately after the Closing, related to the Paradigm Assets.

(b)    Except as set forth on Schedule 4.3(b), no consent, approval, license, permit, order or authorization of any Governmental Authority is required in connection with the execution, delivery, and performance by Paradigm of this Agreement and the Transaction Documents except (i) as have been waived or obtained or (ii) with respect to which the time for asserting such right has expired.

4.4    Assets.

(a)    Exhibit A-1 sets forth a list and description that is true and correct in all material respects of all the Exemplary Personal Property as of the date hereof.

(b)    Exhibit B-1 sets forth a list and description that is true and correct in all material respects of all the Sacagawea Personal Property as of the date hereof.

(c)    Exhibit C-1 sets forth a list and description that is true and correct in all material respects of all the Three Bears Personal Property as of the date hereof.

(d)    Exhibit A-2 sets forth a true and correct list and description of all real estate owned in fee that comprises all of the Exemplary Real Property Interests, as of the date hereof.

(e)    Exhibit B-2 sets forth a true and correct list and description of all real estate owned in fee that comprises all of the Sacagawea Real Property Interests, as of the date hereof.

(f)    Exhibit C-2 sets forth a true and correct list and description of all real estate owned in fee that comprises all of the Three Bears Real Property Interests, as of the date hereof.

(g)    Exhibit A-3 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume page number) of all the Exemplary Rights-of-Way, as of the date hereof.

(h)    Exhibit B-3 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume page number) of all the Sacagawea Rights-of-Way, as of the date hereof.

(i)    Exhibit C-3 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume page number) of all the Three Bears Rights-of-Way, as of the date hereof.

(j)    Exhibit A-4 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume and page number) of all the Exemplary Surface Rights Agreements, as of the date hereof.

(k)    Exhibit B-4 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume and page number) of all the Sacagawea Surface Rights Agreements, as of the date hereof.

(l)    Exhibit C-4 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume and page number) of all the Three Bears Surface Rights Agreements, as of the date hereof.

(m)    Except as set forth in Schedule 4.4(m), there are no preferential rights of purchase or consent rights of any Person that are applicable to the Paradigm Assets due to the transactions contemplated hereby.

4.5    Title. Except as set forth on Schedule 4.5:

(a)    Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, has Defensible Title to the Exemplary Real Property Interests and the Exemplary Rights- of-Way.

(b)    Sacagawea has Defensible Title to the Sacagawea Real Property Interests and the Sacagawea Rights-of-Way.

(c)    Three Bears has Defensible Title to the Three Bears Real Property Interests and the Three Bears Rights-of-Way.

(d)    There is no default with respect to any of the Exemplary Real Property Interests or Exemplary Rights-of-Way, which default could reasonably be expected to result in a termination or loss of any of such Exemplary Real Property Interests or Exemplary Rights-of- Way.

(e)    There is no default with respect to any of the Sacagawea Real Property Interests or Sacagawea Rights-of-Way, which default could reasonably be expected to result in a termination or loss of any of such Sacagawea Real Property Interests or Sacagawea Rights-of- Way.

(f)    There is no default with respect to any of the Three Bears Real Property Interests or Three Bears Rights-of-Way, which default could reasonably be expected to result in a termination or loss of any of such Three Bears Real Property Interests or Three Bears Rights- of-Way.

(g)    There are no obligations under the terms of the instruments creating the possessory interests of Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, in the Exemplary Real Property Interests or the Exemplary Rights-of-Way requiring the payment of any money to permit the continued use of the rights granted by such instruments.

(h)    There are no obligations under the terms of the instruments creating the possessory interests of Sacagawea in the Sacagawea Real Property Interests or the Sacagawea Rights-of-Way requiring the payment of any money to permit the continued use of the rights granted by such instruments.
(i)    There are no obligations under the terms of the instruments creating the possessory interests of Three Bears in the Three Bears Real Property Interests or the Three Bears Rights-of-Way requiring the payment of any money to permit the continued use of the rights granted by such instruments.
(j)    Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, owns in fee or has a valid interest in, as applicable, all tracts of land, easements, rights-of- way, licenses, servitudes, and other surface rights (collectively, “Real Property Assets”) necessary to develop, own, and operate the Exemplary Assets, other than as indicated in the Exemplary Project.
(k)    Sacagawea owns in fee or has a valid interest in, as applicable, all Real Property Assets necessary to develop, own, and operate the Sacagawea Assets, other than as indicated in the Sacagawea Project (such unattained Real Property Assets, the “Unattained Sacagawea Real Property

Assets”). Reasonable estimates of the cost to obtain all such Unattained Sacagawea Real Property Assets are included in the Paradigm Draft Budget.

(l)    Three Bears owns in fee or has a valid interest in, as applicable, all Real Property Assets necessary to develop, own, and operate the Three Bears Assets, other than as indicated in the Three Bears Project.

(m)    Paradigm ND, as of the date hereof, and Exemplary, as of the Closing Date, has a good and marketable title to the Exemplary Personal Property free and clear of all Liens other than Permitted Asset Liens.

(n)    Sacagawea has a good and marketable title to the Sacagawea Personal Property free and clear of all Liens other than Permitted Asset Liens.

(o)    Three Bears has a good and marketable title to the Three Bears Personal Property free and clear of all Liens other than Permitted Asset Liens.

4.6    Permits.

(a)    Schedule 4.6(a) sets forth a true and complete list of all of the material Permits relating to the Exemplary Assets to which Paradigm ND is a party as of the date hereof, and to which Exemplary will be a party as of the Closing Date (the “Exemplary Permits”). Except as set forth on Schedule 4.6(a): (i) Paradigm ND validly holds the Exemplary Permits as of the date hereof, and Exemplary will validly hold the Exemplary Permits as of the Closing Date and (ii) Paradigm ND has not received any written notification concerning any violations with respect to any of the Exemplary Permits as of the date hereof, and Paradigm ND has not, and to Paradigm’s Knowledge Exemplary has not, received any written notification concerning any violations with respect to any of the Exemplary Permits as of the Closing Date.

(b)    Schedule 4.6(b) sets forth a true and complete list of all of the material Permits relating to the Sacagawea Assets to which Sacagawea is a party as of the date hereof (the “Sacagawea Permits”). Except as set forth on Schedule 4.6(b): (i) Sacagawea validly holds the Sacagawea Permits and (ii) Paradigm has not, and to Paradigm’s Knowledge Sacagawea has not, received any written notification concerning any violations with respect to any of the Sacagawea Permits.

(c)    Schedule 4.6(c) sets forth a true and complete list of all of the material Permits relating to the Three Bears Assets to which Three Bears is a party as of the date hereof (the “Three Bears Permits”). Except as set forth on Schedule 4.6(c): (i) Three Bears validly holds the Three Bears Permits and (ii) Paradigm has not, and to Paradigm’s Knowledge Three Bears has not, received any written notification concerning any violations with respect to any of the Three Bears Permits.

(d)    Schedule 4.6(d) sets forth a true and complete list as of the date hereof of all of the material Permits required to complete the Sacagawea Project, other than the Sacagawea Permits.

4.7    Contracts.

(a)    Schedule 4.7(a) sets forth a true and complete listing, as of the date hereof, of (i) the Contracts relating to the Exemplary Assets to which Paradigm ND is a party as of the date hereof, and to which Exemplary will be a party as of the Closing Date and (ii) the Contracts by which the Exemplary Assets are otherwise bound (the “Exemplary Contracts”). Paradigm has provided PSXP with a true and complete copy of each Exemplary Contract, including all amendments thereto. The Exemplary Contracts are in full force and effect as to Paradigm ND or the applicable Affiliate of Paradigm as of the date hereof and as to Exemplary as of the Closing Date, and to Paradigm’s Knowledge, as to each counterparty (excluding any Exemplary Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.7(a), there exist no defaults under the Exemplary Contracts by Paradigm ND or any Affiliate thereof as of the date hereof, by Exemplary as of the Closing Date, and to Paradigm’s Knowledge, by any other Person that is a party to such Exemplary Contracts. Except as set forth on Schedule 4.7(a), neither Paradigm ND nor its Affiliates as of the date hereof nor Exemplary as of the Closing Date has given or received any written notice of any material disputes under any Exemplary Contract. Neither Paradigm ND nor its Affiliates as of the date hereof nor Exemplary as of the Closing Date has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Exemplary Contract.

(b)    Schedule 4.7(b) sets forth a true and complete listing of the Governing Documents of Sacagawea and, as of the date hereof, the Contracts to which Sacagawea is a party or by which the Sacagawea Assets are otherwise bound (collectively, the “Sacagawea Contracts”). Paradigm has provided PSXP with a true and complete copy of each Sacagawea Contract, including all amendments thereto. The Sacagawea Contracts are in full force and effect as to Sacagawea, Paradigm, and Affiliates of Paradigm, as applicable, and to Paradigm’s Knowledge, as to each counterparty (excluding any Sacagawea Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.7(b), there exist no defaults under the Sacagawea Contracts by Sacagawea, Paradigm, or any Affiliate of Paradigm, and to Paradigm’s Knowledge, by any other Person that is a party to such Sacagawea Contracts. Except as set forth on Schedule 4.7(b), neither Sacagawea, Paradigm, nor any Affiliate of Paradigm has given or received any written notice of any material disputes under any Sacagawea Contract. None of Sacagawea, Paradigm, nor any Affiliate of Paradigm has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Sacagawea Contract.

(c)    Schedule 4.7(c) sets forth a true and complete listing, as of the date hereof, of the Contracts to which Three Bears is a party or by which the Three Bears Assets are otherwise bound (the “Three Bears Contracts”). Paradigm has provided PSXP with a true and complete copy of each Three Bears Contract, including all amendments thereto. The Three Bears Contracts are in full force and effect as to Three Bears, and to Paradigm’s Knowledge, as to each counterparty (excluding any Three Bears Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.7(c), there exist no defaults under the Three Bears Contracts by Three Bears, and to Paradigm’s Knowledge, by any other Person that is a party to such Three Bears Contracts. Except as set forth on Schedule 4.7(c), Three Bears has not given or received any written notice of any material disputes under any Three Bears Contract. Three Bears has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Three Bears Contract.

4.8    Taxes. Except as set forth on Schedule 4.8:

(a)    All Tax Returns with respect to the (i) Sacagawea Interests, (ii) Three Bears Interests, (iii) Exemplary Interests, (iv) Paradigm Companies, (v) Exemplary Assets, (vi) Three Bears Joint Venture Interest and (vii) Three Bears Assets, have been timely filed. Such Tax Returns are true, correct and complete in all material respects.

(b)    All Taxes (whether or not reflected on a Tax Return) due and owing with respect to the (i) Sacagawea Interests, (ii) Three Bears Interests, (iii) Exemplary Interests, (iv) Paradigm Companies, (v) Exemplary Assets, (vi) Three Bears Joint Venture Interest and (vii) Three Bears Assets have been timely paid to the appropriate Governmental Authority. There are no Liens for Taxes on any of the (i) Sacagawea Interests, (ii) Three Bears Interests, (iii) Exemplary Interests, (iv) Paradigm Assets,(v) Exemplary Assets, (vi) Three Bears Joint Venture Interests or (vii) Three Bears Assets.

(c)    There is no Proceeding pending or threatened in writing for any Taxes with respect to the (i) Sacagawea Interests, (ii) Three Bears Interests, (iii) Exemplary Interests, (iv) Paradigm Companies, (v) Exemplary Assets, (vi) Three Bears Joint Venture Interest or (vii) Three Bears Assets.

(d)    None of the Paradigm Companies nor the Three Bears Joint Venture is a party to any Tax sharing agreement and otherwise has any contractual obligation to indemnify any Person with respect to Taxes.

(e)    Each of Sacagawea and the Three Bears Joint Venture is, and has been since the date of its formation, a partnership, and each of Exemplary and Three Bears is , and has been since the date of its formation, an entity disregarded as separate from its owner, for U.S. federal income Tax purposes.

4.9    Litigation; Compliance with Laws. Except as set forth on Schedule 4.9:

(a)    There is no Proceeding pending or, to Paradigm’s Knowledge, threatened
(i) against Paradigm or any of its Affiliates that questions or involves the validity or enforceability of any obligations of Paradigm under this Agreement or any of the Transaction Documents to which any such Person is a party or (ii) against or affecting (a) Paradigm ND as of the date hereof with respect to the Exemplary Assets, (b) any Paradigm Company or (c) any of the Paradigm Assets.

(b)    There are no judgments, orders, decrees or injunctions of any Governmental Authority, or, to Paradigm’s Knowledge, sought by any Governmental Authority, whether at Law or in equity, (i) against or affecting any of the Paradigm Assets or (ii) that questions or involves the validity or enforceability of any obligations of Paradigm under this Agreement or any of the Transaction Documents to which such entity is a party.

(c)    Paradigm has been and is in compliance in all material respects with applicable Laws with respect to (i) the ownership of the Paradigm Interests and (ii) the Exemplary Assets, as the date hereof, and to Paradigm’s Knowledge, each Paradigm Company is in compliance in all material respects with applicable Laws with respect to the Paradigm Assets.

4.10    Employees and Employee Benefits. None of the Paradigm Companies has, or has ever had, any employees.

4.11    Insurance.    Schedule 4.11 sets forth all insurance policies of Paradigm, the Paradigm Companies or any of their respective Affiliates that provide coverage with respect to the Paradigm Assets (including amounts and types of coverage) (the “Paradigm Insurance Policies”).    All of the Paradigm Insurance Policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies. There is no claim pending under any of the Paradigm Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Paradigm Insurance Policies. No such policyholder has received any written notice of cancellation of any of the Paradigm Insurance Policies, that any Paradigm Insurance Policy will not be renewed or that any underwriter or issuer of any of the Paradigm Insurance Policies is unable or unwilling to perform its obligations thereunder.

4.12    Intellectual Property.    Except as otherwise set forth on Schedule 4.12, neither Paradigm, the Paradigm Companies nor any of their respective Affiliates own any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Paradigm Assets. To Paradigm’s Knowledge, the use of the Paradigm Assets does not materially conflict with any Intellectual Property of any Third Parties.

4.13    Solvency.    Paradigm and each Paradigm Company is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.

4.14    Brokerage Arrangements. Neither Paradigm nor any Paradigm Company have entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which Pipeline LLC, Terminal LLC or PSXP would be responsible.

4.15    Subsidiaries.    None of the Paradigm Companies has, or has ever had, any subsidiaries.

4.16    Bank Accounts. Each bank account owned by a Paradigm Company is set forth on Schedule 4.16.

4.17    Independent Investigation. Paradigm is sophisticated in the evaluation, purchase, ownership and operation of oil and gas midstream assets, gas gathering pipelines and related facilities. In making its decision to enter into this Agreement, and to consummate the transaction contemplated hereby and thereby, Paradigm, except to the extent of the express representations, warranties, covenants and agreements of PSXP and the Additional PSXP Parties contained in this Agreement and the Transaction Documents, or in the schedules delivered in connection herewith and therewith, (a) has relied or shall rely on its own independent investigation and evaluation of the PSXP Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by PSXP, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the PSXP Assets.

4.18    Financing. Paradigm has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable Paradigm to fund the Estimated Paradigm Closing Cash Contribution and its other obligations as of Closing under the Transaction Documents.

4.19    Accredited Investor. Paradigm is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, as amended, and will acquire its Equity Interest in Pipeline LLC and Terminal LLC for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. Paradigm acknowledges that the Equity Interest in Pipeline LLC and Terminal LLC received in exchange for its capital contribution will not be registered under the Securities Act or any applicable state securities Law, and that the Equity Interest in Pipeline LLC and Terminal LLC may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

4.20    Investment Company. Neither Paradigm nor any of its Affiliates is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.21    Ownership and Transfer of the Paradigm Interest.    Paradigm is the owner of record of (i) the Sacagawea Interests representing 88% of the issued and outstanding Equity Interest of Sacagawea, (ii) at Closing, the Exemplary Interests representing 100% of the issued and outstanding Equity Interest of Exemplary and (iii) the Three Bears Interests representing 100% of the issued and outstanding Equity Interest of Three Bears. Grey Wolf Midstream, LLC is the owner of record of 12% of the issued and outstanding Equity Interest of Sacagawea. Paradigm has good and valid title to the Sacagawea Interests and the Three Bears Interests, and at Closing, will have good and valid title to the Exemplary Interests, in each case, free and clear of any and all Liens other than Permitted Liens and transfer restrictions imposed pursuant to applicable securities Laws. Paradigm has the requisite power and authority to sell, assign, transfer, convey and deliver the Paradigm Interests to Pipeline LLC. There are no outstanding options or warrants to purchase, or other securities convertible into, Equity Interests of the Paradigm Companies.

4.22    Disclaimer.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY PARADIGM OR THE ADDITIONAL PARADIGM PARTIES IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (i) PARADIGM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) PARADIGM EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PSXP OR ANY ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PSXP BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF PARADIGM OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY PARADIGM OR THE ADDITIONAL PARADIGM PARTIES IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARADIGM EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF THE PARADIGM ASSETS OR FUTURE REVENUES GENERATED BY THE PARADIGM ASSETS; (iii) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE PARADIGM ASSETS; (iv) THE VOLUMES OF HYDROCARBONS AVAILABLE TO THE PARADIGM ASSETS; (v) TITLE TO, OR THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF, THE PARADIGM ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY PSXP THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED BY PARADIGM IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, PIPELINE LLC WILL BE DEEMED TO BE OBTAINING THE PARADIGM ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND PSXP HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PSXP DEEMS APPROPRIATE; (vi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PSXP OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM EXHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PSXP

Except as set forth in the Schedules delivered to Paradigm by PSXP on the date hereof, PSXP represents and warrants to Paradigm as of the date hereof and as of the Closing as follows:

5.1    Organization.

(a)    PSXP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as now conducted. Mountrail is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own the PSXP Assets, as the date hereof, and the Mountrail Assets, as of the Closing, and to carry on its business as now conducted. Mountrail is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Mountrail.

(b)    Mountrail has no assets or Liabilities other than those associated with the Mountrail Assets. Other than Permitted Asset Liens, there are no Liens on any of the PSXP Assets.

5.2    Authority and Approval; Enforceability. PSXP has full limited partnership power and authority to execute and deliver this Agreement and, subject to the satisfaction of the condition set forth in Section 7.1(e), the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed. The execution and delivery of this Agreement and, subject to the satisfaction of the condition set forth in Section 7.1(e), the Transaction Documents to which PSXP is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed have been duly authorized and approved by all requisite limited partnership action of PSXP. This Agreement and each of the Transaction Documents to which PSXP or the Additional PSXP Parties is a party is, or when executed will be, duly executed and delivered by PSXP or the Additional PSXP Parties, as applicable, and, assuming this Agreement and each of the Transaction Documents to which PSXP is a party have been duly authorized, executed and delivered by Paradigm and the Additional Paradigm Parties, as the case may be, constitute the valid and legally binding obligation of PSXP or the Additional PSXP Parties, as applicable, enforceable against PSXP or the Additional PSXP Parties, as applicable, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3    No Conflict; Consents.

(a)    Except as set forth on Schedule 5.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by PSXP and the Additional PSXP Parties do not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of PSXP or the Additional PSXP Parties, (ii) violate any provision of any Law applicable to PSXP, Terminal LLC, the Paradigm Interests, the Mountrail Interests, Mountrail, or the PSXP Assets; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Contract or other instrument to which PSXP or Mountrail is bound, or to which, immediately after the Closing, Terminal LLC will be bound or violate any Permit held by Mountrail or that will be held by Terminal LLC immediately after the Closing, related to the PSXP Assets.

(b)    Except as set forth on Schedule 5.3(b), no consent, approval, license, permit, order or authorization of any Governmental Authority is required in connection with the execution, delivery, and performance by PSXP of this Agreement and the Transaction Documents except (i) as have been waived or obtained or (ii) with respect to which the time for asserting such right has expired.

5.4    Assets.

(a)    Exhibit D-1 sets forth a list and description that is true and correct in all material respects of all the Mountrail Personal Property as of the date hereof.

(b)    Exhibit D-2 sets forth a true and correct list and description of all real estate owned in fee that comprises all of the PSXP Real Property Interests as of the date hereof.

(c)    Exhibit D-3 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee, recording volume number, recording volume page number) of all the Mountrail Rights-of-Way as of the date hereof.

(d)    Exhibit D-4 sets forth a true and correct list and summary description (including location by state, county and township, date, grantor, grantee) of all the Mountrail Surface Rights Agreements as of the date hereof.

(e)    Except as set forth in Schedule 5.4(e), there are no preferential rights of purchase or consent rights of any Person that are applicable to the PSXP Assets due to the transactions contemplated hereby.

5.5    Title. Except as set forth on Schedule 5.5:

(a)    Mountrail, as of the date hereof, and PSXP, as of the Closing Date, has Defensible Title to the PSXP Real Property Interests, and Mountrail has Defensible Title to the Mountrail Rights-of-Way.

(b)    There is no default with respect to any of the PSXP Real Property Interests or Mountrail Rights-of-Way, which default could reasonably be expected to result in a termination or loss of any of such PSXP Real Property Interests or Mountrail Rights-of-Way.

(c)    There are no obligations under the terms of the instruments creating the possessory interests of Mountrail, as of the date hereof, and PSXP, as of the Closing Date, in the PSXP Real Property Interests, or of Mountrail in the Mountrail Rights-of-Way requiring the payment of any money to permit the continued use of the rights granted by such instruments.

(d)    PSXP and Mountrail, collectively, own in fee or have a valid interest in, as applicable, all Real Property Assets necessary to develop, own, and operate the PSXP Assets, other than as indicated in the PSXP Project (such unattained Real Property Assets, the “Unattained PSXP Real Property Assets”). Reasonable estimates of the cost to obtain all such Unattained PSXP Real Property Assets are included in the PSXP Draft Budget.

(e)    Mountrail has a good and marketable title to the Mountrail Personal Property free and clear of all Liens other than Permitted Asset Liens.

5.6    Permits.

(a)    Schedule 5.6(a) sets forth a true and complete list of all of the material Permits relating to the PSXP Assets to which Mountrail is a party as of the date hereof (the “Mountrail Permits”). Except as set forth on Schedule 5.6(a): (i) Mountrail validly holds the Mountrail Permits and (ii) PSXP has not, and to PSXP’s Knowledge Mountrail has not, received any written notification concerning any violations with respect to any of the Mountrail Permits.

(b)    Schedule 5.6(b) sets forth a true and complete list as of the date hereof of all of the material Permits required to complete the PSXP Project, other than the Mountrail Permits.

5.7    Contracts. Schedule 5.7 sets forth a true and complete listing of the Governing Documents of Mountrail. Schedule 5.7 sets forth a true and complete listing, as of the date hereof, of the Contracts to which Mountrail is a party or by which the PSXP Assets are otherwise bound (collectively, the “Mountrail Contracts”). PSXP has provided Paradigm with a true and complete copy of each Mountrail Contract, including all amendments thereto. The Mountrail Contracts are in full force and effect as to Mountrail and to PSXP’s Knowledge, as to each counterparty (excluding any Mountrail Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 5.7, there exist no defaults under the Mountrail Contracts by Mountrail and to PSXP’s Knowledge, by any other Person that is a party to such Mountrail Contracts. Except as set forth on Schedule 5.7, Mountrail has not given or received any written notice of any material disputes under any Mountrail Contract. Mountrail has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Mountrail Contract.
5.8    Taxes. Except as set forth on Schedule 5.8:

(a)    All Tax Returns with respect to (i) the Mountrail Interests, (ii) Mountrail and (iii) the PSXP Assets, have been timely filed. Such Tax Returns are true, correct and complete in all material respects.

(b)    All Taxes (whether or not reflected on a Tax Return) due and owing with respect to (i) the Mountrail Interests, (ii) Mountrail and (iii) the PSXP Assets, have been timely paid to the appropriate Governmental Authority. There are no Liens for Taxes on any of (i) the Mountrail Interests, (ii) Mountrail and (iii) the PSXP Assets.

(c)    There is no Proceeding pending or threatened in writing for any Taxes with respect to (i) the Mountrail Interests, (ii) Mountrail and (iii) the PSXP Assets.

(d)    Mountrail is not a party to any Tax sharing agreement and it does not otherwise have any contractual obligation to indemnify any Person with respect to Taxes.

(e)    Mountrail is, and has been since the date of its formation, an entity disregarded as separate from its owner, for U.S. federal income Tax purposes.

5.9    Litigation; Compliance with Laws. Except as set forth on Schedule 5.9:

(a)    There is no Proceeding pending or, to PSXP’s Knowledge, threatened (i) against PSXP or any of its Affiliates that questions or involves the validity or enforceability of any obligations of PSXP under this Agreement or any of the Transaction Documents to which any such Person is a party or (ii) against or affecting (A) Mountrail or (B) any of the PSXP Assets.

(b)    There are no judgments, orders, decrees or injunctions of any Governmental Authority, or, to PSXP’s Knowledge, sought by any Governmental Authority, whether at Law or in equity, (i) against or affecting any of the PSXP Assets or (ii) that questions or involves the validity or enforceability of any obligations of PSXP under this Agreement or any of the Transaction Documents to which such entity is a party.
(c)    To PSXP’s Knowledge, (i) PSX has been and is in compliance in all material respects with applicable Laws with respect to the ownership of the Mountrail Interests as of the date hereof and (ii) Mountrail is in compliance in all material respects with applicable Laws with respect to the PSXP Assets.
5.10    Employees and Employee Benefits. Mountrail does not have, and has never had, any employees.
5.11    Insurance. Schedule 5.11 sets forth all insurance policies of PSXP and Mountrail or any of their respective Affiliates that provide coverage with respect to the PSXP Assets (including amounts and types of coverage) (the “PSXP Insurance Policies”). All of the PSXP Insurance Policies

are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies. There is no claim pending under any of the PSXP Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such PSXP Insurance Policies. No such policyholder has received any written notice of cancellation of any of the PSXP Insurance Policies, that any PSXP Insurance Policy will not be renewed or that any underwriter or issuer of any of the PSXP Insurance Policies is unable or unwilling to perform its obligations thereunder.

5.12    Intellectual Property.    Except as otherwise set forth on Schedule 5.12, neither PSXP, Mountrail nor any of their respective Affiliates own any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the PSXP Assets. To PSXP’s Knowledge, the use of the PSXP Assets does not materially conflict with any Intellectual Property of any Third Parties.

5.13    Solvency. PSXP and Mountrail are, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.

5.14    Brokerage Arrangements. Neither PSXP nor Mountrail have entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which Pipeline LLC, Terminal LLC or Paradigm would be responsible.

5.15    Subsidiaries. Mountrail does not have, and has never had, any subsidiaries.

5.16    Bank Accounts. As of the date hereof, each bank account owned by Mountrail is set forth on Schedule 5.16.

5.17    Independent Investigation.    PSXP is sophisticated in the evaluation, purchase, ownership and operation of oil and gas midstream assets, gas gathering pipelines and related facilities. In making its decision to enter into this Agreement, and to consummate the transaction contemplated hereby and thereby, PSXP, except to the extent of the express representations, warranties, covenants and agreements of Paradigm and the Additional Paradigm Parties contained in this Agreement and the Transaction Documents, or in the schedules delivered in connection herewith and therewith, (a) has relied or shall rely on its own independent investigation and evaluation of the Paradigm Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Paradigm, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Paradigm Assets.

5.18    Financing. PSXP has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable PSXP to fund the Estimated PSXP Closing Cash Contribution and its other obligations as of Closing under the Transaction Documents.

5.19    Accredited Investor. PSXP is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, as amended, and will acquire its Equity Interest in Pipeline LLC and Terminal LLC for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. PSXP acknowledges that the Equity Interest in Pipeline LLC and Terminal LLC received in exchange for its capital contribution will not be registered under the Securities Act or any applicable state securities Law, and that the Equity Interest in Pipeline LLC and Terminal LLC may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

5.20    Investment Company. Neither PSXP nor any of its Affiliates is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

5.21    Ownership and Transfer of the Mountrail Interests. As of Closing, PSXP is the owner of record of the Mountrail Interests representing 100% of the issued and outstanding Equity Interest of Mountrail. PSXP will, as of Closing, have good and valid title to the Mountrail Interests free and clear of any and all Liens other than Permitted Liens and transfer restrictions imposed pursuant to applicable securities Laws. PSXP will, as of Closing, have the requisite power and authority to sell, assign, transfer, convey and deliver the Mountrail Interests to Terminal LLC. There are no outstanding options or warrants to purchase, or other securities convertible into, Equity Interests of Mountrail.

5.22    Disclaimer.

(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY PSXP OR THE ADDITIONAL PSXP PARTIES IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (i) PSXP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) PSXP EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PARADIGM OR ANY ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PARADIGM BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF PSXP OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY PSXP OR THE ADDITIONAL PSXP PARTIES IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PSXP EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF

THE PSXP ASSETS OR FUTURE REVENUES GENERATED BY THE PSXP ASSETS; (iii) THE TRANSPORTATION, PROCESSING, STORAGE OR GATHERING OF HYDROCARBONS FROM OR IN THE PSXP ASSETS; (iv) THE VOLUMES OF HYDROCARBONS AVAILABLE TO THE PSXP ASSETS; (v) TITLE TO, OR THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF, THE MOUNTRAIL INTERESTS OR THE PSXP ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY PARADIGM THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED BY PSXP IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, TERMINAL LLC WILL BE DEEMED TO BE OBTAINING THE MOUNTRAIL INTERESTS AND THE PSXP ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND PARADIGM HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PARADIGM DEEMS APPROPRIATE; (vi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PARADIGM OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM EXHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE 6

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1    Operation of the Paradigm Assets.

(a)    Except as provided in this Agreement or as consented to in writing by PSXP, during the period from the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement, Paradigm shall, and shall cause Paradigm ND and each Paradigm Company, to:

(i)    own, maintain and develop the Paradigm Assets in the ordinary course of business;

(ii)    communicate regularly with PSXP and keep PSXP advised of any material developments relating to the Paradigm Assets; and

(iii)    use commercially reasonable efforts to pursue the development of the Paradigm Project, including making capital expenditures in respect of the Sacagawea Project in accordance with the Paradigm Draft Budget.

(b)    Except as set forth on Schedule 6.1(b), as provided in this Agreement or the Transaction Documents or as consented to in writing by PSXP, during the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, Paradigm shall, and shall cause Paradigm ND and each Paradigm Company to, not do any of the following as it relates to the Paradigm Companies or the Paradigm Assets:

(i)    merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business or amend any Governing Documents of any Paradigm Company;

(ii)    (A) issue any Equity Interest, or effect any change in its capitalization as it exists on the date of this Agreement in the Paradigm Companies, (B) redeem, purchase or otherwise acquire any Equity Interest, (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any Equity Interest, or grant or issue any restricted securities, (D) encumber the Equity Interest of any Paradigm Company or (E) enter into any solvency or bankruptcy proceedings;

(iii)    enter into any Contract (including, in the case of the Paradigm Companies, by the acceptance of the assignment of any Contract), terminate any Paradigm Contract or amend any Paradigm Contract in any material respect, other than any contract entered into with respect to the Open Season;

(iv)    purchase or otherwise acquire (including by merger, consolidation, purchase of assets, lease or otherwise) the business of, or any Equity Interest in, any Person;

(v)    sell, lease or otherwise dispose of any Paradigm Asset that individually has a fair market value of in excess of $500,000;

(vi)    take any action, refrain from taking any action, or enter into any Contract that would result in the imposition of any Lien (other than Permitted Asset Liens) on any of the Paradigm Assets;

(vii)    cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the Paradigm Assets other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(viii)    make any capital expenditures with respect to the Paradigm Assets, other than (A) in the case of the Sacagawea Project, expenditures in accordance with the Paradigm Draft Budget and (B) in the case of the Exemplary Project and the Three Bears Project, expenditures that do not, individually or in the aggregate with all such other expenditures, exceed $1,000,000;

(ix)    purchase any assets relating to the Paradigm Project other than (A) in the case of the Sacagawea Project, purchased in accordance with the Paradigm Draft Budget and (B) in the case of the Exemplary Project and the Three Bears Project, purchases that do not, individually or in the aggregate with all such other purchases, exceed $1,000,000;

(x)    enter into any transactions with any of its Affiliates relating to or affecting the Paradigm Assets, except as contemplated by this Agreement;

(xi)    fail to maintain in full force and effect the Paradigm Insurance Policies; or

(xii)    agree, whether in writing or otherwise, to do any of the foregoing.

6.2    Operation of the PSXP Assets.

(a)    Except as provided in this Agreement or as consented to in writing by Paradigm, during the period from the date of this Agreement through the earlier of the Closing Date and the termination of this Agreement, PSXP shall, and shall cause Mountrail, to:

(i)    own, maintain and develop the PSXP Assets in the ordinary course of business;

(ii)    communicate regularly with Paradigm and keep Paradigm advised of any material developments relating to the PSXP Assets; and

(iii)    use commercially reasonable efforts to pursue the development of the PSXP Project, including making capital expenditures in respect of the PSXP Project in accordance with the PSXP Draft Budget.

(b)    Except as set forth on Schedule 6.2(b), as provided in this Agreement or the Transaction Documents or as consented to in writing by Paradigm, during the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, PSXP shall cause Mountrail to not do any of the following:

(i)    merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business or amend any Governing Documents;

(ii)    (A) issue any Equity Interest, or effect any change in its capitalization as it exists on the date of this Agreement, (B) redeem, purchase or otherwise acquire any Equity Interest, (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any Equity Interest, or grant or issue any restricted securities or (D) enter into any solvency or bankruptcy proceedings;

(iii)    purchase or otherwise acquire (including by merger, consolidation, purchase of assets, lease or otherwise) the business of, or any Equity Interest in, any Person;

(iv)    enter into any Contract, terminate any Mountrail Contract or amend any Mountrail Contract in any material respect;

(v)    sell, lease or otherwise dispose of any PSXP Asset that individually has a fair market value of in excess of $500,000;

(vi)    take any action, refrain from taking any action, or enter into any Contract that would result in the imposition of any Lien (other than Permitted Asset Liens) on any of the PSXP Assets;

(vii)    cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the PSXP Assets other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(viii)    make any capital expenditures with respect to the PSXP Assets, other than expenditures in accordance with the PSXP Draft Budget;

(ix)    purchase any assets relating to the PSXP Project other than in accordance with the PSXP Draft Budget;

(x)    enter into any transactions with any of its Affiliates relating to or affecting the PSXP Assets, except as contemplated by this Agreement;

(xi)    fail to maintain in full force and effect the PSXP Insurance Policies; or

(xii)    agree, whether in writing or otherwise, to do any of the foregoing.

(c)    Except as set forth on Schedule 6.2(c), as provided in this Agreement or the Transaction Documents or as consented to in writing by Paradigm, during the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, PSXP shall not do any of the following as it relates to Mountrail or the PSXP Real Property Interests:

(i)    merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business or amend any Governing Documents;

(ii)    encumber the Mountrail Interests;

(iii)    enter into any Contract with respect to the PSXP Real Property Interests in any material respect;

(iv)    sell, lease or otherwise dispose of any PSXP Real Property Interests that individually has a fair market value of in excess of $500,000;

(v)    take any action, refrain from taking any action, or enter into any Contract that would result in the imposition of any Lien (other than Permitted Asset Liens) on any of the PSXP Assets;

(vi)    cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the PSXP Assets other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(vii)    make any capital expenditures with respect to the PSXP Assets, other than expenditures in accordance with the PSXP Draft Budget;

(viii)    purchase any assets relating to the PSXP Project other than in accordance with the PSXP Draft Budget;

(ix)    enter into any transactions with any of its Affiliates relating to or affecting the PSXP Assets, except as contemplated by this Agreement;

(x)    fail to maintain in full force and effect the PSXP Insurance Policies; or

(xi)    agree, whether in writing or otherwise, to do any of the foregoing.

6.3    Access to Records.

(a)    Between the date hereof and the earlier of the Closing Date or the earlier termination of this Agreement, each Party shall give the other Party (the “Accessing Party”) and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the financial, title, tax, corporate and legal materials and operating data, records and information relating to the Assets, the Paradigm Companies or Mountrail, as applicable, including the work papers used or created by such Party or their representatives, and shall furnish to such Party such other information as it may reasonably request; provided that, with respect to any such data, records and information that is in electronic form, each Party shall use commercially reasonable efforts to make such data, records and information (including the Records) available to the other Party in formats that are acceptable to them; and, provided, further, that each Accessing Party shall not (a) contact clients, customers, suppliers or lenders of the other Party with respect to the transactions contemplated hereby or (b) perform invasive or subsurface investigations of the real property comprising the Assets, as applicable, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Each Party shall, and shall cause its representatives to, comply fully with all rules, regulations, policies and instructions reasonably issued by the other Party and provided to them regarding such Person’s actions while upon, entering or leaving any property. Each Party shall not, and shall cause its representatives not to, unreasonably interfere with the day-to-day operations of the businesses of the other Party in conducting any due diligence activities. Each Party shall have the right to have a representative present at all times of any inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of such Party.

(b)    Each Accessing Party hereby agrees to defend, indemnify and hold harmless the other Party from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violations of such other Party’s or its Affiliate’s rules, regulations or operating policies of which such Accessing Party or the Accessing Party’s representatives and advisors had been informed, in each case arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by such Accessing Party or any Accessing Party’s representative or advisor with respect to the Assets, as applicable, prior to Closing, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT    ORCOMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTIES.

6.4    Regulatory Filings; Consents. Each Party shall each use, and shall cause their respective Affiliates to use, all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the Transaction Documents to which it is a party and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings with respect to the transactions contemplated by this Agreement, provided that, except as specifically provided in this Section 6.4, such assistance shall not be deemed to require an expenditure of money by either Party with respect to consent or approval required to be obtained by any Party or their Affiliates.

6.5    Further Assurances. Upon the request of PSXP or Paradigm at any time on or after the Closing Date, the other Party shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order in order to effectuate the purposes of this Agreement or any of the Transaction Documents or to vest in Pipeline LLC or Terminal LLC (as applicable) all right, title and interest in and to Paradigm Interests, the Mountrail Interests, or the Assets (as applicable), free and clear of all Liens (except Permitted Liens and Permitted Asset Liens).

6.6    Employee Matters.

(a)    For a period of one year beginning as of the date of this Agreement, PSXP agrees that neither PSXP nor any of its Affiliates will, without the prior written consent of Paradigm, solicit to hire or hire (or cause or seek to cause to leave the employ of Paradigm or any of its Affiliates) any person who is an employee of Paradigm or any of its Affiliates that perform services in connection with the Paradigm Assets; provided, however, that (i) the foregoing provision will not prevent PSXP or any of such Affiliates of PSXP from hiring any such person (x) who has been terminated by Paradigm or any of its Affiliates, (y) who has not been employed by Paradigm or any of its Affiliates during the six preceding calendar months, or (z) who seeks employment with PSXP or any of such Affiliates of PSXP as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by PSXP or any of such Affiliates of PSXP, and (ii) a bona fide public advertisement or general solicitation for employment placed by PSXP or any of such Affiliates of PSXP and not specifically targeted at employees of Paradigm or any of its Affiliates shall not constitute a solicitation under this Agreement.

(b) For a period of one year beginning as of the date of this Agreement, Paradigm agrees that neither Paradigm nor any of its Affiliates will, without the prior written consent of PSXP, solicit to hire or hire (or cause or seek to cause to leave the employ of PSXP or any of its Affiliates) any person who is an employee of PSXP or any of its Affiliates that perform services in connection with the PSXP Assets; provided, however, that (i) the foregoing provision will not prevent Paradigm or any of such Affiliates of Paradigm from hiring any such person (x) who has been terminated by PSXP or any of its Affiliates, (y) who has not been employed by PSXP or any of its Affiliates during the six preceding calendar months, or (z) who seeks employment with Paradigm or any of such Affiliates of Paradigm as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by Paradigm or any of such Affiliates of Paradigm, and (ii) a bona fide public advertisement or general solicitation for employment placed by Paradigm or any of such Affiliates of Paradigm and not specifically targeted at employees of PSXP or any of its Affiliates shall not constitute a solicitation under this Agreement.

6.7    Consents. In the case of any Assets constituting Contracts or Permits that require the consent of a Third Party in connection with the transactions contemplated hereby, the Parties will use their reasonable commercial efforts to obtain or cause to be obtained such consents in writing prior to the Closing Date (except for consents customarily obtained after closing in comparable transactions and as agreed by the Parties). Each Party will assist the other Party in such manner as may be reasonably requested in connection with the foregoing, including by participating in discussions and negotiations with all Persons with the authority to grant or withhold such consent, provided, however, that, such assistance will not be deemed to require any expenditure of money on the part of either Party, whether before or after the Closing Date.

6.8    Unrecorded Real Property Interests. Within 15 Business Days of the date of this Agreement, the Parties shall, or shall cause the Paradigm Companies or Mountrail, as applicable, to record in the appropriate county real property records all instruments held by such Person, evidencing ownership by such Person of any Paradigm Rights-of-Way or Mountrail Rights-of- Way or any Paradigm Surface Rights Agreements or Mountrail Surface Rights Agreements that were not recorded as of the date of this Agreement. The Parties shall, or shall cause the Paradigm Companies or Mountrail to, as applicable, record any instruments evidencing ownership of any real estate interests in the Paradigm Assets or the PSXP Assets (as applicable) received after the date of this Agreement promptly after receipt.

6.9    Exemplary. Immediately prior to Closing, Paradigm shall transfer the Exemplary Assets into Exemplary, and Paradigm will cause Paradigm ND to distribute the Equity Interests in Exemplary to Paradigm.

6.10    Exclusivity.    From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each Party shall not, and shall cause their respective Affiliates not to, directly or indirectly (a) solicit or initiate, or encourage the submission of, proposals or offers relating to, (b) respond to any submissions, proposals or offers relating to (other than to inform any person of such Party’s obligations under this paragraph), (c) engage in any negotiations or discussions with any Person relating to or (d) enter into any Contract or otherwise cooperate in any way with any other Person in connection with, in each case, any acquisition, equity investment, merger, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the assets of such Party or any of its Affiliates or all or any portion of the Equity Interest of such Party or any of its Affiliates, in each case, to the extent relating to the Assets, without first obtaining the written approval of the other Parties.

6.11    Assignment of Contracts. Without any additional consideration to Paradigm or its Affiliates, Paradigm shall, and shall cause its applicable Affiliates to, prior to Closing, assign to the applicable Paradigm Company those Contracts listed in Schedule 4.7(a) and Schedule 4.7(b) relating to the Paradigm Assets to which Paradigm or its Affiliates (other than the Paradigm Companies) are parties, as and to the extent necessary to ensure that the appropriate Paradigm Company is a party to such Contract.

ARTICLE 7

CONDITIONS TO CLOSING

7.1    Conditions to the Obligation of PSXP. The obligations of PSXP to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by PSXP:

(a)    The representations and warranties of Paradigm set forth in this Agreement shall be true and correct in all material respects. Paradigm shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Paradigm shall have delivered to PSXP a certificate, dated as of the Closing Date and signed by an authorized officer of Paradigm, confirming the foregoing matters set forth in this Section 7.1(a) (the “Paradigm Closing Certificate”).

(b)    All the consents and approvals of any Governmental Authority set forth on Schedule 7.1(b) and required to be obtained by Paradigm for the consummation of the transactions contemplated in this Agreement shall have been made and obtained and fully executed copies of such consents and approvals shall have been delivered to PSXP.

(c)    The consents of any Person not a Party hereto, other than any Governmental Authority, set forth on Schedule 7.1(c) and required to be obtained by Paradigm or the Paradigm Companies for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to PSXP.

(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)    The open season on the Sacagawea Assets (the “Open Season”) shall have been successfully completed, in PSXP’s sole opinion, and the general partner of PSXP shall have approved of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(f)    (i) Each of Grey Wolf Midstream LLC and the board of managers of Sacagawea shall have issued its unconditional consent to the assignment by Paradigm to Pipeline LLC of the Sacagawea Interests, as contemplated hereby, and (ii) Grey Wolf Midstream LLC shall have irrevocably waived, on behalf of itself and its successors, any right it (or its successors) may have pursuant to Section 9.2 (Right of First Offer) of the Limited Liability Company Agreement of Sacagawea, effective as of August 21, 2014, in respect of any direct or indirect transfer of all or any portion of the Sacagawea Interests by Paradigm or Pipeline LLC to PSXP or an Affiliate of PSXP, in each case, in form reasonably satisfactory to PSXP.

(g)    All of the Exemplary Assets shall have been transferred to Exemplary in form and substance reasonably satisfactory to PSXP.

(h)    Paradigm shall, or shall cause Paradigm ND to, enter into one or more agreements with Pipeline LLC relating to that certain Pipeline Connection Agreement dated as of October 22, 2014 between Bridger Pipeline LLC and Paradigm ND and that certain Paradigm/THPP System Connection Agreement, dated as of May 28, 2014 between Paradigm and Tesoro High Plains Pipeline Company, in form and substance reasonably satisfactory to PSXP.

(i)    Paradigm shall have assigned, or caused to be assigned, to the applicable Paradigm Company all such Contracts pursuant to Section 6.11 in a manner reasonably acceptable to PSXP.

7.2    Conditions to the Obligation of Paradigm. The obligation of Paradigm to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Paradigm:

(a)    The representations and warranties of PSXP set forth in this Agreement shall be true and correct in all material respects. PSXP shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. PSXP shall have delivered to Paradigm a certificate, dated as of the Closing Date and signed by an authorized officer of PSXP, confirming the foregoing matters set forth in this Section 7.2(a) (the “PSXP Closing Certificate”).

(b)    All the consents and approvals of any Governmental Authority set forth on Schedule 7.2(b) and required to be obtained by PSXP for the consummation of the transactions contemplated in this Agreement shall have been made and obtained and fully executed copies of such consents and approvals shall have been delivered to Paradigm.
(c)    The consents of any Person not a Party hereto, other than any Governmental Authority, set forth on Schedule 7.2(c) and required to be obtained by PSXP or Mountrail for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to Paradigm.

(d)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect.

(e)    The Open Season shall have been successfully completed in the sole opinion of the board of managers of Paradigm, and the board of managers of Paradigm shall have approved of the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE 8

TAX MATTERS

8.1    Responsibility for Payment of Taxes and Filing Tax Returns.

(a)    Paradigm will be responsible for all Taxes accrued with respect to the (i) Sacagawea Interests, (ii) Three Bears Interests, (iii) Exemplary Interests, (iv) Exemplary Assets and (v) Three Bears Joint Venture Interest, on or prior to the Closing Date. Paradigm shall cause
(i) Sacagawea to allocate its items of income, gain, loss, deduction or credit in a manner consistent with Code section 706(d) and the Treasury Regulations thereunder as provided in Section 9.5(e) of the Limited Liability Agreement of Sacagawea Pipeline Company, LLC effective as of August 21, 2014 and (ii) the Three Bears Joint Venture to allocate its items of income, gain, loss, deduction or credit in a manner consistent with Code section 706(d) and the Treasury Regulations thereunder. Paradigm will provide such allocations to PSXP for its review and comment within 30 days after the Closing Date and Paradigm and PSXP shall use their reasonable efforts to resolve any disputes regarding the allocations. For any Straddle Period, liability for Non-Income Tax will be apportioned as follows: (i) property and similar ad valorem Tax will be apportioned on a ratable daily basis; and (ii) all other Tax will be apportioned based on an interim closing of the books at the end of the day on the Closing Date. Paradigm will timely remit all Non-Income Taxes with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets and Three Bears Joint Venture Interest due on or prior to the Closing Date. Pipeline LLC will timely remit all Non-Income Taxes with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets and Three Bears Joint Venture Interest due after the Closing Date, and Paradigm shall promptly reimburse Pipeline LLC for any Taxes paid by Pipeline LLC for which Paradigm is responsible pursuant to this Section 8.1(a).

(b)    Paradigm will prepare and timely file all Tax Returns with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets and Three Bears Joint Venture Interest (i) for Non-Income Taxes required to be filed on or before the Closing Date and (ii) for all Income Taxes for taxable periods that end on or prior to the Closing Date. Pipeline LLC will prepare and timely file all Tax Returns for Non-Income Tax with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets and Three Bears Joint Venture Interest required to be filed after the Closing Date and, with respect to any such Tax Return that covers any period or portion thereof prior to the Closing Date, Pipeline LLC shall, at least 5 Business Days prior to filing such Tax Return, provide a copy of each such Tax Return to Paradigm for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Pipeline LLC shall not file or cause the filing of, or amend or cause the amendment of, any Tax Return for Income Tax with respect to the Paradigm Companies for taxable periods ending on or before the Closing Date, without the prior written consent of Paradigm, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    PSXP will be responsible for all Taxes accrued with respect to the (i) Mountrail Interests and (ii) PSXP Assets on or prior to the Closing Date. For any Straddle Period, liability for Non-Income Tax will be apportioned as follows: (i) property and similar ad valorem Tax will be apportioned on a ratable daily basis; and (ii) all other Tax will be apportioned based on an interim closing of the books at the end of the day on the Closing Date. PSXP will timely remit all Non-Income Taxes with respect to the Mountrail Interests and PSXP Assets due on or prior to the Closing Date. Terminal LLC will timely remit all Non-Income Taxes with respect to the Mountrail Interests and PSXP Assets due after the Closing Date, and PSXP shall promptly reimburse Terminal LLC for any Taxes paid by Terminal LLC for which PSXP is responsible pursuant to this Section 8.1(c).

(d)    PSXP will prepare and timely file all Tax Returns with respect to the Mountrail Interests and PSXP Assets (i) for Non-Income Taxes required to be filed on or before the Closing Date and (ii) for all Income Taxes for taxable periods that end on or prior to the Closing Date. Terminal LLC will prepare and timely file all Tax Returns for Non-Income Tax with respect to the Mountrail Interests and PSXP Assets required to be filed after the Closing Date and, with respect to any such Tax Return that covers any period or portion thereof prior to the Closing Date, Terminal LLC shall, at least 5 Business Days prior to filing such Tax Return, provide a copy of each such Tax Return to PSXP and Paradigm for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Terminal LLC shall not file or cause the filing of, or amend or cause the amendment of, any Tax Return for Income Tax with respect to the Mountrail Interests and PSXP Assets for taxable periods ending on or before the Closing Date, without the prior written consent of PSXP and Paradigm, which consent shall not be unreasonably withheld, conditioned or delayed.

8.2	Responsibility for Tax Audits and Contests.

(a)    After the Closing, Pipeline LLC will notify Paradigm within ten (10) Business Days of the receipt of a notice of any proposed assessment or commencement of any Tax Proceeding and of any Tax demand or claim on Pipeline LLC or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for a claim against Paradigm pursuant to Section 8.1; provided that failure to timely provide such notice will not affect the rights of Pipeline LLC under this Agreement, except to the extent Paradigm is materially prejudiced by such delay or omission. Such notice will contain factual information describing the asserted Tax liability in reasonable detail and will include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax.

(b)    Paradigm will control any Proceeding with respect to any Tax or Tax Returns relating to or with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets or Three Bears Joint Venture Interest to the extent relating solely to a period ending on or prior to the Closing, and Pipeline LLC and Paradigm will jointly control any Tax Proceeding for any Straddle Period. Neither Paradigm nor Pipeline LLC will settle any Tax Proceeding in a way that would adversely affect the other without the other’s consent (which consent will not be unreasonably withheld, delayed or conditioned).

(c)    After the Closing, Terminal LLC will notify PSXP and Paradigm within ten (10) Business Days of the receipt of a notice of any proposed assessment or commencement of any Tax Proceeding and of any Tax demand or claim on Terminal LLC or any of its Affiliates that, if determined adversely to the taxpayer or after the lapse of time, could reasonably be grounds for a claim against PSXP pursuant to Section 8.1; provided that failure to timely provide such notice will not affect the rights of Terminal LLC under this Agreement, except to the extent PSXP is materially prejudiced by such delay or omission. Such notice will contain factual information describing the asserted Tax liability in reasonable detail and will include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax.

(d)    PSXP will control any Proceeding with respect to any Tax or Tax Returns relating to or with respect to the Mountrail Interests or PSXP Assets to the extent relating solely to a period ending on or prior to the Closing, and Terminal LLC and PSXP will jointly control any such Tax Proceeding for any Straddle Period. Neither PSXP nor Terminal LLC will settle any Tax Proceeding in a way that would adversely affect the other without the other’s consent (which consent will not be unreasonably withheld, delayed or conditioned) and any settlement or other resolution of such Tax Proceeding with respect to such Straddle Period shall be subject to the consent of Paradigm, not to be unreasonably withheld, conditioned or delayed.

8.3    Cooperation on Tax Returns and Tax Proceedings. Paradigm and Pipeline LLC will make reasonable efforts to cooperate as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any Proceeding with respect to Tax imposed on or with respect to the Paradigm Companies, Sacagawea Interests, Three Bears Interests, Exemplary Interests, the Exemplary Assets or the Three Bears Joint Venture Interest. Such cooperation will include the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. PSXP, Terminal LLC and Paradigm will make reasonable efforts to cooperate as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any Proceeding with respect to Tax imposed on or with respect to the Mountrail Interests and PSXP Assets. Such cooperation will include the retention and (upon the other’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

8.4    Tax Refunds. Paradigm will be entitled to any refund of Tax imposed on or with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets or Three Bears Joint Venture Interest and borne by Paradigm with respect to a period, or portion thereof, ending on or prior to the end of the day on the Closing Date. Pipeline LLC will be entitled to any refund of Tax imposed on or with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets or Three Bears Joint Venture Interest with respect to any Tax period, or portion thereof, beginning after the Closing Date. Refunds for a Straddle Period will be apportioned to the period through the end of the Closing Date and allocated to Paradigm and to the period beginning after the Closing Date and allocated to Pipeline LLC based on the methodology set forth in Section 8.1(a) for Straddle Periods. Each of Paradigm and Pipeline LLC will reasonably cooperate with the other in connection with obtaining any refund of Tax as provided in this Section 8.4. If either Paradigm or Pipeline LLC receives a refund to which the other is entitled, the entity receiving the refund will pay it to the other entitled to the refund within ten (10) Business Days after receipt. PSXP will be entitled to any refund of Tax imposed on or with respect to the Mountrail Interests or PSXP Assets and borne by PSXP with respect to a period, or portion thereof, ending on or prior to the end of the day on the Closing Date. Terminal LLC will be entitled to any refund of Tax imposed on or with respect to the Mountrail Interests or PSXP Assets for any Tax period, or portion thereof, beginning after the Closing Date. Refunds for a Straddle Period will be apportioned to the period through the end of the Closing Date and allocated to PSXP and to the period beginning after the Closing Date and allocated to Terminal LLC based on the methodology set forth in Section 8.1(c) for Straddle Periods. Each of PSXP and Terminal LLC will reasonably cooperate with the other in connection with obtaining any refund of Tax as provided in this Section 8.4. If either PSXP or Terminal LLC receives a refund to which the other is entitled, the entity receiving the refund will pay it to the other entitled to the refund within ten (10) Business Days after receipt.

8.5    Transaction Tax. Any Transaction Tax resulting from the Closing relating to the Paradigm Companies and Pipeline LLC will be paid 50% by Paradigm and 50% by PSXP and the transferor of the asset on which such Tax is assessed will remit such Transaction Tax to the appropriate Governmental Authority in accordance with Law. Any Transaction Tax resulting from the Closing relating to Terminal LLC will be paid by PSXP and by Paradigm, in proportion to the Percentage Interest and 100% minus the Percentage Interest, respectively, and the transferor of the asset on which such Tax is assessed will remit such Transaction Tax to the appropriate Governmental Authority in accordance with Law.

8.6    Tax Indemnification. Paradigm shall indemnify and hold Pipeline LLC and PSXP harmless from and against any loss, claim, liability, expense, and other damages attributable to or arising out of (i) Taxes of the Paradigm Companies, or with respect to the Sacagawea Interests, Three Bears Interests, Exemplary Interests, Exemplary Assets or the Three Bears Joint Venture Interests for periods ending on or prior to the end of the day on the Closing Date, (ii) 50% of the Transaction Taxes relating to the Paradigm Companies and Pipeline LLC and (iii) its share of the Transaction Taxes resulting from the Closing relating to Terminal LLC. PSXP shall indemnify and hold Terminal LLC and Paradigm harmless from and against any loss, claim, liability, expense, and other damages attributable to or arising out of (i) Taxes with respect to the Mountrail Interests and PSXP Assets for periods ending on or prior to the end of the day on the Closing Date, (ii) 50% of the Transaction Taxes related to the Paradigm Companies and Pipeline LLC and (iii) an amount equal to the Percentage Interest multiplied by the Transaction Taxes resulting from the Closing and relating to Terminal LLC.

8.7    Valuation. PSXP and Paradigm will, within five (5) Business Days prior to the Closing, agree to the valuation of the assets contributed to each of Pipeline LLC and Terminal LLC for purposes of applying Code Section 704(c) and related provisions of the Code and Treasury Regulations. If PSXP and Paradigm cannot reach an agreement, any disputes will be resolved by the Accounting Arbitrator. PSXP and Paradigm will provide information regarding the disputed items, and such supporting material as they deem reasonably appropriate, to the Accounting Arbitrator and each shall provide a contemporaneous copy to the other of the disputed items (and supporting material, if any) submitted to the Accounting Arbitrator. The Accounting Arbitrator will then, within ten (10) Business Days of receipt of the relevant information regarding a disputed item, prepare and deliver to Paradigm and PSXP a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by PSXP and Paradigm) with respect to the disputed valuation. All fees and expenses incurred by the Accounting Arbitrator will be paid 50% by Paradigm and 50% by PSXP. Such valuation will be updated, as necessary after the Closing, using the methodology set forth in this Section 8.7.

ARTICLE 9

TERMINATION

9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of the Parties;

(b)    by any Party, in writing delivered to other Party after December 31, 2014 (the “Termination Date”), if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default in any material respect of its covenants and obligations under this Agreement;

(c)    by any Party, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, and have not failed or refused to close without justification hereunder), if with respect to the other Party (i) there shall be a breach of any representation or warranty of such other Party that would cause a failure of the condition set forth in Section 7.1(a) or 7.2(a), as applicable, or (ii) there shall be a breach by such other Party of any of its covenants or agreements that would cause a failure of the condition set forth in Section 7.1(a) or 7.2(a), as applicable; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d)    by any Party, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the non-terminating Party, which prohibits or restrains such party from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

(e)    by PSXP, in writing delivered to Paradigm, if any of the conditions set forth in Section 7.1 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by PSXP; or

(f)    by Paradigm, in writing delivered to PSXP, if any of the conditions set forth in Section 7.2 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Paradigm.

9.2	Effect of Termination.

(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1, then, except for the provisions of Sections 1.1, 1.2, 4.14, 4.19, 4.22, 5.14, 5.19, 5.22 6.3(b), this Section 9.2, 9.3, and ARTICLE 11, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided however, that, in the event of a willful or intentional breach, the non-breaching Party or Parties shall be entitled to exercise all remedies available at Law or in equity. If PSXP terminates this Agreement pursuant to Section 9.1(e) due to the failure of the condition in Section 7.1(e), then Paradigm shall cause Sacagawea to terminate all transportation services agreements submitted as a result of the Sacagawea Open Season.

(b)    As consideration for the substantial time, efforts and expenses that have been and will be undertaken and incurred by PSXP in connection with the transactions contemplated hereby, Paradigm agrees that, if Closing fails to occur due to the failure to satisfy the conditions set forth in Section 7.2(e), then, for a period commencing on the date of termination of this Agreement and ending on September 30, 2016, Paradigm shall not, and shall cause each of the Paradigm Indemnified Parties to not, directly or indirectly (whether through financial advisors, legal counsel, investment bankers, or other agents, consultants, or representatives acting on behalf of the Paradigm Indemnified Parties or otherwise), without the prior written consent of PSXP (which consent may be withheld, delayed, or conditioned in PSXP’s sole discretion): (a) design, construct, acquire rights in respect of, or otherwise pursue, cause to be pursued, or cooperate in the pursuit of, the development of all or any portion of the Sacagawea Project or any other project designed to move crude oil from origination points around the area commonly referred to as “Johnson’s Corner” and Keene, in McKenzie County, North Dakota, to destinations around Palermo or Stanley, North Dakota; (b) enter into any agreement, discussion, transaction or series of transactions or otherwise provide information to any Person with respect to any direct or indirect sale or other disposition (whether by sale of assets, Equity Interests, merger, or other business combination) of all or any portion of the Sacagawea Project or the Sacagawea Interests; or (c) solicit, initiate, encourage, entertain or consider any inquiries or proposals from, or engage in any negotiations with any Person relating to any matter described in the immediately preceding clauses (a) and (b).

9.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, the receiving Party shall destroy or return to the other Party all title, financial, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished to the receiving Party, its Affiliates or their respective representatives, by the other Party, its Affiliates or its respective representatives or prepared by or on behalf of the receiving Party, its Affiliates or their respective representatives in connection with its due diligence investigation of the Assets, as applicable, and an officer of the receiving Party shall certify as to the return or destruction of such material to the other Party in writing, provided that such receiving Party and its legal counsel shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof and its pursuit of claims in the event of a breach of this Agreement, so long as it maintains the confidentiality thereof in accordance with the applicable Confidentiality Agreement.

ARTICLE 10

INDEMNIFICATION

10.1    Indemnification of PSXP. Subject to the limitations set forth in this Agreement, Paradigm, from and after the Closing Date, shall indemnify, defend and hold PSXP and its Affiliates and their respective securityholders, directors, managers, officers, and employees (excluding, after the Closing, Pipeline LLC, Terminal LLC, the Paradigm Companies and Mountrail) (collectively the “PSXP Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any PSXP Indemnified Party as a result of or arising out of (i) any inaccuracy or breach of a representation or warranty of Paradigm in this Agreement or (ii) any breach or nonperformance of any agreement or covenant on the part of Paradigm made under this Agreement and which is required to be performed by Paradigm prior to or after the Closing.

10.2    Indemnification of Paradigm. Subject to the limitations set forth in this Agreement, PSXP, from and after the Closing Date, shall indemnify, defend and hold Paradigm and its Affiliates and their respective securityholders, directors, managers, officers, and employees (excluding, after the Closing, Pipeline LLC, Terminal LLC, the Paradigm Companies and Mountrail) (collectively the “Paradigm Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any Paradigm Indemnified Party as a result of or arising out of (i) any inaccuracy or breach of a representation or warranty of PSXP in this Agreement or (ii) any breach or nonperformance of any agreement or covenant on the part of the PSXP made under this Agreement and which is required to be performed by PSXP prior to or after the Closing.

10.3    Survival. All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party; provided that,
(a) the representations and warranties set forth in ARTICLE 4 and ARTICLE 5 shall survive until 5:00 pm Houston time on the date on which Pipeline LLC and Terminal LLC have achieved commercial operation, at which time such representations and warranties shall terminate and expire, except (i) the representations and warranties of Paradigm set forth in Section 4.8 and PSXP set forth in Section 5.8 shall survive until 30 days after the expiration of the applicable statutes of limitations (taking all extensions thereof into account), (ii) the representations and warranties of Paradigm set forth in Sections 4.1, 4.2, and 4.14, shall survive Closing for twenty (20) years, (iii) the representations and warranties of PSXP set forth in Sections 5.1, 5.2 and 5.14 shall survive Closing for twenty (20) years and (b) the obligations of Paradigm under ARTICLE 8 and PSXP under ARTICLE 8 shall survive until 30 days after the expiration of the applicable statute of limitations (taking all extensions thereof into account). After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this ARTICLE 10 on the basis of that representation and warranty by any Person who would have been entitled to indemnification pursuant to this ARTICLE 10 on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10.3, no claim presented in writing for indemnification pursuant to this ARTICLE 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The covenants and agreements set forth in this Agreement to be performed prior to the Closing shall terminate and expire as of the first anniversary of the Closing Date; all covenants and agreements to be performed after the Closing shall survive until fully performed.

10.4    Demands. The Parties agree that upon the discovery by an Indemnified Party hereunder of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person (each such claim for indemnity involving Third Party claims being collectively referred to herein as an “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnified Party will give prompt notice thereof in writing to the indemnifying Party (the “Indemnifying Party”), together with a statement of such material information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement. If the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the Indemnifying Party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the Indemnifying Party with respect to that Indemnity Claim.

10.5    Right to Contest and Defend. The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party assumes the defense of an Indemnity Claim, the Indemnifying Party shall not enter into any settlement or discharge of an Indemnity Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, releases the Indemnified Party completely in connection with such Indemnity Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

10.6    Cooperation.    If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Indemnity Claim.

10.7    Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

10.8	Limitations on Indemnification.

(a)    To the extent that the Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.1 or Section 10.2, the Indemnifying Party shall not have any Liability for any individual indemnifiable item which does not exceed $50,000.

(b)    In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds actually received from Third Parties related to the Liabilities, in each case net of all reasonable out-of-pocket costs incurred in the recovery of such proceeds.

(c)    Neither Party will be liable as an indemnitor under this Agreement for any punitive or exemplary damages suffered or incurred by the Indemnified Party or Parties, except to the extent such damages result pursuant to Indemnity Claims (excluding the Parties hereto and their Affiliates, Pipeline LLC, Terminal LLC, the Paradigm Companies and Mountrail).

10.9    Right to Rely.    Without limiting the other provisions of this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or in any Schedule or Exhibit to this Agreement, and the Indemnified Parties’ right to rely on them as written and the related right to indemnification as contemplated herein, will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their officers, directors, securityholders, employees, agents or representatives or the acceptance of any certificate or opinion.

10.10    Sole Remedy.    Following the Closing, no Party shall have liability under this Agreement except (a) as is provided in ARTICLE 8 or this ARTICLE 10 or (b) claims or causes of actions arising from fraud or willful misconduct.

ARTICLE 11

MISCELLANEOUS

11.1    Expenses.    Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, the Parties shall each bear responsibility for their own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect.

11.2    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt confirmed), or if mailed (first class postage prepaid) or deposited with a reputable overnight courier for next day delivery, to the Parties at the following addresses or facsimile numbers:

If to Paradigm, addressed to:

Paradigm Energy Partners, LLC
545 E. John Carpenter Freeway, Suite 800
Irving, Texas 75062
Attention: President
Facsimile: 214.373.4306

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell, LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201
Attention: Robert Sarfatis
Facsimile: 214.999.3245
Email: rsarfatis@gardere.com

If to PSXP, addressed to:

Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel
Facsimile: 918.977.8055

with a copy (which shall not constitute notice) to:

Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel
Facsimile: 918.977.8055

All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, and (z) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

11.3    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the Transaction Documents constitutes the entire agreement of the Parties relating to the matters contained herein, and supersede all prior contracts, agreements, representations, warranties or understandings, whether oral or written, relating to the matters contained herein. Except as provided in Article 10, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

11.4    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

11.5    Conflicting Provisions. This Agreement and the Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Transaction Documents, this Agreement shall control.

11.6    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party. Except as set forth in ARTICLE 8, Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

11.7    Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

11.8    Jurisdiction and Venue. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute or Proceeding arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or Proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Proceeding. Each Party agrees that a judgment in any dispute heard in the venue specified by this Section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE OR PROCEEDING RELATING TO THIS AGREEMENT. Notwithstanding the foregoing provisions of this Section 11.8, if Closing occurs, then from and after the Closing, any dispute or controversy of any and every kind or type, whether based on contract, tort, Law or otherwise, arising out of or relating to this Agreement shall be determined in accordance with the procedures set forth in Section 5.15 of the Transfer Restrictions Agreement.

11.9    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

11.10    Interpretation. It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.11    Headings and Schedules.    The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise. The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Schedules and such Exhibits are incorporated in the definition of “Agreement.”    Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person. Each matter disclosed in any Schedule in a manner that makes its relevance to one or more other Schedules readily apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

11.12    Multiple Counterparts.    This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.13    Confidentiality. The disclosure of information by the Parties (including pursuant to Section 6.3) shall be governed by the Confidentiality Agreement. If Closing occurs, then notwithstanding anything to the contrary in the Confidentiality Agreement, from and after Closing, each Party and its respective Affiliates shall keep confidential all information which is obtained by them as Parties or otherwise pursuant to this Agreement, in each case, upon and subject to the terms set forth in Section 5.14 of the Transfer Restrictions Agreement.

* * * * *

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PHILLIPS 66 PARTNERS LP

By:	Phillips 66 Partners GP LLC, its general partner

By:	J. T. Liberti

Name:	J.T. Liberti

Title:	Vice President and Chief Operating Officer

Signature Page to Formation and Contribution Agreement

PARADIGM ENERGY PARTNERS, LLC

By:	Troy J. Andrews

Name:	Troy J. Andrews

Title:	CEO

Signature Page to Formation and Contribution Agreement

Exhibit A-1

Exemplary Personal Property

Exhibit A-1

Exemplary Personal Property

None.

Exhibit A-2

Exemplary Real Property Interests

Exhibit A-2

Exemplary Real Property Interests

Real property conveyed by that certain Warrant Deed, dated as of May 8, 2014, by A. Anderson a/k/a Ronald Anderson and Myra J. Anderson a/k/a Myra Anderson, as grantors, and Paradigm ND, as grantee.

Exhibit A-3

Exemplary Rights-of-Way

Exhibit A-3

Exemplary Rights-of-Way

None.

Exhibit A-4

Exemplary Surface Rights Agreements

Exhibit A-4

Exemplary Surface Rights Agreements

None.

Exhibit B-1

Sacagawea Personal Property

Exhibit B-1

Sacagawea Personal Property

None.

Exhibit B-2

Sacagawea Real Property Interests

Exhibit B-2

Sacagawea Real Property Interests

None.

Exhibit B-3

Sacagawea Rights-of-Way

Exhibit B-3

Sacagawea Rights-of-Way

None.

Exhibit B-4

Sacagawea Surface Rights Agreements

None.

Exhibit B-4

Sacagawea Surface Rights Agreements

Exhibit C-1

Three Bears Personal Property

Exhibit C-1

Three Bears Personal Property

None.

Exhibit C-2

Three Bears Real Property Interests

Exhibit C-2

Three Bears Real Property Interests

None.

Exhibit C-3

Three Bears Rights-of-Way

Exhibit C-3

Three Bears Rights-of-Way
None.

Exhibit C-4

Three Bears Surface Rights Agreements

Exhibit C-4

Three Bears Surface Rights Agreements
None.

Exhibit D-1

Mountrail Personal Property

Exhibit D-1

MOUNTRAIL PERSONAL PROPERTY

None.

Exhibit D-2

PSXP Real Property Interests

Exhibit D-2

MOUNTRAIL REAL PROPERTY INTERESTS

Carino Tracts

Outlot 1 of the S 1/2 and Outlot 2 of the SE ¼ Section 17, Township 156 North, Range 90 West of the 5th P.M., Mountrail County, North Dakota.

Nichols Tracts

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, Block 1; Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, Block 2; Lots 1, 2, 3, and 4, Block 3; and Lots 1 and 2, Block 4, Palermo Industrial Park, Mountrail County, North Dakota.

Exhibit D-3
Mountrail Rights-of-Way

Exhibit D- 3

MOUNTRAIL RIGHTS OF WAY

None.

Exhibit D-4

Mountrail Surface Rights Agreements

Exhibit D- 4

MOUNTRAIL SURFACE RIGHTS AGREEMENTS

Woodrock Mining Lease

Lease agreements for mining in Mountrail County, North Dakota dated September 7, 2011, by and between Krystal Bolles and Woodrock Ventures, Inc. (successor in interest to Woodrock, LLC).

Gravel Pit Sub-Lease

Sub-lease agreement in Mountrail County, North Dakota dated May 15, 2013, by and between White Star Sand & Gravel, LLC and Woodrock, Inc. (successor in interest to Woodrock, LLC).

Exhibit E

Form of Pipeline Certificate of Formation

Exhibit E
Form of Certificate of Formation
CERTIFICATE OF FORMATION
OF

NAME OF LLC

This Certificate of Formation of [Name of LLC] (the “Company”) is being duly executed and filed by [Name of Signor], as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST: The name of the limited liability company is [Name of LLC].

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned executed this Certificate of Formation on this      day of November 2014.

By:
[Name of Signor]
Authorized Person

Exhibit F
[RESERVED]

Exhibit G

Form of Pipeline LLC Agreement

LIMITED LIABILITY COMPANY AGREEMENT OF
[JV 1 LLC]

by and between

PARADIGM ENERGY PARTNERS, LLC

and

PHILLIPS 66 PARTNERS LP

Dated as of [ ]

-i-

-ii-

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of [JV 1 LLC], a Delaware limited liability company (the “Company”), is adopted, executed and entered into as of [date] (the “Effective Date”), by and between Paradigm Energy Partners, LLC, a Delaware limited liability company (the “Paradigm Member”) and Phillips 66 Partners LP, a Delaware limited partnership (the “Phillips Member”). Paradigm Member and Phillips Member may be referred to herein, collectively, as the “Members” or each, individually, as a “Member”.

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company on [date] (the “Formation Date”) under and pursuant to the Act by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of Delaware; and

WHEREAS, the Members desire to enter into this Agreement to set forth their respective rights and obligations with respect to the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1    Definitions.    Each capitalized term used herein has the meaning given such term set forth below:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity or arbitrator or arbitral body.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, or any portion of a Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction, after giving effect to the following adjustments:

(a)such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (i) the penultimate sentence of Regulation Section 1.704-2(g)(1), or (ii) the penultimate sentence of Regulation Section 1.704- 2(i)(5); and

(b)such Capital Account shall be deemed to be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be considered an “Affiliate” of any Member for any purpose hereunder.

“Affiliate Contract” means any contract between any member of the Company Group, on the one hand, and any Member or any of its Affiliates, on the other hand (including the Construction Management Agreement and the Operating Agreement, but excluding this Agreement).

“Agreement” has the meaning set forth in the preamble.

“Alternate Representative” has the meaning set forth in Section 3.3(a).

“Annual Financial Statements” has the meaning set forth in Section 4.2(c)(i).

“Approved Annual Budget” has the meaning set forth in Section 3.1(d)(xviii).

“Auditor” has the meaning set forth in Section 4.2(a).

“Available Cash” means: (a) the sum of all cash and cash equivalents of the Company on hand, less (b) the amount of any cash reserves established by the Management Committee to (i) provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for any future capital expenditures and anticipated future credit needs of the Company and its Subsidiaries, approved by the Management Committee) or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them is bound or its assets are subject; it being understood, that disbursements made by the Company or its Subsidiaries or cash reserves established, increased or reduced after the end of a Calendar Quarter but on or before the date of determination of Available Cash with respect to such Calendar Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Calendar Quarter if the Management Committee so determines; provided, however, that “Available Cash” with respect to the Calendar Quarter in which the liquidation of the Company occurs and any subsequent Calendar Quarter shall equal zero.

“Book Value” means (a) with respect to any asset of the Company contributed by any Member, the asset’s fair market value at the time of such contribution as determined by the Management Committee (the fair market value of any cash contribution being the actual dollar value thereof); and (b) with respect to any other asset of the Company, the adjusted tax basis of such asset as of the relevant date for U.S. federal income tax purposes, except as follows:

(1)the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as determined by the Management Committee (taking Code Section 7701(g) into account) as of the following times:

(A)the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company;
(B)the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company;

(C)the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B));

(D)the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in its capacity as a Member or by a new Member acting in its capacity as a Member or in anticipation of becoming a Member; and

(E)any other event to the extent determined by the Tax Matters Partner to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q).

(2)the Book Value of any Company asset distributed in kind to any Member shall be the gross fair market value of such asset (taking Code Section 7701(g) into account) on the date of such distribution as determined by the Management Committee; and

(3)the Book Value of Company assets shall be increased or decreased, as appropriate, to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Profits” and “Losses” herein; provided, however, that Book Values shall not be adjusted pursuant to this clause (3) to the extent that an adjustment pursuant to clause (1) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (3).

The Book Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII hereof. The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Business” means (a) the direct or indirect ownership, development, construction, expansion, financing, management, operation and maintenance of the Midstream Assets (including through the Company’s ownership of Equity Interests in Sacagawea LLC and CDP LLC or any successors thereto) and (b) all such other business opportunities that the Company may pursue in accordance with Section 2.2(a) of the Business Opportunity Agreement (during the term of the Business Opportunity Agreement).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are generally open to conduct business in the State of New York.

“Business Opportunity Agreement” means that certain Business Opportunity Agreement, dated as of the Effective Date, among Phillips 66 Company, a Delaware corporation, the Phillips Member, the Paradigm Member, and Troy Andrews.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on January 1, April 1, July 1, and October 1, in any Calendar Year.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on January 1 and ending on the following December 31, according to the Gregorian calendar

“Call Notice” means a written notice issued to request additional contributions pursuant to Section 6.1(c).

“Call Option” has the meaning set forth in Section 6.6(c)(iii).

“Capital Account” means the capital account maintained for each Member pursuant to Section 6.3.

“Capital Commitment” means, with respect to each Member $    and shall include their respective transferees.

“Capital Contribution” means, with respect to any Member, the amount of any money and the Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held or purchased by such Member and credited to each such Member’s Capital Accounts pursuant to Article VI hereof.

[“CDP LLC”] means     , a Delaware limited liability company.1
“Certificate” has the meaning set forth in the recitals.

“Chairman” has the meaning set forth in Section 3.3(f).

“Change Event” has the meaning set forth in Section 5.2(a).

“Claim” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), costs and reasonable expenses,
__________________
1 This will be the entity newly formed by Paradigm that holds the “Paradigm Keene Terminal,” the “Watford Express” pipeline and the “Little Missouri Explorer” pipeline. Parties to discuss the 3 Bears joint venture.

including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Action, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.

“Company Group” means the Company and its wholly-owned Subsidiaries.

“Company Interest” means, with respect to any Member, such Member’s respective membership interest in the Company.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” in Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Conflict Activity” means (a) the execution by any member of the Company Group of any Affiliate Contract or any amendment to or termination of any Affiliate Contract, (b) the waiver of any member of the Company Group’s rights, or the granting of any consent or approval by any member of the Company Group, under any Affiliate Contract; (c) the enforcement of any rights of any member of the Company Group under any Affiliate Contract, including enforcing any rights of any member of the Company Group under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or its Affiliates) or for making or enforcing any claims by any member of the Company Group or for indemnification under any Affiliate Contract or in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract, (d) the enforcement of any rights of any member of the Company Group under any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member, and (e) the exercise of discretionary rights by any member of the Company Group under any Affiliate Contract.

“Conflicted Member” means a Member that is (or has an Affiliate that is): (i) the counterparty to any member of the Company Group under an Affiliate Contract; or (ii) the adversary or counterparty opposite any member of the Company Group on any other transaction or dispute giving rise to a Conflict Activity.

“Construction Budget” shall have the meaning given such term in the Construction Management Agreement.

“Construction Management Agreement” means that certain Construction Management Agreement, dated as of the Effective Date, between the Company and the Construction Manager thereunder, covering the construction and commissioning of the System, as the same may be amended from time to time in accordance with the terms thereof.

“Construction Manager” means the Person (including a Member or any Affiliate thereof) serving as “Construction Manager” under the Construction Management Agreement.

“Construction Phase” means the period of time from and after the Effective Date up to the date on which Final Completion has occurred with respect to all Subject Facilities.

“Construction Schedule” shall have the meaning given such term in the Construction Management Agreement.

“Contribution Agreement” means that certain Formation and Contribution Agreement, by and between the Paradigm Member and the Phillips Member, dated as of November [ ], 2014.

“Control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of at least one of the following (and “Controlled” or “Controlling” shall have their correlative meanings):

(a)ownership of more than fifty percent (50%) of the voting ownership interests of the Person; or

(b)the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct, or cause the direction of, the management and policies of the Person (which, in the case of a publicly traded master limited partnership, means such power and authority with respect to the general partner thereof).

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member or any Affiliate of a Member, a Representative, an Alternate Representative, any officer of any member of the Company Group, any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member or of any of their respective Affiliates, and any Tax Matters Partner (in each case, acting or serving on behalf of any member of the Company Group in accordance with the authority granted to such Person pursuant to the terms of this Agreement or a delegation of authority issued in accordance with this Agreement); provided, however, a “Covered Person” shall not include any of the foregoing Persons to the extent of any actions or any failure to act while such Person is acting as, or on behalf of, a Construction Manager or the Operator.

“Cross-Default” means, with respect to a Member, the material breach by, or material default of, such Member under any Transaction Document to which such Member is a party, other than this Agreement.

“Cross-Default Period” means, with respect to any Cross-Default, the period beginning on the 15th Business Day after the Member in Cross-Default has received written notice of such Cross-Default and ending when such Member has fully cured such Cross-Default in accordance with the terms of the applicable Transaction Document.

“Default” has the meaning set forth in Section 6.5(a).

“Default Notice” has the meaning set forth in Section 6.5(a).

“Default Period” has the meaning set forth in Section 6.5(a).

“Defaulting Member” means a Member in Default or in Cross-Default, as the context may require.

“Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such period, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction allowable for the period bears to such beginning adjusted tax basis, provided, however, that if the adjusted basis for federal income tax purposes is zero, Depreciation shall be determined with reference to such Book Value using any reasonable method determined by the Management Committee.
“Direct Bill Budget” has the meaning given such term in the Operating Agreement.
“Dispute” has the meaning set forth in Section 10.3(a).

“Dissolution Event” has the meaning set forth in Section 9.1.

“Distribution” means, with respect to any Member, the amount of money and the Book Value of any property (other than money) distributed to such Member pursuant to Section 7.6 hereof with respect to such Member’s Company Interest.

“Due Date” has the meaning set forth in Section 6.5(a).

“Effective Date” has the meaning set forth in the preamble.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, excluding debt securities convertible or exchangeable into such equity.

“Exclusive Opportunity” means any Exclusive Sourcing Opportunity or Exclusive Receiving Opportunity that involves the ownership, operation or use of any assets or group of related assets that directly or indirectly connect to, originate from, or terminate in any Midstream Assets.

“Exclusive Receiving Opportunity” has the meaning given such term in the Business Opportunity Agreement.

“Exclusive Sourcing Opportunity” has the meaning given such term in the Business Opportunity Agreement.

“Final Completion” has the meaning set forth in the Construction Management Agreement.

“Final Resolution” means, as to any Dispute, the final resolution of such dispute in accordance with Section 10.3.

“Fiscal Year” means the taxable year of the Company, which shall be a fiscal year ending on December 31st that otherwise coincides with the Calendar Year.

“Fixed Operating Fee” has the meaning set forth in the Operating Agreement.
“Flow Through Subsidiaries” has the meaning set forth in Section 8.2(a).

“Formation Date” has the meaning set forth in the recitals.
“GAAP” means generally accepted accounting principles in the United States.
“Granting Member” has the meaning set forth in Section 10.13(a).

“Governmental Entity” means any (a) national, state, county, municipal or local government and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission or comparable authority, or any entity with the authority to levy or collect taxes), (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, and (e) any applicable governing body of the Three Affiliated Tribes of the Fort Berthold Indian Reservation, organized pursuant to the Indian Reorganization Act of June 18, 1934 (48 Stat. 984; 25 U.S.C. § 476).

“Indebtedness for Borrowed Money” means, with respect to any Person, indebtedness, liabilities or obligations of such Person to another Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other debt securities, (c) that are obligations of any account party in respect of letters of credit, bankers’ acceptances or similar credit transactions, in each case outside of the ordinary course of the conduct of the Company’s business, (d) that is indebtedness in respect of any sale-leaseback transaction, (e) for amounts owed under a currency, commodity or interest rate swap, hedge or similar device, or (f) in the nature of guarantees of, or pledges or grants of security interests with respect to, the obligations described in clauses (a) through (e) above of any other Person.

“Initial Paradigm Contribution” means the initial Capital Contribution made by the Paradigm Member to the Company pursuant to the Contribution Agreement.

“Insurance Program” has the meaning set forth in Section 3.12.

“Interest Rate” means 20% per annum (or if such rate is contrary to applicable usury Law, the maximum rate permitted by such applicable Law).

“Interest Reduction Amount” means the product of (x) the sum of any outstanding Non- Defaulting Member Advances (including all outstanding interest accrued thereon) as of the Interest Reduction Notice Delivery Date (expressed in dollars), multiplied by (y) 1.5.

“Interest Reduction Notice” has the meaning set forth in Section 6.6(c)(i).

“Interest Reduction Notice Delivery Date” has the meaning set forth in Section 6.6(c)(i).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset; excluding, however, the terms and conditions (other than any purchase money lien) in the instrument creating such property or asset.

“Management Committee” has the meaning set forth in Section 3.1(a).

“Member(s)” has the meaning set forth in the preamble.

“Member Indemnitors” has the meaning set forth in Section 3.11(e).

“Member Loan” means a loan by a Member to the Company or another member of the Company Group pursuant to Section 6.2(b), which shall (i) bear interest at the Interest Rate from the date of such Member Loan until repaid in full; (ii) to the fullest extent possible under applicable Law and existing contracts to which members of the Company Group are party, be secured by all assets of the borrower and the other members of the Company Group; and (iii) otherwise be on repayment terms customary for loans of a similar size and nature.

“Member Nonrecourse Debt” shall have the same meaning as the term “partner nonrecourse debt” set forth in Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means the aggregate amount, determined for each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability determined in accordance with Regulation Sections 1.704-2(i)(3)).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” determined in accordance with Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Midstream Assets” means those assets described in Exhibit C hereto.

“Monthly Financial Reports” has the meaning set forth in Section 4.2(c)(iii).

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704- 2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Year or other period equals the excess, if any, of (a) the net increase in the amount of Company Minimum Gain during such Fiscal Year or other period over (b) the aggregate amount of any distributions during such Fiscal Year or other period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulation Section 1.704-2(b)(3).
“Non-Conflicted Member” means, in the context of a Conflict Activity, a Member that is not the Conflicted Member.

“Non-Defaulting Member” means any Member that is not a Defaulting Member at the time in question.

“Non-Defaulting Member Advance” has the meaning set forth in Section 6.6(b).

“Officers” has the meaning set forth in Section 3.8(a).

“Operations Phase” means the period of time from and after Final Completion of any of the Subject Facilities until the termination of this Agreement.

“Operating Agreement” means that certain Operating Agreement, dated as of the Effective Date, between the Company and the Operator thereunder, covering the operation, maintenance and decommissioning of the System, as the same may be amended from time to time in accordance with the terms thereof.

“Operator” means the Person (including any Member or any Affiliate thereof) serving as “Operator” under the Operating Agreement.

“Paradigm Member” has the meaning set forth in the preamble.

“Parent” means, with respect to a particular Person, the Person that Controls such particular Person and is not itself Controlled by any other Person.
“Parties” means collectively, all of the Members, and, “Party” means any of them.
“Percentage Interest(s)” means, with respect to a Member, such Member’s respective
Company Interest, expressed as a percentage of the total Company Interests, as set forth on Exhibit A hereto, as such exhibit may be amended from time to time by the Company to reflect the admission of a new Member or the Transfer of all or a part of a Member’s Company Interest pursuant to Article V or Section 6.5.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.
“Phillips Member” has the meaning set forth in the preamble.
“POA Grantees” has the meaning set forth in Section 10.13(a).

“Principal Office” has the meaning set forth in Section 2.3.

“Profits” and “Losses” means, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year or part thereof determined, solely for U.S. federal income tax purposes, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(c)any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(d)any expenditure of the Company that is (i) not deductible in computing U.S. taxable income and not properly chargeable to the Members’ Capital Accounts as described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and (ii) not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(e)any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

(f)gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for U.S. federal income tax purposes differs from its Book Value;

(g)in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (1) and (2) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

(h)to the extent an adjustment to the adjusted tax basis of any

Company asset under Code Section 734(b) is required, pursuant to Regulation Section 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or an item of loss (if the adjustment decreases the adjusted tax basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

(i)notwithstanding any other provision of this definition, such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof specially allocated pursuant to Sections 7.2(b), (c), (d), (e), (f) or (h).

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 7.2(b), (c), (d), (e), (f) and (h) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Purchase Notice” has the meaning set forth in Section 6.6(f).

“Purchase Price” has the meaning set forth in Section 6.6(f).

“Quarterly Financial Statements” has the meaning set forth in Section 4.2(c)(ii).

“Quarterly Forecasts” has the meaning set forth in Section 4.2(c)(v).

“Regulation” means the income tax regulations promulgated under the Code by the U.S. Department of the Treasury (whether final or temporary).

“Regulatory Allocations” has the meaning set forth in Section 7.2(g).

“Representative” has the meaning set forth in Section 3.3(a).

“Required Contribution” means Capital Contributions required under Section 6.1.

“Sacagawea LLC” means Sacagawea Pipeline Company, LLC, a Delaware limited liability company.

“Securities Act” means the Securities Act of 1933, as amended.

“Subject Facilities” has the meaning set forth in the Construction Management Agreement.

“Subject Interests” has the meaning set forth in Section 6.6(c)(iii).

“Subsidiary” means, when used with respect to any Person, any association, corporation, limited liability company, partnership or other entity which is Controlled by such Person.

“System” means the approximately 69.3 mile crude oil pipeline system, constructed primarily of a minimum of 16 inch diameter pipe, and related facilities, extending from

McKenzie County, North Dakota to Mountrail County, North Dakota, as depicted in Exhibit B, as the same may be extended or expanded from time to time by the Company or its Subsidiaries.

“Tax Estimate Report” has the meaning set forth in Section 4.2(c)(vi).

“Tax Matters Partner” has the meaning set forth in Section 8.3(a).

“Tax Termination” shall have the meaning set forth in Section 5.2(a).

“Terminating Member” has the meaning set forth in Section 5.2(b).

“Total Amount in Default” means, as of any time, and with respect to any Defaulting Member, the following amounts: (a) the amounts that the Defaulting Member has failed to pay under Section 6.5 of this Agreement; and (b) any interest at the Interest Rate accrued on the amount under (a) from the applicable Due Date until paid in full.

“Transaction Documents” means this Agreement, the Construction Management Agreement, the Contribution Agreement, the Operating Agreement, the Transfer Restrictions Agreement, the Business Opportunity Agreement, and the Transportation Services Agreement – Pipeline.

“Transfer” means any sale, assignment or other transfer, whether by operation of law or otherwise (and any deemed transfer pursuant to Section 338 of the Code of the assets of a Member in connection with the purchase of the stock of such Member and any other transfer for
U.S. federal income tax purposes of the assets held by a Member if such deemed transfer or transfer would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code). “Transferred” and “Transferring” shall have correlative meanings.

“Transfer Restrictions Agreement” means that certain Transfer Restrictions Agreement, dated as of the Effective Date, by and among the Phillips Member, the Paradigm Member, and Stonepeak Paradigm Holdings, LLC.

“Transportation Services Agreement – Pipeline” means that certain [    ].

“Unfunded Capital Commitment” means, with respect to any Member as of any date of determination, such Member’s Capital Commitment less the aggregate amount of all Capital Contributions made by such Member as of such date of determination; provided, however, that, at such time as a Member has made all of the Capital Contributions it is obligated to make hereunder, its Unfunded Capital Commitment shall thereafter be zero.

“Unreturned Capital Contributions” means, with respect to each Member, the Capital Contributions of such Member less the amount of Distributions received by such Member pursuant to Section 7.6(a)(i)(A).

“Voting Interests” means the Percentage Interests of all Members, excluding the Percentage Interests owned by any Member that, at the applicable time of determination, is prohibited from voting such Percentage Interests pursuant to Section 6.6(a).

Section 1.2    Construction.    Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to this Agreement, herein, hereby, hereunder and hereof, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited, (c) references to Articles, Sections, and Exhibits refer to Articles, Sections, and Exhibits of this Agreement, (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law, (e) references to money refer to legal currency of the United States of America, (f) the word “including” (in its various forms) means “including, without limitation,” (g) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms, (h) each accounting term not defined herein will have the meaning given it under GAAP, (i) headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement, (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and (k) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

ARTICLE II
ORGANIZATION

Section 2.1    Formation; Term.

(a)The Company has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of Delaware under and pursuant to the Act. The Members agree that during the term of the Company, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and provisions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Delaware Act.

(b)The Company commenced on the Formation Date and its existence shall be perpetual, unless and until it is dissolved in accordance with Article IX.

Section 2.2    Name. The name of the Company is “[JV 1 LLC]”, and all Company business must be conducted in that name or such other names that comply with applicable Law as the Management Committee may approve.

Section 2.3    Registered Office; Registered Agent; Principal Office; Other.    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the registered agent for service of process named in the Certificate or such other Person or Persons as the Management Committee may designate in the manner provided by Law. The principal office of the Company in the

United States shall be (i) for so long as the Paradigm Member is a Member of the Company and Controlled by Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, 545 E. John Carpenter Freeway, Suite 800, Irving, Texas 75062 and (ii) otherwise, 3010 Briarpark Drive, Houston, Texas 77042 (the “Principal Office”)2. Notwithstanding the foregoing, the Management Committee may from time to time designate another place as the Principal Office, which need not be in the State of Delaware. The Company shall maintain records at the Principal Office and shall keep the street address of such Principal Office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Management Committee may designate.

Section 2.4    Purpose; Powers.

(a)The Company has been formed for the purpose of engaging in the Business. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to, or in furtherance of, the Business. Subject to the terms of the Business Opportunity Agreement (during the term of the Business Opportunity Agreement), the Company may also pursue other business purposes beyond those described in the immediately preceding sentence; provided that the Company’s pursuit of such other business purposes (i) is not forbidden by the Act or by applicable Law and (ii) is previously approved by the Management Committee.

(b)The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.4(a) and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Management Committee and the Officers pursuant to Article III hereof.

Section 2.5    Foreign Qualification. Prior to the Company (or any other member of the Company Group) conducting business in any jurisdiction other than Delaware, the Management Committee or the Officers shall cause the Company (or the applicable member of the Company Group) to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee or such Officers, with all requirements necessary to qualify the Company (or the applicable member of the Company Group) in that jurisdiction. At the request of the Management Committee or any Officer, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company (or the applicable member of the Company Group) in all such jurisdictions in which such Person may conduct business.

Section 2.6    No State-Law Partnership.    The Members intend that (a) the Company shall be a limited liability company and, except as provided in Section 8.2 with respect to U.S. federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state Law partnership (including a limited partnership) or joint venture, (b) no Member shall be a state Law partner or joint venturer of any other Member, for any purposes, and (c) the Company not create any agency or other relationship creating fiduciary or quasi-fiduciary duties

____________________________
2Principal office of Terminal LLC to be PSX office.

of any Member to the Company, any other member of the Company Group or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.7    Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Representative or Officer, individually or collectively, shall have any ownership interest in such Company assets or all or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Management Committee may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of any individual obligation of, any Member, Representative or Officer.

Section 2.8    No Power to Bind Company or Other Members.    Except as expressly provided in this Agreement (and subject to the terms of (a) the Construction Management Agreement and (b) the Operating Agreement), the management and control of the Company is exclusively reserved to the Members, acting through the Management Committee and no Member or Affiliate of a Member may take any action purporting to bind the Company, any other Member or its or their respective Affiliates. All actions undertaken by a Member and its Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Company with the approval of the Management Committee assumes those obligations by executing appropriate documentation in accordance with this Agreement. None of the Members is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and a Member may not hold itself out as such; provided, however, that Members and their Affiliates may, subject to any applicable terms hereof, be parties to agreements with the Company with the approval of the Management Committee.

Section 2.9    No Member Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member. The Company shall defend, indemnify and hold each Member and each Member’s owners, up to and including such Member’s Parent harmless from and against any Claims brought against that Member, its Parent, or any intermediary parent companies of such Member, solely as a result of the Member’s ownership in the Company.

Section 2.10    Representations and Warranties.    Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and in good standing under the Laws of the state of its formation, and, if required by Law, is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any of its business, (b) it has full corporate, limited liability company, partnership (limited or general), trust, or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken or received, as applicable, (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other applicable Laws generally affecting creditors’ rights and general principles of equity (whether applied in an Action in a court of law or equity), (d) its authorization, execution, delivery, and performance of this Agreement do not conflict with any material obligation under any material agreement or arrangement to which such Member is a party or by which it is (or any of its assets are) bound, and (e) it (i) has been furnished with such information about the Company and the Company Interests as such Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and the Company Interests, and (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of an investment in the Company (and the Company Interests) and has a sufficient net worth to sustain a loss of its entire investment in the Company (and the Company Interests).

ARTICLE III
MANAGEMENT

Section 3.1    Management of the Company’s Affairs.

(a)All power and authority to manage and control the business and affairs of the Company (which, for all purposes of this Article III, shall include all members of the Company Group) shall be exclusively vested in the Members. The Members shall exercise such power and authority collectively, as provided in this Agreement, through a management committee (the “Management Committee”) and each Member hereby delegates any and all management powers to the Management Committee.

(b)The Company shall not have “managers” (and the Members do not constitute “managers”) within the meaning of the Act. Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company.

(c)The Management Committee shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company (and, indirectly through the Company, any Subsidiary of the Company to the extent the Company has such authority, power, and discretion) and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company (and, indirectly through the Company, any Subsidiary of the Company to the extent the Company has the right to manage such Subsidiary) and the Business, including, for the avoidance of doubt, the appointment of those managers to the board of managers of Sacagawea LLC that the Company is entitled to appoint under the applicable governing documents of such Person. Without limiting the generality of the foregoing and subject to the provisions of Section 3.1(d) and Section 3.1(e), Management Committee approval shall be required for all matters not expressly delegated by the Management Committee to the Officers. All actions of a Member with respect to the Management Committee shall be taken through its Representatives.

(d)Each of the following matters to be taken by the Company or any other member of the Company Group shall require the affirmative vote or written consent of Representatives representing at least 80% of the Voting Interests:

(i)     making any distributions (other than those required by Section 7.6(a));

(ii)	appointing or dismissing the Auditor;

(iii)	entering into or investing in any line of business (other than the Business);

(iv)	incurring any Indebtedness for Borrowed Money;

(v)approving any decision to dispose of or lease any portion of the Midstream Assets that have a value equal to or greater than $1,500,000 in the aggregate, or that otherwise are necessary for the continued operation of the Business consistent with past practice, in any transaction or series of related transactions;

(vi)forming or acquiring any interest in, or contributing any property to, any entity that is not a direct or indirect wholly owned Subsidiary of the Company;
(vii)selling or otherwise transferring any Equity Interests in any other Person;

(viii)amending or modifying the Certificate (or any of the governing documents of any member of the Company Group or any other Person in which the Company owns Equity Interests);

(ix)removing or replacing any Construction Manager or Operator, as applicable, under the Construction Management Agreement and Operating Agreement;

(x)voluntarily granting any Lien on any assets of any member of the Company Group other than in the ordinary course of business;

(xi)compromising or settling Actions at law or in equity in an amount in excess of $1,000,000;

(xii)directing the voting or other actions of those members of the board of managers of Sacagawea LLC appointed by the Company;

(xiii)amending in any material respect, or entering into, any transportation service agreement, tariff, or other contract involving the expenditure or receipt by the Company of an amount in excess of $5,000,0003 over the term of such
__________________________

[3]	In the Terminal LLC Agreement, this amount will be $15,000,000 if PSXP has a 70% equity interest,

contract;

(xiv)redeeming any Equity Interests of any Member, other than a redemption of Equity Interests from all Members pro rata;

(xv)changing any election, or electing, to cause any member of the Company Group to be classified as other than a partnership or a disregarded entity for Tax purposes;

(xvi)	converting any member of the Company Group to another
form of legal entity;

(xvii)	changing the method of accounting or outside auditors of
the Company Group;

(xviii)approving the annual budget or long term plan for the Company (an “Approved Annual Budget”) or any amendment thereto, it being understood that cost overruns that are deemed approved pursuant to Section 3.9(a) shall not constitute an “amendment” for purposes of this Section 3.1(d)(xviii);

(xix)except with respect to the Initial Paradigm Contribution, allowing any contribution to the capital of the Company by any Member or any other Person in any form other than cash;

(xx)issuing any guarantee by any member of the Company Group for the obligation of any other Person (other than any other member of the Company Group);

(xxi)except as may be required by Law, approving, altering, terminating, amending or waiving the Insurance Program;

(xxii)	appointing or terminating any Officer;

(xxiii)	removing or appointing the Tax Matters Partner;

(xxiv)establishing, closing or designating or modifying the designation of any officers or agents of any member of the Company Group with signatory authority or power over any accounts established by or for the use of any member of the Company Group; and

(xxv)entering into any contract providing for (or committing to provide for), or delegating authority to any Person (including any subcommittee of the Management Committee) for decisions on, any of the foregoing transactions or matters, or the delegation of authority to any Person to approve any of the foregoing transactions or matters.

_________________________________________________________________________
$10,000,000 if PSXP has a 60% equity interest, and $5,000,000 if PSXP has a 50% equity interest.

(e)All matters identified in Section 3.1(e) shall require the affirmative vote or written consent of Representatives representing 100% of the Voting Interests:
(i)Liquidating or dissolving any member of the Company Group;

(ii)(A) the filing of a voluntary petition in bankruptcy or any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any law; (B) the making of any assignment for the benefit of creditors; or (C) the taking of any action seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for any substantial part of the properties and assets of, in each case, any member of the Company Group;

(iii)permitting any reorganization, consolidation, sale, merger or other similar transaction involving any member of the Company Group;

(iv)	approving any decision to dispose of or lease the System;
and

(v)issuing any Equity Interests or any other form of equity or debt securities of any member of the Company Group or any options, warrants, bonds, debentures, indebtedness, or other rights or securities exercisable for or convertible or exchangeable into such Equity Interests or securities.

(f)The Company may not, either directly or indirectly through any member of the Company Group, exercise any vote it or any other member of the Company Group may have to cause any Subsidiary of the Company (other than any member of the Company Group) to (i) without the affirmative vote or written consent of Representatives representing at least 80% of the Voting Interests, take any action described in Section 3.1(d) (as applied to such Subsidiary), or (ii) without the affirmative vote or written consent of the Representatives representing 100% of the Voting Interests, take any action described in Section 3.1(e) (as applied to such Subsidiary).

(g)All decisions taken by the Management Committee pursuant to this Section 3.1 shall be conclusive and binding on all Members and the Company Group.

(h)Except as otherwise provided in Section 3.1(i), any Conflict Activity shall be conducted by and under the direction of, and subject to the sole approval by, the Representatives that have been designated by the Non-Conflicted Member and neither the Conflicted Member nor the Representative (or Alternate Representative) designated by the Conflicted Member shall have the right to vote or participate in any meeting of the Management Committee regarding such Conflict Activity or any approval in connection with any action by the Management Committee in respect of such Conflict Activity and the presence of any Representative appointed by the Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action. No Officer that is also a present officer, director, member, manager, stockholder, partner or employee of a Conflicted Member (or one of its Affiliates) shall have any obligation to take or refrain from taking any action on behalf of the Company Group with respect to such Conflict Activity except to provide information, documents and other related items reasonably requested by the Company or the Management Committee in connection with such Conflict Activity (provided that such Person shall not be required to provide such information, documents or other items if doing so would require such Person to violate any applicable confidentiality restrictions (following a request of the waiver thereof) or waive or violate any legal professional privilege or similar duty of confidentiality). Except with respect to such Person’s failure to provide information, documents or other related items requested by the Company in connection with such Conflict Activity in violation of the foregoing, any such Person’s failure or refusal to take or refrain from taking any such action shall not constitute (i) a breach of any duty, fiduciary or otherwise, if any, owed by such Person to any member of the Company Group or (ii) gross negligence or willful misconduct on the part of such Person. Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.1(h) shall not apply for the benefit of any Non-Conflicted Member at any time that such Member is a Defaulting Member, and the Representatives that have been appointed by such Defaulting Member shall have no rights under this Section 3.1(h), with respect to any Conflict Activity under the Construction Management Agreement or Operating Agreement, and the Representatives appointed by such other Member shall have authority to act on behalf of the Company Group with respect to such Conflict Activity during the Default Period or Cross- Default Period, as applicable, and (ii) the execution by a member of the Company Group of (A) the Transaction Documents to which it is a party or (B) any Affiliate Contract that is (x) contemplated by the Construction Management Agreement or Operating Agreement, as applicable, and (y) on terms and conditions consistent with the requirements therefor specified in the Construction Management Agreement or Operating Agreement, as applicable, shall not be considered to be a Conflict Activity and, in each case, are hereby deemed approved by the Management Committee and the Members for all purposes.

(i)Notwithstanding anything herein to the contrary, during the term of the Business Opportunity Agreement, where a Member or one or more of such Member’s Affiliates is pursuing an Exclusive Opportunity in accordance with the Business Opportunity Agreement, (A) the execution by the Company or any other member of the Company Group of an Affiliate Contract governing (solely) the interconnection of the subject assets to the Midstream Assets shall not be deemed a Conflict Activity and (B) the Management Committee may not unreasonably delay or withhold its affirmative vote or consent approving the execution of any such Affiliate Contract; provided, in each case, that such Affiliate Contract is on terms and conditions substantially similar, subject to adjustment for reasonable operational differences, to interconnection agreements entered into by the applicable member of the Company Group as of such time with Persons other than the Members and their respective Affiliates.

Section 3.2    Member Obligations.

(a)No Member, in its capacity as a Member, shall have any fiduciary or other duty to the Company, any other Member, any Representative or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing and, to the extent that, at law or in equity, any Member has any such fiduciary or other duty pursuant to this Agreement, such duty is hereby eliminated to the maximum extent permitted pursuant to Section 18-1101(c) of the Act.

(b)Without limiting the foregoing, but subject to the Business Opportunity Agreement, each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of any other Member or any member of the Company Group, in the business conducted by such Member and its Affiliates as of the Formation Date and/or the Effective Date and in any other business, business opportunities, transactions, ventures or other arrangements of any nature or description independently or with others, including business of a nature that may be competitive with or the same as or similar to the Business, regardless of the geographic location of such business, all without any duty or obligation to account to any other Member or any member of the Company Group in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or any member of the Company Group. Notwithstanding anything to the contrary in this Agreement, (a) a Member shall be permitted to vote its Company Interest in its own self-interest and (b)(i) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, (ii) except as otherwise provided in the Business Opportunity Agreement, no Member that (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for any member of the Company Group shall have any duty to communicate or offer such opportunity to the Company, any other member of the Company Group or any other Member, and such Member shall not be liable to any member of the Company Group, to any other Member or to any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity or information and (iii) except as otherwise provided in the Business Opportunity Agreement, neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom. Each Member (in its own name and in the name and on behalf of the Company Group) expressly (x) waives any conflicts of interest or potential conflicts of interests as described in this Section 3.2, and (y) agrees that (i) the terms of this Section 3.2, to the extent that they modify or limit any fiduciary duty (including any duty of loyalty) or other obligation that any Person may have under the Act, are reasonable in form, scope and content and (ii) the terms of this Section 3.2 shall control to the fullest extent possible if it is in conflict with any fiduciary duty, including any duty of loyalty, or similar obligation, if any, that a Member or any of its Affiliates may have to any member of the Company Group or another Member, under the Act or any other applicable Law.

(c)In the event of any conflict between the foregoing provisions of this Section 3.2(a) and the provisions of the Business Opportunity Agreement, the provisions of the Business Opportunity Agreement shall control.

Section 3.3    Management Committee; Removal of Representatives.

(a)The Management Committee shall be comprised of four Representatives. Each Member shall have the right to designate two individuals to serve as its representatives on the Management Committee (each, a “Representative”) and one individual (an “Alternate Representative”) to act as such Member’s Representative in the absence of any Representative appointed by such Member. Each Alternate Representative may also attend

Management Committee meetings at the direction of the Member who appointed such Alternate Representative. Further, each Representative may, subject to Section 4.3, bring to any Management Committee meetings such advisors as he/she may deem appropriate. All actions of a Member with respect to the Management Committee shall be taken through its Representatives. The initial Representatives, and Alternate Representative, for each Member are designated on Exhibit D. Each Member shall notify the other Members, from time to time, of the identity of such individuals.

(b)Each Member shall have the right, at any time and for any reason (or for no reason), to remove any Representative or Alternate Representative it has appointed. Should any Representative or Alternate Representative be unwilling or unable to continue to serve on the Management Committee, or otherwise cease to so serve (including by reason of his or her involuntary removal), then the Member that appointed such Representative or Alternate Representative shall fill the resulting vacancy with a new Representative or Alternate Representative appointed by that Member.

(c)No Representative or Alternate Representative need be a resident of the State of Delaware. Each Representative and Alternate Representative shall serve as such until the earlier of (i) the appointment of such Representative’s or Alternate Representative’s, as applicable, successor, and (ii) his or her earlier withdrawal, death, removal or resignation.

(d)Any individual that serves as a Representative or Alternate Representative shall not be required to be a Representative or Alternate Representative, as applicable, as his or her sole and exclusive occupation, and Representatives and Alternate Representatives may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

(e)A Member’s Representatives shall collectively vote the entire Voting Interest of such Member and, if any of a Member’s Representatives or Alternate Representatives is absent or unavailable, then such Member’s other Representatives that are present shall have the entire Voting Interest of all of such Member’s Representatives or, if such Member provides notice to the other Member, such Member’s Alternate Representative may be authorized to act as its “Representative” for all purposes hereunder for the duration of such Member’s appointed Representative’s absence.

(f)The chairman of the Management Committee (the “Chairman”) shall initially be one of the Representatives selected by Paradigm Member. Thereafter, the right to appoint the Chairman shall be rotated on an annual basis, with the Member whose Representative was not the prior Chairman being the Member electing the next Chairman. For the avoidance of doubt, the Chairman shall have no special casting or deciding vote on any matter presented to the Management Committee. The Chairman shall appoint a secretary at each Management Committee meeting who shall make a record of each proposal voted on and the results of such voting at such Management Committee meeting. Each Representative present at such meeting shall sign and be provided a copy of such record at the end of such meeting and such record shall be considered the final record of the decisions of such Management Committee. The Chairman shall provide each Member with a copy of the record of the voting on each proposal voted on by the Management Committee within 15 Business Days after the end of such meeting.

(g)Each Representative shall have the full authority to act on behalf of the Member that appointed such Representative on all matters considered or acted upon by the Management Committee under this Agreement. Whenever a Representative of any Member so acts, that action (whether at a meeting or through a written consent of the Management Committee) shall bind such Member that appointed that Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of that Representative. A Representative (in such Person’s capacity as a Representative) shall have no fiduciary or other duty to the Company, any Member, any other Representative or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing. To the maximum extent permitted by applicable Law, no Representative (in such Person’s capacity as a Representative) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Representative (in such Person’s capacity as a Representative), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Representative (in such Person’s capacity as a Representative) engaged in bad faith, fraud or willful misconduct or criminal wrongdoing. EACH REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT APPOINTED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER, ANY OTHER REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY.

Section 3.4    Meetings of the Management Committee.

(a)	Regular meetings of the Management Committee shall be held
quarterly.

(b)A quorum for meetings of the Management Committee shall be Representatives collectively representing, in person, by telephone or by proxy, Voting Interests equal to or greater than the Voting Interests required to approve the action required or permitted to be taken at the applicable meeting.

(c)Representatives may participate in and hold a meeting of the Management Committee by means of conference telephone, videoconference or similar communications equipment by which all Representatives participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at the meeting.

(d)The Chairman of the Management Committee, if present and acting, shall preside at all meetings of the Management Committee and of Members. Otherwise, any other Representative chosen by the Management Committee shall preside.

Section 3.5    Notice of Management Committee Meetings. Written notice of all regular meetings of the Management Committee must be given to all Representatives at least 15 days prior to any regular meeting of the Management Committee and five Business Days prior to any special meeting of the Management Committee. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Attendance of a Representative at a meeting (including pursuant to Section 3.4(c)) shall constitute a waiver of notice of such meeting, except where such Representative attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.

Section 3.6    Actions by the Management Committee. Except as otherwise expressly provided in this Agreement, all decisions of the Management Committee shall require affirmative vote or written consent of Representatives representing greater than 50% of the Voting Interests. The Representatives appointed by a Member shall hold in the aggregate a voting right equal to the Percentage Interest of the Member that appointed such Representative. The Management Committee may establish committees, as needed, from time to time.

Section 3.7    Action by Written Consent. To the extent permitted by applicable Law, the Management Committee may act without a meeting, without prior notice and without a vote so long as Representatives representing Voting Interests equal to or greater than the Voting Interests required to approve such action shall have executed a written consent or consents with respect to any such Management Committee action taken in lieu of a meeting.

Section 3.8    Officers.

(a)The Management Committee shall have the power to elect, delegate authority to and remove such officers of the members of the Company Group as the Management Committee may from time to time deem appropriate (such officers, collectively, the “Officers”). Each Officer shall serve in such capacity until the earliest of his or her death, resignation, or removal or replacement by the Management Committee and shall have the authority delegated to them by the Management Committee. Any delegation of authority to an Officer to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly. Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its employees that are Officers in their capacity as Officers.

(b)None of the Officers shall be “managers” of any member of the Company Group under Section 18-401 of the Act.

(c)No Member shall be liable in damages to any member of the Company Group or the other Member for any action taken or not taken by an employee of such Member who is also an Officer that is taken (or not taken) in such Person’s capacity as an Officer.

Section 3.9    Failure to Approve Budgets; Initial Approvals.

(a)The Members shall, as promptly as practicable after the execution of this Agreement, cooperate to create (or cause to be created) and approve an initial Approved

Annual Budget which shall be the Construction Budget as required by the Construction Management Agreement. Approval of an Approved Annual Budget hereunder shall constitute deemed approval for the Company to expend up to ten percent (10%) in excess of the authorized amount for any category of expense set forth in such Approved Annual Budget, not to exceed in the aggregate ten percent (10%) of the aggregate amount set forth in such Approved Annual Budget. With respect to any budget other than the Construction Budget, if the Management Committee fails to timely approve any budget for the Company for any period, the latest Approved Annual Budget shall be used, and deemed approved by the Management Committee, for any subsequent period until the new budget for that period is so approved by the Management Committee, except that (i) each Direct Bill Budget item in such latest Approved Annual Budget (excluding extraordinary items completed in the prior period) shall be increased to an amount equal to one hundred three percent (103%) of the amount set forth for such item in the latest Approved Annual Budget and (ii) the Fixed Operating Fee included in such latest Approved Annual Budget shall be increased in accordance with Section 4.2 of the Operating Agreement.

(b)The Company is hereby authorized to enter into the Construction Management Agreement and the Operating Agreement.

Section 3.10    Compensation.    No individual shall receive separate compensation or reimbursement of expenses for serving as an Officer.

Section 3.11    Indemnification.

(a)No Liability of Members for Company Group Obligations.

(i)Except as otherwise provided by the Act, no Covered Person shall be obligated personally for Liabilities of any member of the Company Group solely by reason of being a Covered Person.

(ii)Except as otherwise expressly required by Law, a Member, in its capacity as a Member (but, for the avoidance of doubt, not in its capacity as an Operator under the Operating Agreement, or in its capacity as Construction Manager under the Construction Management Agreement), shall have no liability in excess of the sum of: (i) the amount of its Capital Contributions; (ii) its share of any undistributed assets and undistributed profits of the Company; and (iii) the amount of any distributions wrongfully distributed to such Member. No Member shall have any responsibility to contribute to or in respect of the liabilities or obligations of any member of the Company Group or to return distributions made by any member of the Company Group, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction or properly constituted (in accordance with Section 10.3) arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

(b)	Exculpation.

(i)    No Covered Person shall be liable to any member of the Company Group or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of any member of the Company Group and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith, or willful misconduct.

(ii)    A Covered Person shall be fully protected in relying in good faith upon the records of the Company Group and upon such information, opinions, reports or statements presented to the Company Group by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company Group.

(iii)    Any amendment, modification or repeal of this Section 3.11(b) or any provision in this Section 3.11(b) shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 3.11(b) as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

(c)Indemnification.    To the fullest extent permitted by applicable Law, the Company shall indemnify and hold harmless each Covered Person from and against all Liabilities arising from or related to any act or omission performed or omitted by such Covered Person on behalf of any member of the Company Group and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (i) no Covered Person shall be entitled to be indemnified in respect of any Liabilities by reason of such Covered Person’s fraud, bad faith, or willful misconduct; and (ii) no Covered Person that is an Officer shall be entitled to be indemnified in respect of any Liability by reason of such Covered Person’s breach of his or her duty of loyalty to the member of the Company Group of which such Covered Person is an Officer; in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 10.3. Any indemnity under this Section 3.11(c) shall be provided out of and to the extent of the Company’s assets only (including the proceeds of any insurance policy purchased by the Company pursuant to Section 3.11(g)), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 3.11(c) or any provision in this Section 3.11(c) shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 3.11(c) as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

(d)Expenses Payable in Advance. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative Action, against such Covered Person for which such Covered Person may be entitled to indemnification pursuant to Section 3.11(c) shall be paid by the Company in advance of the final disposition of such Action upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized in Section 3.11(c). Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

(e)Primary Obligation.    Each Member hereby acknowledges, on behalf of itself and the Company, that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Member and certain of their Affiliates (collectively, the “Member Indemnitors”). Each Member hereby agrees, on behalf of itself and the Company, (a) that the Company is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Section 3.11(c) and Section 3.11(d) are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (b) that the Company shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Section 3.11(c) and Section 3.11(d) of this Agreement (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors, and (c) that the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Each Member hereby agrees, on behalf of itself and the Company, that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company pursuant to 3.11(c) shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. Each Member hereby agrees, on behalf of itself and the Company, that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 3.11(e).

(f)Non-exclusivity    of    Indemnification    and    Advancement    of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 3.11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, it being the policy of the Company that indemnification of the Covered Persons shall be made to the fullest extent permitted by Law. The provisions of this Section 3.11 shall not be deemed to preclude the indemnification of any Person who is not a Covered Person but whom the Company has the power or obligation to indemnify under the provisions of the Act, or otherwise.

(g)Insurance. The Company may purchase and maintain insurance on behalf of any Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Covered Person against such liability under the provisions of this Section 3.11.

(h)Certain Definitions. For purposes of this Section 3.11, references to “the Company” shall include, in addition to the resulting enterprise, any constituent enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any Covered Person who is or was a director or officer of such constituent enterprise, or is or was a director or officer of such constituent enterprise serving at the request of such constituent enterprise as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 3.11 with respect to the resulting or surviving enterprise as such Covered Person would have with respect to such constituent enterprise if its separate existence had continued. The term “another enterprise” as used in this Section 3.11 means any other limited liability company or any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which such Covered Person is or was serving at the request of the Company as a director, officer, employee or agent. For purposes of this Section 3.11, references to “fines” shall include any excise taxes assessed on a Covered Person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

(i)Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section
3.11    shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be an Officer or Representative and shall inure to the benefit of the heirs, executors and administrators of such a Covered Person.

Section 3.12    Insurance.    The Management Committee shall determine on an annual basis or more often, as necessary, coverage limits, deductibles and policy forms for the Company Group’s insurance coverage, including any coverage to be required by the Operator and Construction Manager for the benefit of the Company (collectively, the “Insurance Program”). If it is determined that any portion of the Insurance Program is unenforceable in any respect under applicable Law, the Insurance Program shall automatically be amended to conform to the maximum limits and other provisions required by applicable Law for so long as such Law is in effect. If any insurance coverage required by the Insurance Program becomes unavailable or, in the opinion of a Member, prohibitively expensive, the Members agree to negotiate in good faith a resolution so as to permit the Company Group to obtain alternate coverage at a reasonable cost.

ARTICLE IV
BOOKS AND RECORDS; REPORTS AND
INFORMATION AND ACCOUNTS

Section 4.1    Maintenance of Books and Records.

(a)    The Company shall keep or cause to be kept true and complete books of account for each member of the Company Group and any other books of account that are required to be maintained by applicable Laws pursuant to the terms of the Construction Management Agreement and the Operating Agreement. Such books shall reflect all transactions of the members of the Company Group in accordance with GAAP or in accordance with any applicable Law if the Law requires a particular set of books of account to reflect a different methodology; provided that the Capital Accounts of the Members shall be maintained in accordance with Section 6.3.

(b)    All of the books of account referred to in Section 4.1(a), together with an executed copy of this Agreement and the Certificate, and any amendments thereto (and all such other books and records as may be required by the Act), shall at all times be maintained at the principal office of the Company, except as is otherwise agreed to by the Company (directly or indirectly through its Subsidiaries) pursuant to the Construction Management Agreement or the Operating Agreement. Such books and records, and any other books and records maintained (or caused to be maintained) by any member of the Company Group, upon reasonable notice to the Management Committee and the Construction Manager or Operator, shall be open to the inspection and examination of, and copying by at such Member’s expense, the Members or their representatives during normal business hours at the principal office (or other applicable office) of the Company, the Construction Manager or Operator, as applicable. Any information obtained by a Member in connection with any review of the books and records of the Company Group shall be subject to the confidentiality provisions of this Agreement.

Section 4.2    Auditor; Corporate Reports; Annual Financial Statements.

(a)Auditor. The auditor of the Company shall be Ernst & Young or such other auditor as may be selected by the Management Committee from time to time (the “Auditor”).

(b)Access to Records.    Each    Member    and    its    respective representatives shall be entitled to reasonable access, during regular business hours and upon reasonable advance notice, to the corporate books and records and properties, and the executive Officers and representatives, of the Company Group, for any reasonable purpose, including in order to conduct any investigation or audit of the business, financial position and financial statements of any such entity; provided that nothing herein shall authorize access to classified or controlled unclassified information, except as authorized by applicable Law.

(c)Reports. The Company shall prepare (or cause to be prepared) and supply (or cause to be supplied) to each Member the following:

(i)Audited annual consolidated financial statements of the Company Group with respect to the prior Fiscal Year consisting of a profit and loss statement, a balance sheet, changes in Members’ capital and a statement of cash flows shall be prepared in accordance with GAAP (except for any normal year-end adjustments and the absence of footnotes) by the Company’s Auditor (collectively the “Annual

Financial Statements”). The Annual Financial Statements for a Fiscal Year shall be delivered to each Member within 120 days after the end of such Fiscal Year.

(ii)Unaudited quarterly consolidated financial statements of the Company Group with respect to the prior Calendar Quarter consisting of a profit and loss statement, a balance sheet, changes in Members’ capital and a statement of cash flows shall be prepared in accordance with GAAP, except for any normal year-end adjustments and the absence of footnotes (the “Quarterly Financial Statements”), and shall be delivered to each Member within 45 days after the end of such Calendar Quarter.

(iii)Monthly consolidated financial reports with respect to the prior Calendar Month and the applicable year-to-date periods consisting of (i) a profit and loss statement, a balance sheet, changes in Members’ capital, a statement of cash flows and (ii) if during the Operations Phase, a comparison to the respective amounts in the then-current Operating Budget or Default Budget, as applicable. The monthly financial reports shall be prepared in accordance with GAAP except for normal year-end adjustments and the absence of footnotes and, if during the Operations Phase, shall contain a brief narrative describing material variances to the then-current Operating Budget or Default Budget, as applicable (the “Monthly Financial Reports”). The Monthly Financial Reports for a Calendar Month shall be delivered within 45 days after the end of such Calendar Month.

(iv)During the Operations Phase, monthly operating reports with respect to the prior Calendar Month consisting of a description of the Company Group’s business, including the throughput on the System, a monthly and year-to-date gain/loss volume and percentage summary, maintenance costs and any environmental, health or safety incidents, including any product releases or notices of violations, and such reports for a Calendar Month shall be delivered within 45 days after the end of such Calendar Month.

(v)During the Operations Phase, a forecast of the Profits and cash distributions to the Members for the remainder of the Fiscal Year and, with respect to the fourth Calendar Quarter of the then current Fiscal Year, a forecast of the Net Profits and cash distributions to be made to the Members in the first Calendar Quarter of the following Fiscal Year (the “Quarterly Forecasts”). The Quarterly Forecasts shall be delivered within 45 days after the end of each Calendar Quarter.

(vi)An estimate of taxable income for the Company Group and the amounts allocable to each Member for each Fiscal Year (the “Tax Estimate Report”). The Tax Estimate Report shall be delivered within 45 days after the end of the Fiscal Year.

(vii)During the (i) Construction Phase, any amended Construction Budget or Construction Schedule, within 10 days of the amendment of such Construction Budget or Construction Schedule, and (ii) the Operations Phase, copies of (A) the then-current Direct Bill Budget or Default Direct Bill Budget, as applicable, in effect from time to time, within 10 days after the approval (or deemed approval) thereof; and (B) any amended Direct Bill Budget within 10 days of the amendment of such Direct Bill Budget.

(viii)Copies of all material filings, disclosures, or reports submitted to any Governmental Entity affecting any member of the Company Group.

(ix)A quarterly report summarizing all outstanding claims related to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to any member of the Company Group that occurred during the prior Calendar Quarter affecting any member of the Company Group.

(x)Copies of all material information related to any pending or material threatened litigation or insurance claim affecting any member of the Company Group.
(xi)A notice describing any circumstance, event, occurrence or condition known to any Construction Manager or the Operator constituting (or which reasonably could be expected to constitute) a material breach or violation of any material, contractual, statutory or other obligation of any member of the Company Group, promptly following such Person obtaining knowledge of such circumstance, event, occurrence or condition.

(xii)A notice describing any significant circumstance, event, occurrence or condition (whether then existing or, in the Construction Manager’s or the Operator’s opinion, as applicable, expected to exist in the near future) affecting the Construction and/or the performance of the services under the Construction Management Agreement or the Operating Agreement (as applicable), promptly following such Person obtaining knowledge of such circumstance, event, occurrence or condition.

(xiii)During a Construction Phase, a quarterly report containing estimates of the schedule pursuant to which the budgeted Construction Costs under the Construction Management Agreement for the remainder of the then-current Calendar Year are anticipated to be incurred by any member of Company Group.

(xiv)Such other information as a Member may reasonably request regarding the Company Group to the extent such information is in the possession of any member of the Company Group or is obtainable by any member of the Company Group pursuant to the Construction Management Agreement or the Operating Agreement, as applicable.

Section 4.3    Confidentiality.

Each Member and its respective Affiliates shall keep confidential all information which is obtained by them as Members or otherwise pursuant to this Agreement, and shall refrain from making any public statements with respect to this Agreement or any other Transaction Document, in each case, upon and subject to the terms set form in Section 5.14 of the Transfer Restrictions Agreement.

ARTICLE V
LIQUIDITY AND TRANSFER RESTRICTIONS

Section 5.1    Transfer of Company Interest.

(a)Except as provided by Section 6.6(f), Section 10.4 or Article II of the Transfer Restrictions Agreement, and in accordance with this Section 5.1 and the Transfer Restrictions Agreement, no Member may Transfer (or grant a Lien on) all or any portion of its Company Interest to any Person.

(b)Any purported Transfer of (or grant of a Lien on) all or any portion of a Member’s Company Interest in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer (or such grant of a Lien).

(c)No Transfer of all or any portion of a Member’s Company Interest shall be permitted unless and until all of the following conditions are satisfied:

(i)such Transfer shall not violate the terms of or constitute a breach of or a default under, or result in the breach of or a default under, with the giving of notice, the passage of time, or both, any material agreement, document, contract or instrument to which the Company or any Subsidiary thereof is a party or by which the Company, any of its Subsidiaries, or their respective assets are bound;

(ii)such Transfer will be exempt from all applicable registration requirements and will not violate any Laws regulating the transfer of securities, and, except in the case of a Transfer of Company Interests to another Member, if requested by the Management Committee, the transferor shall provide an opinion of counsel to such effect reasonably satisfactory to the Management Committee;

(iii)such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940, as amended, and if requested by the Management Committee, the transferor shall provide an opinion of counsel to such effect reasonably satisfactory to the Management Committee; and

(iv)the transferor and the transferee shall pay, or reimburse the Company for, all reasonable costs incurred by the Company in connection with such Transfer on or before the 10th day after the receipt by that Person of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate equal to the Interest Rate.

(d)Upon any Transfer of all or part of a Member’s Company Interest in accordance with this Agreement, such transferee shall be admitted as a Member upon such transferee (i) becoming a party to this Agreement by executing an assumption and adoption agreement in a form reasonably acceptable to all of the other Members and (ii) delivering to the Company such documents and instruments of conveyance as may be necessary or appropriate, in the opinion of counsel to the Company, to effect such Transfer, free and clear of all Liens, other than those created or permitted hereunder.

Section 5.2    Tax Termination Make-Whole Payments.

(a)In connection with any Transfer of a Company Interest, Transfer of any Equity Interest in a Member, or a Change of Control with respect to a Member (a “Change Event”), the Members desire to address the possibility of a constructive termination of the Company under §708(b)(1)(B) of the Code (a “Tax Termination”) and to allocate responsibility for any damages resulting therefrom.

(b)The Member whose Change Event causes a Tax Termination Event (a “Terminating Member”) will pay to all of the other Members an amount of damages calculated in accordance with Section 5.2(c). Notwithstanding the foregoing in this clause (b), no payments under this Section 5.2 (b) shall be due from a Terminating Member (i) for any Change Event pursuant to exercise of a preferential purchase right (including the right of first offer described in the Transfer Restrictions Agreement), (ii) for any Change Event in connection with a transaction, or a series of related transactions, where all of the selling Members are Affiliates of each other and all of the buying Members are already Members at the time of the sale and not Affiliates of any of the selling Members, or (iii) for any Change Event where such Change Event is in connection with a transaction, or a series of related transactions, where all of the selling Members collectively are selling 100% of the Company Interests in the Company and all of the buying parties are not already Members at the time of the sale and not Affiliates of any of the selling Members.

(c)If a Tax Termination Event occurs, the Terminating Member shall pay to the other Members at the date of the Tax Termination Event with respect to the Tax Termination given rise to by such Tax Termination Event, an amount equal to one hundred percent (100%) of the sum of (a) a damage amount calculated as the product of (i) the difference between (A) the net present value as of the date of such Tax Termination, using a discount rate of 7%, of the amount of tax depreciation allocable to a Member from the Company for each future taxable period calculated as if such Tax Termination had not occurred but with all other facts unchanged, minus (B) the net present value as of the date of such Tax Termination, using a discount rate of 7%, of the amount of tax depreciation allocable to such Member from the Company for each future taxable period calculated taking into account such Tax Termination, multiplied by (ii) the sum of the highest marginal federal income tax rate as a percentage of taxable income applicable to a U.S. corporation for the taxable year in which the Tax Termination occurs, and four percent (4%) (as a proxy for applicable state income taxes). Attached hereto as Schedule 5.2(c) is an example (for illustrative purposes only, it being understood by the Members that the amounts to be used in connection with a payment pursuant to this Section 5.2(c) may be different from the amounts set forth in Schedule 5.2(c)) showing how the Parties intend to calculate any payment required pursuant to this Section 5.2(c) on a Tax Termination Event.

(d)A Terminating Member shall make any payment required under this Section 5.2 to the other Members upon the earlier of (i) five (5) days prior to the date any estimated tax payment is required to be paid by the other Members under Internal Revenue Code

§6655 as a result of a Tax Termination, or (ii) within forty-five (45) days after the end of the month in which the relevant Tax Termination occurs.

ARTICLE VI
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 6.1    Initial Capital Contributions; Required Capital Contributions.

(a)Initial Contributions.    On the Effective Date, each Member has made Capital Contributions that are required to be made by such Member on the Effective Date pursuant to the Contribution Agreement. The Members agree that the Book Value of the Initial Paradigm Contribution is $        . As a result of these initial Capital Contributions, each Member shall have the Percentage Interest in the Company set forth opposite such Member’s name on Exhibit A.

(b)Required Contributions. The Members agree that each Member is required to fund its Percentage Interest of any capital call, until the Unfunded Capital Commitment of such Member is zero, that is (i) for the Design, Procurement or Construction of the Subject Facilities, or the Management thereof, by the Construction Manager, in each case, pursuant to the Construction Management Agreement and (ii) consistent with the then-effective Approved Annual Budget (each of the foregoing, a “Required Contribution”).

(c)	Additional Contribution Procedures.

(i)The Company shall issue, or shall cause to be issued, Call Notices as and to the extent necessary for the Company to meet its funding obligations under each of the Construction Management Agreement and Operating Agreement. Each Member shall, until such Member’s Unfunded Capital Commitment is zero, not later than 15 Business Days after its receipt of any such Call Notice, contribute its Percentage Interest share of the amount specified in such Call Notice to the Company.

(ii)All Call Notices shall be expressed in dollars and shall state the date on which payment is due and the bank(s) and account(s) to which payment is to be made. Each Call Notice shall specify in reasonable detail the purpose(s) for which such additional contribution(s) are required, and the amount of the contribution(s) to be made by each Member pursuant to such Call Notice.

Section 6.2    Additional Capital Contributions; Loans by Members.

(a)No Member shall make, or be required to make, any Capital Contributions to the Company other than (i) Required Contributions; (ii) as provided in Section 6.1(c)(i); or (iii) Capital Contributions unanimously approved by the Management Committee.

(b)If additional funds are necessary to avoid (i) bankruptcy by any member of the Company Group or (ii) any default by any member of the Company Group under any contract to which such member of the Company Group is a party, but the approval for such additional Capital Contribution pursuant to Section 6.2(a) cannot be obtained, any Member(s) may elect to provide a Member Loan to the Company (or directly to the Subsidiary of the

Company requiring such funds) in a principal amount equal to the amount determined by the Management Committee to be reasonably necessary to avoid such bankruptcy or default. A Member Loan is not a Capital Contribution and shall not result in any change to the Percentage Interests of the Members.

Section 6.3    Capital Accounts. The Company shall establish and maintain a separate capital account for each Member on the books of the Company in accordance with Code Section 704(b) and the Regulations thereunder. The Capital Accounts of the Members as of the Effective Date equal (i) in the case of Phillips Member $[    ] and (ii) in the case of Paradigm Member $[    ]. Each Member’s Capital Account shall be increased by (i) the Capital Contributions of such Member, (ii) Profits and items of income or gain allocated to such Member as set forth in Article VII hereof, and (iii) the amount of Company liabilities assumed by such Member or which are secured by any property distributed to such Member. Each Member’s Capital Account shall be decreased by (i) the amount of any cash and the Book Value of any property distributed to such Member, (ii) Losses, Nonrecourse Deductions, Partner Nonrecourse Deductions, and items of loss or deduction allocated to such Member as set forth in Article VII hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company. In determining the amount of any liability for purposes of the preceding two sentences, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which Capital Accounts, or any credits or debits thereto, are maintained, the Management Committee may make such modification. The Management Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulation Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

Section 6.4    Return of Contributions.    Although a Member has the right to receive Distributions in accordance with the terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 6.5    Failure to Fund Required Contributions.

(a)If any Member fails to pay in full when due (any such date, a “Due Date”) any amount owed to the Company pursuant to the terms of Section 6.1(b) or Section 6.1(c) and such failure is not cured within 15 Business Days of such Due Date (the period beginning on such 15th Business Day after such Due Date and ending when all of the Defaulting Member’s Total Amount in Default has been satisfied in full, the “Default Period”), then such Member shall be deemed to be in default under this Agreement (a “Default”).” The Company

(or a Non-Defaulting Member) shall give prompt notice of such default (a “Default Notice”) to the Defaulting Member and each Non-Defaulting Member. A Default Notice shall include a statement of the amount the Defaulting Member has failed to pay.

(b)Any amount in Default and not paid when due under this Agreement shall bear interest at the Interest Rate from the applicable Due Date to the date of payment.

Section 6.6    Certain Consequences of Default.

(a)During the Default Period (or, except with respect to Section 6.6(a)(iv), the Cross-Default Period), a Defaulting Member shall have no right to:

(i)have its Representatives counted for purposes of determining a quorum for any vote of the Management Committee;

(ii)vote or have its Representatives vote on any matter with respect to which Member approval or Management Committee approval is required under the express terms of this Agreement (including with respect to any Conflict Activity);

(iii)request or call, or have its Representatives request or call, any meetings of the Management Committee;

(iv)receive any distribution under Section 7.6 until the expiration of the Default Period, and such distributions otherwise payable to the Defaulting Member shall instead (A) first, be paid to the Non-Defaulting Member to reimburse the Non-Defaulting Member for any outstanding Non-Defaulting Member Advances, plus interest thereon at the Interest Rate and (B) thereafter, until such Defaulting Member’s Total Amount in Default has been satisfied in full, be retained by the Company and applied as a reduction to the Total Amount in Default (and amounts received towards the Total Amount in Default shall be deemed paid towards costs first, then interest and then principal, and in each case towards the oldest of each applicable type of expense (costs, interest or principal) first);

(v)Transfer its Company Interest, except for, subject to the provisions of Section 5.1, a Transfer of all of its Company Interest to a Person who simultaneously with such transfer satisfies or causes to be satisfied in full the Total Amount in Default or, where applicable, cure the Cross-Default; or

(vi)Exercise any rights under the Business Opportunity Agreement.

(b)Upon the commencement of a Default Period, any Non-Defaulting Member may, but shall not be obligated to, advance (which shall not, except as provided in Section 6.6(c), be deemed a Capital Contribution) to the Company, the amount that the Defaulting Member has failed to pay (as set forth in the Default Notice), with each Non- Defaulting Member that elects to participate in such advance making its share of such advance in proportion to its Percentage Interest (without taking into account the Percentage Interest of the

Defaulting Member) or in such other percentages as the participating Non-Defaulting Members may agree (a “Non-Defaulting Member Advance”).

(c)In addition to the other remedies available to the Non-Defaulting Member under this Section 6.6, if a Defaulting Member is in Default and has failed to satisfy in full its Total Amount in Default, then the Non-Defaulting Member may, (x) if the Defaulting Member is (1) a direct or indirect Transferee of all or any portion of the Paradigm Member’s Percentage Interests and (2) not Controlled by Stonepeak Infrastructure Fund (Orion AIV) LP, a Delaware limited partnership, at any time during the Default Period, or (y) otherwise, after the 30th day of the Default Period, elect to:

(i)    Reduce the Percentage Interest of the Defaulting Member by written notice to the Company and such Defaulting Member (an “Interest Reduction Notice,” and the date of delivery of the Interest Reduction Notice, the “Interest Reduction Notice Delivery Date”), and the Defaulting Member’s Percentage Interest shall be reduced in accordance with the following formula:

AMIDM	=	the adjusted Member Interest of the Defaulting Member, effective as of the Interest Reduction Notice Delivery Date (expressed as a percentage)

CCDM	=	the aggregate Capital Contributions made to the Company by the Defaulting Member as of the Interest Reduction Notice Delivery Date (expressed in dollars)

CCT	=	the aggregate Capital Contributions made to the Company by all Members plus the Interest Reduction Amount;

(ii)    if such Defaulting Member or its Affiliate is the Construction Manager under the Construction Management Agreement and/or the Operator under the Operating Agreement, remove such Defaulting Member or its Affiliate as such Construction Manager and/or Operator; and/or

(iii)    purchase, and the Defaulting Member shall be obligated to sell to the Non-Defaulting Member, all, and not less than all, of the Company Interest held by such Defaulting Member and its Affiliates (the “Subject Interests”) (the right of such Non-Defaulting Member described in this Section 6.6(c)(iii), a “Call Option”); provided, that a Non-Defaulting Member shall not have a Call Option where the applicable Default is the failure by the Defaulting Member to, in accordance with Section 6.1(c)(i), contribute its Percentage Interest share of the amount specified in a Call Notice issued with respect to funding under the Operating Agreement.

(d)In the event of the election by a Non-Defaulting Member of the remedy set forth in Section 6.6(c)(i) above, then (i) the Non-Defaulting Member’s Percentage Interest shall be increased by the amount by which the Defaulting Member’s Percentage Interest is reduced; (ii) the Non-Defaulting Member Advance shall thereupon be deemed a Capital Contribution by such Non-Defaulting Member; and (iii) the Company shall thereupon cause the Percentage Interests to be revised in its records to reflect the adjustments described in this Section 6.6 as of the Interest Reduction Notice Delivery Date.

(e)Upon any reduction of the Defaulting Member’s Percentage Interest pursuant to this Section 6.6, the Defaulting Member’s Total Amount in Default shall be deemed satisfied in full and consequently the Default Period shall terminate.

(f)The Non-Defaulting Member may exercise its Call Option by providing written notice (a “Purchase Notice”) to the Company and the Defaulting Member of the Non-Defaulting Member’s irrevocable election to exercise its Call Option. Upon the exercise of a Call Option, the price to be paid for the Subject Interests to be repurchased in connection therewith (the “Purchase Price”) shall be equal to the greater of (i) $0 and (ii) the sum of all Unreturned Capital Contributions of the Defaulting Member multiplied by 0.90. The closing of the purchase of the Subject Interests pursuant to this Section 6.6(f) shall take place on the date designated by the Non-Defaulting Member, which date shall be not less than 5 days or, subject to the receipt of any approvals required by applicable Law, more than 60 days after the delivery of a Purchase Notice. The Non-Defaulting Member (or its designee) shall pay for the Subject Interests to be purchased pursuant to this Section 6.6(f) by a check or wire transfer of immediately available funds at such closing. Each holder of Subject Interests selling Subject Interests pursuant to this Section 6.6(f) shall not be required to make any representations or warranties in connection with such Transfer other than representations and warranties as to (a) such seller’s ownership of its Subject Interests to be transferred free and clear of Liens and (b) such seller’s power and authority to effect such Transfer.

ARTICLE VII
PROFITS AND LOSSES; DISTRIBUTIONS

Section 7.1    Allocation of Profits and Losses.

(a)In General. This Article VII sets forth the general rules for book allocations to the Members and shall apply to allocations with respect to the operations and liquidation of the Company, maintaining the books and records of the Company and computing the Members’ Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder. These provisions do not apply to the requirement that the Company maintain books and records for financial reporting purposes in accordance with Section 4.1.

(b)Profits and Losses.    After giving effect to the Regulatory Allocations, Profit and Loss (or, if determined by the Management Committee, items of income, gain, loss and expense comprising Profits or Losses for such taxable year), shall be allocated among the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such period to equal: (a) the amount such Members would receive if all assets of the Company on hand at the end of such tax period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting were distributed to the Members under Section 7.6(a), minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 7.2    Limitations on Allocations. Notwithstanding the general allocation rules set forth in Section 7.1 hereof, the following special allocation rules and limitations shall apply with respect to maintaining the Company’s books and records and computing the Members’ Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. federal income tax purposes under Code Section 704(b) and the Regulations thereunder. The special allocations in Sections 7.2(b), (c), (d), (e) and (f) shall be made in such order and priority as specified in the Regulations.

(a)Limitations on Loss Allocations.    The Losses allocated to any Member pursuant to Section 7.1(b) hereof with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 7.1(b) hereof, the limitation set forth in this Section 7.2(a) shall be applied on a Member-by-Member basis and any such Losses not allocable to a Member as a result of such limitation shall be allocated to the other Members in accordance with their positive Capital Account balances so as to allocate the maximum possible Losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).

(b)Qualified Income Offset. If in any Fiscal Year or other allocation period a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation, or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Article VII or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 7.2(b) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been made as if this Section 7.2(b) were not in this Agreement. This Section 7.2(b) is intended to constitute a “qualified income offset” as provided in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year or other allocation period, then, except as provided in Regulation Section 1.704-2(f)(2), (3), or (5), each Member shall be allocated items of income and gain for such period (and, if necessary, for subsequent periods ) in proportion to, and to the extent of, such Member’s share of the net decrease in Company Minimum Gain during such period . Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). To the extent that this Section 7.2(c) is inconsistent with Regulation Section 1.704- 2(f) or incomplete with respect to such Regulations, the Company Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

(d)Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year or other allocation period, then, except as provided in Regulation Section 1.704-2(i)(4), each Member with a share of Member Nonrecourse Debt Minimum Gain shall be allocated items of income and gain for such period (and, if necessary, for subsequent periods) in proportion to, and to the extent of, such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during such period. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). To the extent that this Section 7.2(d) is inconsistent with Regulation Section 1.704-2(i) or incomplete with respect to such Regulation, the Member Nonrecourse Debt Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation

(e)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other allocation period shall be specially allocated to the Members in proportion to each of their respective Percentage Interests in the Company. This provision is to be interpreted in a manner consistent with Regulation Sections 1.704-2(b)(1) and 1.704-2(e).

(f)Member Nonrecourse Deductions.    Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted and applied consistently therewith.

(g)Limited Effect and Interpretation. The special rules set forth in Sections 7.2(a), (b), (c), (d), (e) and (f) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 7.2, taking into account such Regulatory Allocations, to be respected for U.S. federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, inclusive, and shall be interpreted and applied consistently therewith.

(h)Offsetting Allocations.    The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profits, Losses, and other similar items. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.2(h). Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory

Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in a manner such that, after the offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1 hereof.

Section 7.3    Restoration of Negative Capital Accounts. At no time shall a Member with a negative balance in its Capital Account have any obligation to the Company or to any other Member to restore such negative balance.

Section 7.4    Interim Allocations Relating to Transferred Company Interests. Notwithstanding any other provision of this Agreement, in the event of a change in a Member’s Percentage Interest in the Company as a result of a Transfer or deemed Transfer of a Member’s Company Interest or as a result of a contribution of assets by a Member to the Company or a distribution of assets by the Company to a Member during a Fiscal Year, the allocations required under this Article VII shall be made with respect to the Members for the portions of the Fiscal Year through the date of the Transfer, contribution or distribution and after the date of the Transfer, contribution or distribution based on an interim closing of the Company’s books. The effective date of any such Transfer, contribution or distribution shall be the actual date of the Transfer, contribution or distribution as recorded on the books of the Company. This Section 7.4 shall also apply for purposes of computing a Member’s Capital Account.

Section 7.5    Code Section 704(c) Allocations.

(a)In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company that is treated as a partnership or disregarded entity for U.S. federal income tax purposes shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for U.S. federal income tax purposes and its Book Value (computed in accordance with the definition of Book Value) using the “Remedial Method of Allocation” as defined in Regulation Section 1.704-3(d).

(b)In the event the Book Value of any asset of the Company (or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. federal income tax purposes) is adjusted pursuant to clause (1) of the definition of Book Value or otherwise pursuant to Code Section 704(b) and the Regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to any such asset so adjusted shall take account of any variation between the adjusted tax basis of such asset for U.S. federal income tax purposes and the Book Value in the same manner as under Code Section 704(c), the Regulations thereunder and Section 7.5(a).

(c)Allocations pursuant to this Section 7.5 are solely for purposes of
U.S.    federal income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items allocated under Section 7.1 or Section 7.2.

Section 7.6    Distributions.

(a)    Distributions Other Than On the Effective Date or in Liquidation of the Company. Except as provided in this Section 7.6(a) (and taking into account deemed distributions, if any, under Section 8.1 which are not re-contributed pursuant to Section 8.1), Distributions of cash of the Company shall be made at the end of each quarterly accounting period of the Company to each Member of the Company in the following amounts:

(i)    100% of Available Cash to the Members:

(A)	first, pro rata in proportion to and to the extent of the Members’ Unreturned Capital Contributions; then

(B)	the balance, if any, in proportion to the Members’ Percentage Interests.

(b)    Distributions in Liquidation of the Company. Upon the dissolution or liquidation of the Company, the proceeds of sale of the properties and assets of the Company that have been sold in liquidation, and all other properties and assets of the Company not otherwise sold (and valued at their fair market value), shall be applied and distributed as follows, and in the following order of priority: (i) first, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for; (ii) second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company; and (iii) third, to the Members in accordance with Section 7.6(a).

ARTICLE VIII
WITHHOLDING TAX MATTERS; TAX STATUS AND TREATMENT

Section 8.1    Withholding.    The    Company    shall    comply     with    all    withholding requirements under U.S. federal, state, local and foreign tax Laws and shall remit amounts withheld to, and file required forms with, such applicable Governmental Entity. To the extent that the Company withholds and pays over any amounts to any Governmental Entity with respect to the distributions or allocations to any Member, the amount withheld (or credited against withholding tax otherwise due) shall be treated as a Distribution to such Member in the amount of the withholding (or credit). In the event of any claimed overwithholding by the Company, if the Company is required to take any action in order to secure a refund or credit for the benefit of a Member in respect of any amount withheld by it, it will take any such action including applying for such refund on behalf of the Member and paying it over to such Member. If any amount required to be withheld was not withheld from actual Distributions made to a Member, the Member to which the Distribution was made shall reimburse the Company for such withholding. In the event of any underwithholding by the Company to a Member, each Member agrees to indemnify and hold harmless the Company and its Subsidiaries from and against any liability, including interest and penalties, with respect to such underwithholding to such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist the Company in determining the extent of, and in fulfilling, the Company’s withholding obligations, if any. The provisions of this Section 8.1 shall be applied in a manner, taking into consideration any tiered partnership structure that the Company may be part of, that reflects the relative economic interests of each Member in the Company.

Section 8.2    Tax Status.

(a)The Company is intended to be treated as a partnership for U.S. federal income tax purposes, and each of the Subsidiaries of the Company organized under the laws of the United States, a State of the United States or any political subdivision thereof (the “Flow Through Subsidiaries”) is intended to be treated as a partnership or disregarded entity for
U.S. federal income tax purposes.

(b)Each of the Members and the Company shall take no action (including any direct or indirect Transfer of a Company Interest) or position inconsistent with (or that could reasonably be expected to be viewed by the Internal Revenue Service as inconsistent with), and shall make or cause to be made all applicable elections with respect to: (i) the treatment of the Company (or any successor thereto) as a partnership for U.S. federal income tax purposes and the treatment of each of the Flow Through Subsidiaries (or any successor thereto) as a partnership or disregarded entity for U.S. federal income tax purposes; and (ii) the treatment of the Company as not being a publicly traded partnership for U.S. federal income tax purposes.

Section 8.3    Tax Matters Partner; Tax Elections.

(a)The Company hereby elects to have a “tax matters partner” as provided under Code Section 6231(a)(7)(B) (the “Tax Matters Partner”). The Tax Matters Partner must be a Member and the Phillips Member is hereby designated as the initial Tax Matters Partner. Notwithstanding anything to the contrary in this Section 8.3, (1) the Tax Matters Partner shall not bind any Member to a settlement agreement without the written consent of such Member or enter into any extension of the period of limitations for making assessments with respect to the Company or any Member without the prior consent of the Members that would be bound by such extension, and (2) each Member shall be designated a notice partner under Code Section 6231 and shall have the rights of a notice partner granted pursuant to Code Sections 6221 through 6233.

(b)The Company shall make all elections required under U.S. federal income tax Laws and Regulations and any similar state statutes and shall make the following elections:

(i)Adopt the Calendar Year as the annual accounting period;

(ii)Adopt the accrual method of accounting; and

(iii)Adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions.

(c)The Company shall make the election provided for in Section 754 of the Code in connection with the filing of Form 1065 (U.S. Return of Partnership Income) for the first tax year for which it may make a valid election and shall provide each Member with a copy of such election.

(d)The Company shall provide each Member with estimates of the tax information to be included on Schedule K-1 within 90 days after the end of the applicable Calendar Year.

ARTICLE IX
DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.1    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(a)approval by the Management Committee in accordance with Section 3.1(e); or
(b)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Section 9.2     Winding-Up and Termination.

(a)On the occurrence of a Dissolution Event, the Management Committee shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in Section 7.6(b)and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Management Committee.

(b)All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination. The distribution of cash or property to a Member in accordance with the provisions of Section 7.6(b) and this
Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.

(c)On completion of such final distribution, the liquidator shall file a
Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE X
MISCELLANEOUS

Section 10.1    Counterparts.    This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 10.2    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 10.3    Dispute Resolution. Any dispute or controversy of any and every kind or type, whether based on contract, tort, Law or otherwise arising out of or relating to this Agreement (in each case, a “Dispute”) shall be resolved in accordance with the procedures set forth in Section 5.14 of the Transfer Restriction Agreement.

Section 10.4    Grant of Security Interest. Each Member grants to the Company and to each other Member, as security, equally and ratably, for the payment and performance of all obligations, liabilities, costs and expenses owed to the Company or any other Member, or for the enforcement of any such other Member’s remedies, under this Agreement, a security interest in and a general lien on its Company Interest and other interests in the Company and the proceeds thereof, all under the Uniform Commercial Code of the State of Delaware. The Company and each Member, as applicable, shall be entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Delaware with respect to the security interest granted in this Section 10.4. Each Member shall execute and deliver to the Company and each other Member all financing statements and other instruments that the Management Committee or any Member, as applicable, may reasonably request to effectuate and carry out the preceding provisions of this Section 10.4. At the option of the Management Committee or any Member, this Agreement or a copy hereof may serve as a financing statement. Each Member agrees to keep its Company Interest free and clear of all Liens (other than the security interest granted pursuant to this Agreement).

Section 10.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents constitutes the entire agreement of the Parties relating to the matters contained herein, and supersede all prior contracts, agreements, representations, warranties or understandings, whether oral or written, relating to the matters contained herein. Except for the rights of Covered Persons pursuant to Section 3.11, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 10.6    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt confirmed), or if mailed (first class postage prepaid) or deposited with a reputable overnight courier for next day delivery, to the Parties at the following addresses or facsimile numbers:

(a)	If to Phillips Member:

Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC 3010 Briarpark Drive
Houston, Texas 77042 Attention: General Counsel

With a copy to (which shall not constitute notice):

Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042 Attention: GeneralCounsel

(b)	If to Paradigm Member: Paradigm Energy Partners,LLC
545 E. John Carpenter Freeway, Suite 800 Irving, Texas 75062
Attention: Chief Executive Officer Facsimile: (214) 373.4306
Phone: (214) 373.4300
With a copy to (which shall not constitute notice): Stonepeak Paradigm Holdings, LLC
717 Fifth Avenue, 14th Floor New York, New York 10022
Attention: Chief Financial Officer Facsimile: (212) 907.5101
Phone: (212) 907.5100

And to:

Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000
Dallas, Texas 75201 Attention: Robert Sarfatis Facsimile: (214) 999.3245
Phone: (214) 999.4245

(c)	If to the Company:
[     ]
c/o Paradigm Energy Partners, LLC
545 E. John Carpenter Freeway, Suite 800 Irving, Texas 75062
Attention: Chief Executive Officer Facsimile: (214) 373.4306
Phone: (214) 373.4300

All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, and (z) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties. With respect to any financial information communicated by the Company to the Members pursuant to Section 4.2(c), the Company shall send simultaneously or shortly thereafter an electronic copy of such information via e-mail to one or more accounting representatives designated by any Member by a notice to the Company given in accordance with this Section 10.6.

Section 10.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns; provided, however, that no Member will assign its rights or delegate any or all of its obligations under this Agreement other than in connection with a permitted Transfer pursuant to and in accordance with Article V.

Section 10.8    Amendments and Waivers.    This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 10.9    Severability.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 10.10 Interpretation.    In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any provisions of this Agreement.

Section 10.11 Further Assurances. The Parties agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.

Section 10.12 Non-Compensatory Damages.    None of the Parties shall be entitled to recover from any other Party, or such Party’s respective Affiliates, any indirect, consequential, punitive or exemplary damages arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a third Person, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover punitive, special, exemplary or consequential damages arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

Section 10.13 Appointment as Attorney-in-Fact.

(a)Each Member (a “Granting Member”) hereby irrevocably constitutes, appoints and empowers the Company and the other Member (and each of their representatives, officers, managers, partners, successors and assignees) (“POA Grantees”) with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to during any period the Granting Member is a Defaulting Member, execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents and necessary or advisable to carrying out the implementation and consummation of any actions to be taken, or rights or remedies of the Non-Defaulting Member, pursuant to Section 6.6(c).

(b)Each Granting Member authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the matters expressly set forth in Section 10.13(a), hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as such Granting Member might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by each Granting Member of the POA Grantees with full power of substitution and resubstitution, as and to the extent aforesaid, as attorneys in fact shall be deemed to be a power coupled with an interest, shall be irrevocable and shall survive and not be affected by the dissolution, bankruptcy, incapacity, disability or death of any Granting Member, in recognition of the fact that each of the Members shall be relying upon the power of the POA Grantees to act as contemplated by this Section 10.13. The foregoing limited power of attorney shall survive the Transfer by any Member of its Company Interest. Nothing contained in this Section 10.13 shall be construed as authorizing any amendment to this Agreement except as may be otherwise expressly provided for in Section 6.6.

(c)Prior to exercising any power granted to a POA Grantee pursuant to this Section 10.13, such POA Grantee shall provide the applicable Granting Member with written notice not less than 5 Business Days prior to the taking of any such action.

(d)Notwithstanding Section 10.13(a) and Section 10.13(b), if any Dispute shall have been asserted in writing as to the occurrence of a Default or any matter with respect to which such powers and authority shall have been granted, such powers and authority granted pursuant to Section 10.13(a) and Section 10.13(b) shall be tolled and ineffective, until Final Resolution of such Dispute.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has executed this Limited Liability Company Agreement as of the date first set forth above.

PARADIGM ENERGY PARTNERS, LLC

By:
Name:
Title:

PHILLIPS 66 PARTNERS LP

By:
Name:
Title:

EXHIBIT A
TO LIMITED LIABILITY COMPANY AGREEMENT OF
[JV 1 LLC]
BETWEEN
PARADIGM ENERGY PARTNERS, LLC
AND
PHILLIPS 66 PARTNERS LP

Dated as of [DATE]

PERCENTAGE INTERESTS

MEMBER	PERCENTAGE INTEREST[4]

Phillips 66 Partners LP	50%

Paradigm Energy Partners, LLC	50%

____________________________
4 To be revised for Terminal LLC.

EXHIBIT B
TO LIMITED LIABILITY COMPANY AGREEMENT OF
[JV 1 LLC]
BETWEEN
PARADIGM ENERGY PARTNERS, LLC
AND
PHILLIPS 66 PARTNERS LP

Dated as of [DATE]

DEPICTION OF THE SACAGAWEA PIPELINE

[Attached Behind this Page]

EXHIBIT C
TO LIMITED LIABILITY COMPANY AGREEMENT OF
[JV 1 LLC]
BETWEEN
PARADIGM ENERGY PARTNERS, LLC
AND
PHILLIPS 66 PARTNERS LP

Dated as of [DATE]

MIDSTREAM ASSETS

1.	the System

2.	Paradigm CDP

3.	Watford Express

4.	Little Missouri Explorer

Exhibit H

Form of Paradigm Assignment and Assumption Agreement

EXHIBIT H

FORM OF ASSIGNMENT AND ASSUMPTION OF

PARADIGM INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF PARADIGM INTERESTS, dated as of
__________(this “Assignment”) is entered into by and between Paradigm Energy Partners, LLC, a Delaware limited liability company (“Assignor”), and [Pipeline LLC], a Delaware limited liability company (“Assignee”).
RECITALS

A.
Assignor and Phillips 66 Partners LP, a Delaware limited partnership, are parties to that certain    Formation    and    Contribution    Agreement    dated    November    ,    2014 (“Contribution Agreement”). Capitalized terms used in this Assignment and not otherwise defined herein will have the meaning ascribed to such terms in the Contribution Agreement.

B.
In connection with the consummation of the transactions contemplated by the Contribution Agreement, Assignor desires to sell, assign, transfer, convey and deliver to Assignee all of its right, title and interest in, to and under the Paradigm Interests and Assignee desires to accept such assignment.

The parties hereto, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

OBLIGATIONS

1.
Assignor hereby irrevocably and unconditionally sells, assigns, transfers, conveys and delivers to Assignee the Paradigm Interests free and clear of all Liens, other than Permitted Liens, and the Assignee hereby accepts the Paradigm Interests.

2.
This Assignment is executed pursuant to the Contribution Agreement, and is expressly made subject to the terms and provisions of the Contribution Agreement, including all disclaimers, acknowledgements and waivers contained in the Contribution Agreement, and nothing in this Assignment will be deemed to modify the Contribution Agreement or affect the rights of the Parties under the Contribution Agreement. In the event of a conflict between this Assignment and the Contribution Agreement, the Contribution Agreement will control.

3.
Assignor and Assignee agree, from time to time on and after the Closing Date, upon the reasonable request of the other and without further consideration, to do, execute, acknowledge and deliver any and all documents and instruments which may be necessary or desirable to fully or more effectively vest and effectuate the transfers, assignments and conveyances contemplated hereby.

4.	This Assignment may not be modified or amended except by an instrument or instruments in writing signed by Assignor and Assignee.

5.
This Assignment may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.	This Assignment shall bind and shall inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

7.	This Assignment shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

2

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed by its duly authorized officer as of the date first written above.

ASSIGNOR:

PARADIGM ENERGY PARTNERS, LLC

Name:

Title:

Signature Page to Assignment and Assumption of Paradigm Interests

ASSIGNEE:

[PIPELINE LLC]

___________________________________

Name:

Title:

Signature Page to Assignment and Assumption of Paradigm Interests

Exhibit I

Form of PSXP Assignment and Assumption Agreement

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION OF

MOUNTRAIL INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MOUNTRAIL INTERESTS, dated as of
     (this “Assignment”) is entered into by and between Phillips 66 Partners LP, a Delaware limited partnership (“Assignor”), and [Terminal LLC], a Delaware limited liability company (“Assignee”).

RECITALS

A.
Assignor and Paradigm Energy Partners, LLC, a Delaware limited liability company, are parties to that certain Formation and Contribution Agreement dated November , 2014 (“Contribution Agreement”). Capitalized terms used in this Assignment and not otherwise defined herein will have the meaning ascribed to such terms in the Contribution Agreement.

B.
In connection with the consummation of the transactions contemplated by the Contribution Agreement, Assignor desires to sell, assign, transfer, convey and deliver to Assignee all of its right, title and interest in, to and under the Mountrail Interests and Assignee desires to accept such assignment.

The parties hereto, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

OBLIGATIONS

1.
Assignor hereby irrevocably and unconditionally sells, assigns, transfers, conveys and delivers to Assignee the Mountrail Interests free and clear of all Liens, other than Permitted Liens, and the Assignee hereby accepts the Mountrail Interests.

2.
This Assignment is executed pursuant to the Contribution Agreement, and is expressly made subject to the terms and provisions of the Contribution Agreement, including all disclaimers, acknowledgements and waivers contained in the Contribution Agreement, and nothing in this Assignment will be deemed to modify the Contribution Agreement or affect the rights of the Parties under the Contribution Agreement. In the event of a conflict between this Assignment and the Contribution Agreement, the Contribution Agreement will control.

3.
Assignor and Assignee agree, from time to time on and after the Closing Date, upon the reasonable request of the other and without further consideration, to do, execute, acknowledge and deliver any and all documents and instruments which may be necessary or desirable to fully or more effectively vest and effectuate the transfers, assignments and conveyances contemplated hereby.

4.	This Assignment may not be modified or amended except by an instrument or instruments in writing signed by Assignor and Assignee.

5.
This Assignment may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.	This Assignment shall bind and shall inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

7.	This Assignment shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

2

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment to be executed by its duly authorized officer as of the date first written above.

ASSIGNOR:

PHILLIPS 66 PARTNERS LP

Name:

Title:

Signature Page to Assignment and Assumption of Mountrail Interests

ASSIGNEE:

[TERMINAL LLC]

________________________

Name:

Title:

Signature Page to Assignment and Assumption of Mountrail Interests

Exhibit J

Form of Affidavit of Non-Foreign Status

EXHIBIT J

FORM OF AFFIDAVIT OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a
U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [    ] (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

A.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

B.	Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445- 2(b)(2)(iii);

C.	Transferor’s U.S. employer identification numbers is [_________]; and

D.	Transferor’s office address is [____________________].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[TRANSFEROR]

By:_________________________
Name:
Title:

Exhibit K

Form of Business Opportunity Agreement

Exhibit L

Form of Construction Management Agreement – Pipeline

CONSTRUCTION MANAGEMENT AGREEMENT

BETWEEN

[PIPELINE LLC]

AND

[PARADIGM CM ENTITY]

Dated [ ], 2014

(continued)

(continued)

Exhibits
Exhibit A    Subject Facilities
Exhibit B-1    Construction Budget for Subject Facilities Exhibit B-2    Construction Direct Bill Items
Exhibit B-3    Construction Non-Billable Items
Exhibit C      Construction Schedule for Subject Facilities

CONSTRUCTION MANAGEMENT AGREEMENT1
This CONSTRUCTION MANAGEMENT AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) by and between [PIPELINE LLC], a Delaware limited liability company (“Owner”), and [PARADIGM CM ENTITY], a Delaware limited liability company, is made and entered into as of [●], 2014 (“Effective Date”). Owner and Construction Manager (as hereinafter defined) may be referred to herein collectively as the “Parties” or each, individually, as a “Party.”
RECITALS
WHEREAS, Owner is owned 50% by Phillips 66 Partners LP, a Delaware limited partnership (“PSXP”), and 50% by Paradigm Energy Partners, LLC, a Delaware limited liability company (“Paradigm”);
WHEREAS, PSXP and Paradigm have entered into that certain Limited Liability Company Agreement of Owner, dated effective as of the Effective Date (as such agreement may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership and operation of Owner and its assets;
WHEREAS, Owner intends, pursuant to this Agreement, to retain the services of Construction Manager to Manage the Design, Procurement and Construction of the Subject Facilities on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
AGREEMENT
Article I
Definitions; Construction.
Section 1.1    Definitions. The following terms, as used in this Agreement, shall have the meanings given such terms as set forth below:
“Acceptance Certificate” has the meaning set forth in Section 2.6(b).
“Affiliate” means, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, neither the Owner nor any of its subsidiaries shall be considered an “Affiliate” of Construction Manager for any purpose hereunder.
“Agreement” has the meaning set forth in the preamble.
___________________________________________________
1 Construction Management Agreement for Terminal LLC to be based upon this form, with conforming changes (to account for, among other things, the appropriate parties and the nature of the Terminal LLC assets).

“Audit Period” has the meaning set forth in Section 7.3(b).
“Authorized Officer” means the President or any other officer of Owner expressly authorized by Owner to act on its behalf in the performance of this Agreement.“Available Cash” has the meaning set forth in the LLC Agreement.
“Bankrupt” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (c) the expiration of 60 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.
“Budget Amendment” has the meaning set forth in Section 5.3.
“Business Day” has the meaning set forth in the LLC Agreement.
“Calendar Month” has the meaning set forth in the LLC Agreement.
“Calendar Quarter” has the meaning set forth in the LLC Agreement.
“Calendar Year” has the meaning set forth in the LLC Agreement.
“Call Notice” has the meaning set forth in the LLC Agreement.
“Capital Account” has the meaning set forth in the LLC Agreement.
“Claim” has the meaning set forth in the LLC Agreement.
“CM Group” means, collectively, Construction Manager, Stonepeak Infrastructure Fund (Orion AIV) LP, and any of such Persons’ respective Affiliates.
“CM Indemnitees” has the meaning set forth in Section 10.2(a)(i).
“Company Interest” has the meaning set forth in the LLC Agreement.
“Construction” and its derivatives mean, with respect to each of the Subject Facilities, all activities and services relating to the construction, testing, Final Acceptance and Final Completion of such Subject Facility, including contracting with and supervision of Contractors, the acquisition of Land Rights and required Permits and any environmental remediation required due to the construction of such Subject Facility but excluding Design and Procurement activities.
“Construction Account” has the meaning set forth in Section 7.2.

“Construction Budget” means, with respect to each of the Subject Facilities, a budget covering all Construction Costs that (a) Construction Manager and Owner deem advisable to make in connection with the Design, Procurement and Construction of such Subject Facility, and (b) is approved by Owner in accordance with the terms and provisions of this Agreement, as such Construction Budget may be amended pursuant to a Budget Amendment or otherwise in accordance with this Agreement.
“Construction Costs” means, with respect to each of the Subject Facilities, those costs made or incurred by or on behalf of Owner in connection with the Design, Procurement and Construction of such Subject Facility.
“Construction Direct Bill Items” has the meaning set forth in Exhibit B-2.
“Construction Manager” means [Paradigm CM Entity], a Delaware limited liability company, or any successor “Construction Manager” appointed pursuant to Section 2.4(c).
“Construction Manager Suggested Activity” has the meaning set forth in Section 10.2(d).
“Construction Non-Billable Items” has the meaning set forth in Exhibit B-3.
“Construction Period” means, with respect to any of the Subject Facilities, the time period from and after the Effective Date until the Final Completion of the entirety of such Subject Facility.
“Construction Reports” has the meaning set forth in Section 7.4(b).
“Construction Schedule” means with respect to any Subject Facility, the schedule attached hereto as Exhibit C, which contains the initial estimated timeline for the Design, Procurement and Construction of such Subject Facility based on the then-current Project Scope as the same may be revised pursuant to Section 5.1(a).
“Contract” means any written or oral contract or agreement, including any such agreement regarding indebtedness, any lease, mortgage, license agreement, purchase order, commitment, letter of credit and any other legally binding arrangement.
“Contractor” means any Person engaged by Owner with Construction Manager’s assistance pursuant to this Agreement to provide services or materials with respect to the Design, Procurement and Construction of any of the Subject Facilities and the Management thereof. For purposes of clarity, no employee of Construction Manager or its Affiliates shall be considered a Contractor for purposes of this Agreement.
“Control” has the meaning set forth in the LLC Agreement. “Data” has the meaning set forth in Section 3.12.
“Design” and its derivatives mean, with respect to each of the Subject Facilities, all activities relating to the engineering and design of such Subject Facility.

“Designated Category” means any of the following categories: (a) Design, (b) Procurement, (c) Construction (other than the acquisition of Land Rights or services relating thereto) or (d) the acquisition of Land Rights.“DOT” means the United States Department of Transportation.
“Effective Date” has the meaning set forth in the preamble.
“EH&S Laws” has the meaning set forth in Section 6.2(a).
“Emergency” has the meaning set forth in Section 5.5.
“Emergency Expenditure” means expenditures that are reasonably necessary to be expended in order to mitigate or remedy an Emergency.
“Excessive Cost Overruns” means Construction Manager incurring costs and expenses in excess of the Construction Budget for the System (as the same may be amended by any Budget Amendment) by more than 35% in connection with the Design, Procurement and Construction of the System; provided, that in determining whether any such excess has occurred, all costs and expenses that are incurred in connection with any Emergency shall be disregarded.
“Facilities” has the meaning set forth in the Operating Agreement.
“FERC” means the U.S. Federal Energy Regulatory Commission.
“Final Acceptance” has the meaning set forth in Section 2.6(b).
“Final Completion” means, with respect to any of the Subject Facilities, the date upon which all of the following has occurred: (a) Mechanical Completion has been achieved with respect to the entirety of such Subject Facility, (b) Final Acceptance has occurred with respect to the entirety of such Subject Facility, (c) all aspects of the Design, Procurement and Construction of the entirety of such Subject Facility have been completed, (d) Construction Manager or Owner has received affidavits from each Contractor with respect to such Subject Facility that all bills relating to the Design, Procurement and/or Construction activities performed by such Contractor have been paid, (e) all required work to commission and place in-service the entirety of such Subject Facility has been completed, and (f) no material defect or uncompleted portion of the Subject Facility exists.
“Force Majeure” has the meaning set forth in Section 8.2.
“GAAP” has the meaning set forth in the LLC Agreement.
“Governmental Entity” has the meaning set forth in the LLC Agreement.
“Initial Subject Facilities Construction Budget” has the meaning set forth in Section 5.2.
“Land Rights” has the meaning set forth in Section 3.10.
“Law” has the meaning set forth in the LLC Agreement.

“Liabilities” has the meaning set forth in the LLC Agreement.
“Liability Claim” has the meaning set forth in Section 10.1(a).
“Lien” has the meaning set forth in the LLC Agreement.
“LLC Agreement” has the meaning set forth in the recitals.
“Manage” or “Management” and their respective derivatives mean, with respect to each of the Subject Facilities, assisting Owner in the day-to-day management and administration of the Design, Procurement and Construction of such Subject Facility through its Final Acceptance, including assisting Owner in (a) the selection and management of Contractors, (b) the acquisition by Owner of Land Rights, (c) the acquisition by Owner of required Permits, (d) the management of Construction Costs, and (e) the conduct by Owner of any environmental remediation required in connection with the Construction of such Subject Facility.“Management Committee” has the meaning set forth in the LLC Agreement.
“Mechanical Completion” means, with respect to any Subject Facility, the date upon which the Construction Manager and/or Owner, as applicable, has received notices from the Contractors performing the Design and Construction of such Subject Facility that (a) such Subject Facility is capable of receiving hydrocarbons, and (b) such Subject Facility is capable of providing the intended service with respect thereto.
“Member” has the meaning set forth in the LLC Agreement.
“Midstream Assets” has the meaning set forth in the LLC Agreement.
“Monthly Estimate” has the meaning set forth in Section 5.4(a).
“Operate” and its derivatives have the meanings set forth in the Operating Agreement.
“Operating Agreement” means that certain Operating Agreement covering the Facilities, dated effective as of the Effective Date, between Owner and Phillips 66 Pipeline LLC, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and of the LLC Agreement.
“Operator” means the Person serving as “Operator” under the Operating Agreement and any successor “Operator” that is appointed pursuant to the terms of thereof.
“Owner” has the meaning set forth in the preamble.
“Owner Indemnitees” means Owner and its members, directors, officers, managers and employees.
“Paradigm” has the meaning set forth in the recitals.
“Paradigm Change of Control” has the meaning set forth in the Transfer Restriction Agreement.

“Parties” and “Party” have the meaning set forth in the preamble. “Permits” has the meaning set forth in Section 6.4.
“Person” has the meaning set forth in the LLC Agreement.
“President” means the President of Owner, as appointed by the Management Committee in accordance with the LLC Agreement.
“Procurement” and its derivatives mean all activities relating to the procurement of services (other than services relating to the acquisition of Land Rights), materials, equipment and construction equipment necessary for the Design and/or Construction of any of the Subject Facilities.
“Project Scope” means, as of any date of determination and with respect to each of the Subject Facilities, the set of service, capacity and other objective(s), including any acceptance criteria, to be achieved by the Design, Procurement and Construction of such Subject Facility, based upon the descriptions of the Subject Facilities contained herein.
“Prudent Industry Practice” means those practices, methods, techniques, standards, codes, specifications and acts generally followed or used by reasonably prudent design or construction managers, as applicable, in the oil and gas industry in the United States of America regularly involved in projects similar to the construction of the Subject Facilities which, in the exercise of reasonable judgment, in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent in all material respects with applicable Laws and applicable Permits; provided, however, “Prudent Industry Practice” is not intended to be limited to the optimum practices, methods, techniques, standards, codes, specifications and acts to the exclusion of all others, but rather to be acceptable practices, methods, techniques, standards, codes, specifications and acts as applied having due regard for, among other things, the requirements of applicable Laws.
“PSXP” has the meaning set forth in the recitals.
“Records” means as-built specifications and complete drawings, Global Positioning System data via electronic transmission based on final as-built drawings, files, maps, alignment sheets, drawings, documents, reports, correspondence, records required to comply with applicable regulations under DOT, 49 CFR Part 195 and other instruments and records (including accounting and financial records), in each case, to the extent the foregoing are (a) provided to Construction Manager by a Contractor and (b) related to the Design, Procurement and Construction of the Subject Facilities and/or any other obligations of Construction Manager hereunder.
“Recovery Claim” has the meaning set forth in Section 10.1(b).
“Representative” has the meaning set forth in the LLC Agreement.
“Shortfall Estimate” has the meaning set forth in Section 5.4(b).

“Subject Facilities” means those projects and facilities described on Exhibit A.
“Successor Construction Manager Effective Date” means (a) in connection with any resignation by Construction Manager, (i) under Section 2.4(a)(i), the date that is the earlier of (A) the date that is nine months after the date of Construction Manager’s resignation notice to Owner, and (B) the stated effective date of a successor construction manager appointed pursuant to Section 2.4(c), and (ii) under Section 2.4(a)(ii) or Section 2.4(a)(iii), the date that is the earlier of (A) the date that is six months after the date of Construction Manager’s resignation notice to Owner, and (B) the stated effective date of a successor construction manager appointed pursuant to Section 2.4(b), and (b) in connection with any removal of Construction Manager under Section 2.4(c), the date that is the earlier of (i) the date that is nine months after the date of Owner’s removal notice to Construction Manager, and (ii) the stated effective date of a successor construction manager has been appointed pursuant to Section 2.4(c).
“System” has the meaning given in the LLC Agreement.
“Third Party” means any Person that is not a Party or a Member or an Affiliate of a Party or a Member.
“Transaction Documents” has the meaning set forth in the LLC Agreement.
“Transfer Restriction Agreement” has the meaning set forth in the LLC Agreement.
“TRIR” has the meaning set forth in the Section 6.2(f).
Section 1.2    References and Rules of Construction. Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to this Agreement, herein, hereby, hereunder and hereof, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited, (c) references to Articles, Sections, and Exhibits refer to Articles, Sections, and Exhibits of this Agreement, (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law, (e) references to money refer to legal currency of the United States of America, (f) the word “including” (in its various forms) means “including, without limitation,” (g) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms, (h) each accounting term not defined herein will have the meaning given it under GAAP, (i) headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement, (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and (k) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.
Article II
Construction Manager.
Section 2.1 Construction Manager Identified. Subject to the terms of this Agreement, Owner hereby engages [Paradigm CM Entity], and [Paradigm CM Entity] hereby accepts such engagement, as Construction Manager to (a) Manage the Design, Procurement and Construction of each of the Subject Facilities, during the Construction Period therefor, and (b) perform, or cause to be performed, the other services of Construction Manager expressly specified in this Agreement.
Section 2.2 Term. This Agreement shall commence on the Effective Date and may be terminated as follows, and in no other manner:
(a)by Owner after Construction Manager has been removed as such if this Agreement has not been assigned to a successor construction manager by the date that is nine months after the date of Owner’s removal notice to Construction Manager;
(b)by Owner in the event of a Paradigm Change of Control;
(c)automatically upon the termination of the LLC Agreement in accordance with its terms; or
(d)by the mutual written agreement of the Parties.
Section 2.3 Survival. Subject to the terms hereof, the termination of this Agreement shall not relieve either Party of any liability or obligation of such Party accruing, or that accrued, prior to such termination. In addition, Article XI and Article XII and Section 1.1, Section 1.2, Section 3.1, Section 3.13, Section 7.3, Section 10.2, and this Section 2.3 shall survive in full force and effect any termination of this Agreement.
Section 2.4    Resignation or Removal of Construction Manager.
(a)Resignation of Construction Manager. Construction Manager may resign by delivering written notice to Owner (i) at any time, (ii) if Owner breaches any payment provision of this Agreement and, after receipt of notice of such alleged breach by Owner from Construction Manager (which notice shall provide with particularity details of such alleged breach), Owner fails to correct such breach within five days after receipt of such notice from Construction Manager, or (iii) if Owner breaches any material provision of this Agreement (other than a payment provision) in any material respect and, after receipt of notice of such alleged breach by Owner from Construction Manager (which notice shall provide with particularity details of such alleged breach), Owner fails to correct or to diligently pursue correction of such breach in a manner reasonably acceptable to Construction Manager within 30 days after receipt of such notice from Construction Manager; provided that if Owner disputes the material breach claimed by Construction Manager pursuant to subsection (iii) above, then such dispute shall be settled by an independent expert pursuant to the terms of Section 12.3 prior to Construction Manager’s resignation notice becoming effective. Following the settlement of such dispute which results in a determination that such material breach did in fact occur, if such breach is not corrected by Owner or corrective action reasonably acceptable to Construction Manager is not commenced by Owner, in each case, within ten days after such determination, then Construction Manager’s resignation notice delivered pursuant to subsection (iii) above shall be deemed to be effective as of the day such notice was originally delivered. Notwithstanding any such resignation by Construction Manager, Construction Manager shall not be relieved of its duties as Construction Manager under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Construction Manager hereunder, in each case, until the applicable Successor Construction Manager Effective Date.
(b)Removal of Construction Manager. Construction Manager may be removed by Owner by written notice from Owner to Construction Manager (i) if Construction Manager becomes Bankrupt, (ii) if the CM Group in the aggregate owns less than 50% of the Owner, (iii) if Construction Manager breaches any material provision of this Agreement in any material respect and, after receipt of notice of such alleged breach by Construction Manager from Owner (which notice shall provide with particularity details of such alleged breach), Construction Manager fails to correct or to diligently pursue correction of such breach in a manner reasonably acceptable to Owner within 30 days after receipt of such notice from Owner, (iv) as contemplated pursuant to Section 6.6(c) of the LLC Agreement or (v) there are Excessive Cost Overruns; provided that if Construction Manager disputes the material breach claimed by Owner pursuant to subsection (iii) above, then such dispute shall be settled pursuant to the terms of Section 12.3 prior to Owner’s removal notice becoming effective. Following the settlement of such dispute which results in a determination that the material breach described in clause (iii) above did in fact occur, if such breach is not corrected by Construction Manager or corrective action reasonably acceptable to Owner is not commenced by Construction Manager, in each case, within ten days after such determination, then Owner’s removal notice delivered pursuant to subsection (iii) above shall be deemed to be effective as of the day such notice was originally delivered. Notwithstanding any such removal of Construction Manager, Construction Manager shall not be relieved of its duties as Construction Manager under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Construction Manager hereunder, in each case, until the applicable Successor Construction Manager Effective Date.
(c)Appointment of Successor Construction Manager. Upon the resignation or removal of Construction Manager, a successor construction manager shall be appointed by Owner as soon as practicable and Owner shall promptly notify Construction Manager of any such appointment and the effective date of such appointment. Construction Manager shall reasonably cooperate in the transition to the successor construction manager prior to the applicable Successor Construction Manager Effective Date. Upon such effectiveness of the appointment of the successor construction manager, Construction Manager shall (i) assign its rights and obligations under this Agreement to such successor construction manager at the request of Owner and (ii) promptly deliver all Records in Construction Manager’s possession to such successor construction manager. From and after the appointment of any successor construction manager, the successor construction manager shall be deemed to be the “Construction Manager” hereunder for all purposes.
Section 2.5     Effect of Removal or Resignation. Any removal of or resignation by Construction Manager pursuant to Section 2.4 shall release Construction Manager from any Liability for any obligation and duties of “Construction Manager” hereunder accruing on or after the applicable Successor Construction Manager Effective Date, including Liabilities for which a successor construction manager is responsible on and after the Successor Construction Manager Effective Date. Any removal of or resignation by Construction Manager pursuant to Section 2.4 shall not relieve Construction Manager from (a) any Liability that it would otherwise have under this Agreement for acts or omissions that occurred prior to the applicable Successor Construction Manager Effective Date, or (b) its obligations accruing prior to the applicable

Successor Construction Manager Effective Date to properly account for any remaining funds in the Construction Account and to make all books and records relating to such account and Construction Manager’s performance under this Agreement available to Owner and any successor construction manager. Except in the case where (i) Construction Manager resigns pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii), or (ii) Construction Manager is removed pursuant to Section 2.4(b)(i) or Section 2.4(b)(ii), Construction Manager shall bear all transition costs associated with the transition to a successor construction manager due to the removal or resignation of Construction Manager.
Section 2.6    Final Acceptance and Acceptance Certificates.
(a)Construction Manager shall give notice to Owner once the applicable Contractors have notified Construction Manager that Mechanical Completion of any Subject Facility has occurred.
(b)Within 30 days of any notification by Construction Manager pursuant to Section 2.6(a), an Authorized Officer, with the assistance of Construction Manager, shall inspect and evaluate the state of completion of the applicable Subject Facilities and, if during such time period such Authorized Officer, on behalf of Owner, determines, in its reasonable opinion, that Mechanical Completion has occurred with respect to such Subject Facility, then, Owner shall so certify through issuance to Construction Manager by an Authorized Officer, on behalf of Owner, of a certificate of completion (an “Acceptance Certificate”) with respect to such Subject Facility. The date that an Acceptance Certificate is so issued with respect to any Subject Facility shall be the date of “Final Acceptance” of such Subject Facility.
(c)In the event that an Authorized Officer fails to issue an Acceptance Certificate on behalf of Owner with respect to any Subject Facility within the time period set forth in Section 2.6(b), then Owner and Construction Manager shall in good faith confer and make commercially reasonable efforts to resolve any dispute with respect to the delivery of such Acceptance Certificate. If such dispute cannot be resolved within 45 days of the delivery by Construction Manager of the notification pursuant to Section 2.6(a), then such dispute shall be determined by an independent expert pursuant to the provisions of Section 12.3.
(d)Upon Final Completion of any Subject Facility, this Agreement shall terminate with respect to such Subject Facility (except as provided in Section 3.5(b), Section 7.5(c), Article X, Article XI and this Section 2.6(d)).
Article III
Duties of Construction Manager.

Section 3.1    Independent Contractor. In the performance of any work or services by Construction Manager for Owner pursuant to this Agreement, Construction Manager conclusively shall be deemed an independent contractor, with the right and authority to (a) direct and control all services and other work being performed by the employees of Construction Manager and its Affiliates and (b) Manage all services and other work to be performed by all Contractors; provided that all such services and other work shall be subject to Owner’s general right of inspection. Owner shall have no right or authority to supervise or give instructions to any such Persons, and such Persons at all times shall (i) if employees of Construction Manager or its Affiliates, be under the direct and sole supervision and control of Construction Manager and (ii) if employees of any Contractor, be under the direct and sole supervision and control of such Contractor. Any suggestions that may be given by Owner shall be given only to the supervisor or to the other Person in charge of such Person’s employees and it is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner and the employees, agents or representatives of Construction Manager or its Affiliates or any Contractors. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries, except that Construction Manager shall be a fiduciary with respect to funds or assets of Owner entrusted to Construction Manager and over which Construction Manager exercises authority (but only to the extent that Construction Manager exercises such authority). Without limiting the foregoing, it is the intent of each of the Parties that nothing herein shall be deemed to create a co-employment relationship as between the Parties, it being understood and agreed that compliance with all Laws applicable to the employment by Construction Manager of its employees that are employed in the performance by Construction Manager of its obligations hereunder shall be the sole responsibility of Construction Manager.
Section 3.2     No Agency. Nothing in this Agreement shall be deemed or construed to authorize Construction Manager to act as an agent, principal, servant or employee for Owner for any purpose whatsoever and Construction Manager shall not hold itself out as an agent, principal, servant or employee of Owner to any Person.
Section 3.3     Administrative Duties of Construction Manager. Prior to Final Completion of any Subject Facility, Construction Manager shall be responsible for administering the accounting and regulatory affairs of Owner with respect to such Subject Facility, including maintaining the Records with respect thereto. Prior to Final Completion of any Subject Facility, Construction Manager also shall be responsible for preparing and distributing information, notices and reports (including reports to Governmental Entities) required in connection with such Subject Facility pursuant to Section 2.6, Section 3.4(b), Section 3.4(c), Section 5.4, Section 5.6, Section 6.1, Section 7.4 and Section 7.5(b).
Section 3.4    Design, Procure and Construct the Subject Facilities.
(a)Construction Manager shall Manage the Design, Procurement and Construction of each of the Subject Facilities in accordance with the terms and provisions of this Agreement and in accordance with all valid and applicable Laws and other requirements of Governmental Entities.
(b)Subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3, Owner hereby authorizes Construction Manager to cause to be done and performed any and all acts and things reasonably necessary for the Design, Procurement and Construction of each of the Subject Facilities (and the Management thereof) from the Effective Date through the Final Completion of each such Subject Facility, including (i) incurring (or causing an Authorized Officer, on behalf of Owner, to incur) any expense authorized in an approved Construction Budget or as otherwise permitted hereunder (including Emergency Expenditures) and

(ii) entering into (or causing an Authorized Officer, on behalf of Owner, to enter into) Contracts, in each case, in order to accomplish such Design, Procurement and Construction of such Subject Facility.
(c)Construction Manager shall Manage the (i) development and maintenance of reasonable safety, health and environmental management systems, policies, procedures and practices to ensure the safety and health of Persons working in connection with the Design, Procurement and Construction of each of the Subject Facilities and the Management thereof, (ii) compliance with applicable environmental and safety Laws, (iii) collection of data relating to the foregoing, (iv) reporting findings (if applicable) to the appropriate Governmental Entities and (v) maintenance of all records relating thereto.
(d)From and after the Effective Date, Construction Manager shall meet with the Management Committee at least once per Calendar Quarter (or more or less frequently as the Parties may mutually agree) during the term of this Agreement to review Construction Manager’s performance under this Agreement.
(e)Notwithstanding anything herein to the contrary, in no event shall Construction Manager be required to directly enter into any Contract for the Design, Procurement or Construction of any of the Subject Facilities. Owner may delegate to an Authorized Officer, on behalf of Owner, the right to execute any Contracts for the Design, Procurement or Construction of any of the Subject Facilities as requested by Construction Manager, subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3.
Section 3.5    Additional Post-Final Acceptance Duties of Construction Manager.
(a)From and after Final Acceptance of each Subject Facility, until Final Completion has occurred with respect to such Subject Facility, Construction Manager shall: (i) Manage the pursuit and enforcement of any and all post-construction Claims (including in respect of Contractor insurance), warranties, indemnities and other rights, and the payment or retention of any retainage or other contingent payments (which shall be deemed Claims), in each case, on behalf of Owner arising under or related to any Contract with any Contractor engaged in the Design, Procurement or Construction of such Subject Facility; and (ii) Manage the completion by Contractors of any punch list items reasonably identified by an Authorized Officer, on behalf of Owner, and agreed to by Construction Manager in connection with Final Completion of such Subject Facility.
(b)Once Final Completion has occurred with respect to any Subject Facility, Construction Manager shall (i) assign to Operator, on behalf of Owner, any and all outstanding post-construction Claims (including in respect of Contractor insurance), warranties, indemnities and other rights, and the payment or retention of any retainage or other contingent payments (which shall be deemed Claims), to permit Operator to, subject to the applicable limitations contained in the Operating Agreement, manage the pursuit and enforcement of any and all such outstanding post-construction Claims, in each case, on behalf of Owner arising under or related to any Contract with any Contractor engaged in the Design, Procurement or Construction of such Subject Facility, (ii) furnish to Owner a copy of the final Construction Cost statements for such Subject Facility as soon as possible after all bills relating to Design, Procurement and

Construction of such Subject Facility have been received by Construction Manager, but in any event no later than 150 days after Final Completion of such Subject Facility, and (iii) provide Operator with the applicable Records as prescribed by Section 7.5(c).
Section 3.6    Procurement; Entry into Contracts.
(a)Subject to the limitations set forth in this Section 3.6, Section 3.9 and Section 5.3, Construction Manager shall Manage the Procurement of necessary materials and supplies in connection with the Design, Procurement and Construction of each of the Subject Facilities. Such actions shall include requesting that an Authorized Officer, on behalf of Owner, enter into: (i) Contracts for the Design, Procurement and Construction of each of the Subject Facilities and (ii) Contracts for power, fuel, other utilities and communication facilities related to the Design and Construction of each of the Subject Facilities. Subject to the limitations set forth in Section 3.9, Construction Manager may, on behalf of Owner, sell or dispose of materials and equipment that are no longer required for the Design and Construction of, or future operation of, any Subject Facility to any non-Affiliate of the Operator in an arm’s length transaction. Construction Manager shall use its reasonable efforts to ensure that all Contracts pursuant to which materials are purchased by Owner as contemplated hereby contemplate that such materials shall be in new condition and give Owner (and not Construction Manager or its Affiliates) all discounts, rebates, warranties or credits given with respect to such purchases.
(b)Notwithstanding anything to the contrary set forth in this Agreement, Construction Manager agrees that any Contracts with any Affiliates of Construction Manager or other Contracts that Construction Manager requests that an Authorized Officer, on behalf of Owner, enter into with any such Affiliate or other Contractor for the provision (by such Affiliate or other Contractor) of services and/or materials for the Design, Procurement or Construction of any of the Subject Facilities or with respect to any other service that Construction Manager is obligated to provide pursuant to this Agreement shall, in each case, (i) be at an arm’s length basis, (ii) contain insurance provisions that are, in Construction Manager’s reasonable opinion, either customary in the industry in connection with the services or materials to be provided under such Contract or consistent with the insurance provisions set forth herein (or that are otherwise approved in writing by Owner, such approval not to be unreasonably withheld, conditioned or delayed), (iii) contain indemnity provisions that are, in Construction Manager’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract, (iv) contain warranty provisions that are, in Construction Manager’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract, and (v) if applicable, contain audit rights that are enforceable by Owner.
Section 3.7    Personnel. Subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3, Construction Manager (and/or its Affiliate(s)) may (a) utilize its or any of its Affiliates’ employees for services in connection with Construction Direct Bill Items; provided, however, that records of time spent by employees for the Design, Procurement and Construction of each of the Subject Facilities, and the Management thereof, with respect to Construction Direct Bill Items shall be maintained by Construction Manager or its Affiliates, as applicable, so that proper charges may be made in accordance with Section 4.1, and (b) request that an Authorized Officer, on behalf of Owner, enter into Contracts to engage the services of Contractors in the performance of such services and otherwise in accordance with the provisions of Section 3.6(b) in order for each of the Subject Facilities to be Designed and Constructed in a safe and efficient manner. Notwithstanding the above, Construction Manager shall not charge Owner for any services provided by such employees or by Contractors that are Construction Non-Billable Items.
Section 3.8    Payment of Expenses. Subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3, to the extent of available funds in the Construction Account, Construction Manager shall pay and discharge all Construction Costs on a timely basis (including any such Construction Costs incurred by Owner), including Construction Costs with respect to (a) Contractors for the Design, Procurement and Construction of each of the Subject Facilities, (b) the Procurement of necessary materials and services for such Design, Procurement and Construction, (c) the acquisition of Land Rights with respect to each of the Subject Facilities and (d) the Procurement and/or enforcement of insurance pursuant to Article IX with respect to each of the Subject Facilities. Notwithstanding anything herein to the contrary, in no event shall Construction Manager be liable in connection with the performance of its services hereunder or otherwise in breach of this Agreement if Construction Manager fails, or is otherwise unable, to perform any of such services or its other obligations hereunder, including any obligations to pay or cause to be paid any such Construction Costs due to (a) the failure of Owner to pay when due any amounts payable hereunder by Owner into the Construction Account, whether pursuant to Section 5.4, Section 5.5 or otherwise, or (b) the lack of available funds in the Construction Account. Notwithstanding anything herein to the contrary, in no event shall Construction Manager charge Owner for any services, functions or cost categories that constitute Construction Non-Billable Items.
Section 3.9     Limitation of Authority. Except in the case of Emergencies, notwithstanding anything in this Agreement to the contrary, Construction Manager shall obtain the prior written consent of Owner (such approval not to be unreasonably delayed, but which approval may otherwise be provided or withheld in Owner’s sole and absolute discretion), prior to (i) taking any of the following actions with respect to Owner, any of the Subject Facilities or any other Midstream Assets, or (ii) requesting that an Authorized Officer execute a Contract on behalf of Owner in respect of any of the following:
(a)the taking of any action that would require the prior affirmative vote, consent or approval of the Representatives or the Management Committee under Section 3.1(d) or Section 3.1(e) of the LLC Agreement;
(b)the possession of, or in any manner the dealing with, any of the Midstream Assets or the transfer of the rights of Owner in such Midstream Assets other than for the sole benefit of Owner; or
(c)except with respect to powers of attorney granted for the Procurement of Land Rights relating to any of the Subject Facilities, the granting of powers of attorney with respect to the Design, Procurement or Construction of any of the Subject Facilities or the Management thereof.
Section 3.10    Land Rights.    Subject to Section 3.6, Section 3.9 and Section 5.3, Construction Manager shall, on behalf of Owner, cause (and request that an Authorized Officer,

on behalf of Owner, enter into Contracts to cause) each of the Subject Facilities to be surveyed to the extent no survey has been completed with respect to such Subject Facility as of the Effective Date. In addition, subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3, Construction Manager shall acquire on behalf of Owner (and request that an Authorized Officer, on behalf of Owner, enter into Contracts, including powers of attorney, to acquire) all necessary rights of way, easements, leases, fee titles, land permits and licenses and other interests in land required for the Construction, operation and maintenance of each of the Subject Facilities (“Land Rights”).
(a)Owner shall, and shall cause each Member to, use its commercially reasonable efforts to provide Construction Manager with any information in Owner’s or the Members’ possession that would be useful to Construction Manager in connection with assisting Owner in surveying of the route for any of the Subject Facilities or assisting Owner in the acquisition of Land Rights relating thereto.
(b)In assisting Owner with the acquisition of Land Rights, Construction Manager shall assist Owner in entering into good faith negotiations with each applicable property owner. Condemnation shall be used by Owner to acquire Land Rights whenever, in Construction Manager’s good faith opinion, the necessary Land Rights cannot reasonably and economically be obtained voluntarily by Owner, and Construction Manager shall assist Owner in Owner’s initiation of condemnation proceedings with the appropriate Governmental Entity and the prosecution of the same to conclusion to the fullest extent allowed by applicable Law.
(c)Owner shall bear the entire cost of obtaining or enforcing all such Land Rights, whether by voluntary conveyance, condemnation or other civil proceedings (and whether by judgment or settlement).
Section 3.11     Cooperation with Operator. Prior to Final Completion of any Subject Facility, Construction Manager shall use commercially reasonable efforts to cooperate and coordinate with Operator in a manner that permits Operator to be prepared to perform all of its obligations under the Operating Agreement with respect to such Subject Facility. For the avoidance of doubt, Construction Manager is only responsible for the construction of the Subject Facilities and Operator is responsible for all work required in order to incorporate the Subject Facilities into the Operator’s existing SCADA and measurement systems and for the development and implementation of any needed operation manuals or procedures.
Section 3.12     Ownership and Custody of and Access to Data. Notwithstanding anything in this Agreement to the contrary, Owner shall be the sole and exclusive owner of all reports, filings, agreements, instruments and other documents, whether prepared by Owner, Construction Manager or any Contractor, related to the ownership or the operation of the Subject Facilities or Construction Manager’s services hereunder, the books and records maintained by Construction Manager on behalf of Owner, all reports generated by Construction Manager pursuant to this Agreement (collectively, the “Data”), and any Data shall be made available to Owner during normal business hours upon reasonable advance written notice; provided, that in accessing any such Data, Owner shall exercise its commercially reasonable efforts to minimize disruption to the businesses of Construction Manager and its Affiliates. Following the termination of this Agreement, Construction Manager shall, not later than 15 Business Days after its receipt of a written request from Owner, deliver originals of all Data (or copies where applicable) to Owner, at Owner’s expense, to the location designated by Owner in such written request.
Section 3.13     Standard of Performance. Construction Manager will perform its obligations under this Agreement in a good and workmanlike manner, consistent with Prudent Industry Practices.
Section 3.14     Employees. Construction Manager shall (or shall cause its Affiliates to, as applicable) pay all expenses in connection with employing, retaining and supervising its and its Affiliates’ employees necessary or appropriate for the performance of its management of the services as specified in this Agreement, including compensation, salaries, wages, overhead and administrative expenses incurred by Construction Manager or its Affiliates, and as applicable, FICA and Medicare taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses.
Article IV
Schedule of Charges.

Section 4.1     Construction Costs. In the course of Managing the Design, Procurement and Construction of each of the Subject Facilities, and subject to the then-current Construction Budget therefor and the provisions of Section 5.3, Construction Manager may incur, or cause Owner to incur, Construction Costs constituting Construction Direct Bill Items. Subject to (a) the limitations set forth in Section 3.9, (b) the provisions of Section 5.3, and (c) the then-current Construction Budget for such Subject Facility, Owner shall be responsible for contributing to the Construction Account, pursuant to Section 5.4, Section 5.6 or otherwise, all Construction Costs that constitute Construction Direct Bill Items (including any Emergency Expenditures) incurred by Construction Manager (without markup), Owner or any Contractor with respect to such Subject Facility.

Section 4.2    Taxes. Construction Manager shall use commercially reasonable efforts to take such actions as are necessary to obtain available exemptions from, reductions in, or rebates or refunds of, applicable state and local taxes, including sales and use taxes and property taxes, and Owner shall cooperate with Construction Manager to the extent such cooperation is required to obtain such exemptions, reductions, rebates or refunds.

Article V
Construction Schedule; Construction Budget; and Authority for Expenditures.
Section 5.1    Construction Schedule.
(a)The initial Construction Schedule for each of the Subject Facilities is attached hereto as Exhibit C. As the Project Scope, Construction Budget and/or description of any Subject Facility are revised by the Construction Manager and/or the Parties, as applicable, from time to time during the term of this Agreement in accordance herewith, the Construction Manager will deliver to Owner a proposed revised Construction Schedule with respect to such Subject Facility which will, after taking into account any modifications agreed upon by the

Parties, be deemed to be the “Construction Schedule” with respect to such Subject Facility for all purposes hereunder.
(b)Construction Manager shall meet with the Management Committee at least once per Calendar Quarter (or more or less frequently as the Parties shall so mutually agree) during the term of this Agreement to review any Project Scope then-in effect, any Construction Schedule then-in effect and the Design, Procurement and Construction of the Subject Facilities.
Section 5.2     Construction Budget; Construction Budget Amendments. Attached hereto as Exhibit B-1 is the initial Construction Budget for each of the Subject Facilities (the “Initial Subject Facilities Construction Budget”). Each Construction Budget for any Subject Facility shall (a) set forth the anticipated expenditures under the terms of any Contracts that the Construction Manager anticipates to be entered into by Owner relating to the Design, Procurement and Construction of such Subject Facility and the Management thereof, (b) set forth all other expenditures necessary for the Design, Procurement and Construction of such Subject Facility (including a budget for the acquisition by Owner of the Land Rights relating thereto), in each case, based on the then-current Project Scope for such Subject Facility, and (c) allocate anticipated Construction Costs for such Subject Facility into the applicable Designated Categories and identify the Designated Category to which each such expense relates.
Section 5.3     Extra-Budget Expenditures. From time to time, Construction Manager shall have the right and authority with respect to any then-current Construction Budget for any Subject Facility, to make (or cause Owner to make) expenditures in excess of such Construction Budget; provided that (a) Construction Manager shall give written notice to Owner if Construction Manager reasonably believes that an expenditure to be incurred with respect to a Designated Category of the Construction Budget would cause the aggregate Construction Costs attributable to such Subject Facility and such Designated Category and set forth in such then- current Construction Budget to be exceeded, and (b) prior to making any expenditure with respect to any Designated Category of the then-current Construction Budget that would cause the aggregate Construction Costs actually incurred and attributable to such Subject Facility and such Designated Category to (i) exceed 10% of the authorized amount for any line item of expense attributable to such Subject Facility and such Designated Category as set forth in the then-current Construction Budget for such Subject Facility or (ii) equal more than 110% of the aggregate Construction Costs attributable to such Subject Facility and such Designated Category as set forth in the then-current Construction Budget for such Subject Facility, Construction Manager shall deliver to Owner an amendment to the Construction Budget for such Subject Facility (each, a “Budget Amendment”), which Budget Amendment shall comply with the provisions of Section 5.2 concerning specific allocation of expenses to the Designated Categories to which such expenses relate and include information regarding the nature of the excess expenditures and the reasons therefor. Within 15 days following the delivery to Owner of any such Budget Amendment, the Construction Manager shall meet with the Management Committee to review the Budget Amendment and the facts and circumstances relating thereto. Following such meeting, the Budget Amendment (including any amendments thereto that may have been made as a result of such meeting) shall become effective and the then-current Construction Budget for such Subject Facility shall be amended accordingly to reflect such Budget Amendment.

Section 5.4    Payment of Construction Costs.
(a)Monthly Estimates. On or before 15 days prior to each applicable Calendar Month beginning after the Effective Date, Construction Manager shall prepare and deliver to Owner and the President a Call Notice for the estimated amount of expenditures projected to be incurred for such Calendar Month pursuant to each then-current Construction Budget plus a reasonable contingency amount (the entirety of such projected amounts, “Monthly Estimate”). Owner shall cause the amount set forth in each such Call Notice to be deposited in the Construction Account as promptly as practicable but, in any event, not later than the 18th Business Day after its receipt of such Call Notice. As of the Effective Date, Owner has deposited in the Construction Account the Monthly Estimate for the remaining portion of the Calendar Month in which the Effective Date occurs. Each Call Notice delivered by Construction Manager pursuant to this Section 5.4(a) shall comply with the requirements of Section 6.1(c)(ii) of the LLC Agreement.
(b)Shortfall Estimates. If Construction Manager reasonably believes that the payments made pursuant to Section 5.4(a) with respect to such current Calendar Month are reasonably projected to be insufficient, or are insufficient, as applicable, to satisfy the projected Construction Costs to be expended during such current Calendar Month with respect to any Subject Facility (i) under any then-current Construction Budget for such Subject Facility, (ii) in connection with any Emergency Expenditure for such Subject Facility or (iii) otherwise in accordance with this Agreement and relating to such Subject Facility, including Construction Manager’s right and authority to make (or cause Owner to make) expenditures in excess of any then-current Construction Budget for such Subject Facility pursuant to Section 5.3, then Construction Manager shall prepare and deliver to Owner and the President a Call Notice of the estimated amount of the shortfall for such Calendar Month plus a reasonable contingency amount (the entirety of such amounts, “Shortfall Estimate”). Owner shall cause each such Shortfall Estimate to be deposited in the Construction Account as promptly as practicable but, in any event, not later than the 18th Business Day after its receipt of such Call Notice.
(c)Objections to Estimates. With respect to the initial Monthly Estimate deposited by Owner in the Construction Account and any other Monthly Estimate or any Shortfall Estimate submitted by Construction Manager hereunder, Owner may notify Construction Manager in writing of any objections to all or any portion of such amounts on or before the expiration of the applicable Audit Period with respect to such amounts. Owner shall be responsible for causing the amounts set forth in the notices from Construction Manager pursuant to Section 5.4(a) and Section 5.4(b) to be deposited in the Construction Account in full, but such payment shall not be construed as a waiver by Owner of any of its rights under this Section 5.4(c) or Section 7.3(b).
(d)Return of Unused Amounts in the Construction Account. Following the Final Completion of the entirety of any Subject Facility, if any amounts deposited by Owner in the Construction Account with respect thereto are then remaining, then Construction Manager shall notify Owner thereof and, as directed by Owner in writing, Construction Manager shall return such amounts to Owner.

Section 5.5     Emergencies. In the event of an Emergency during the Construction Period for any Subject Facility, Construction Manager shall promptly (a) make, or cause to be made, all notifications required under applicable Law to appropriate Governmental Entities, (b) implement, or cause to be implemented, all Emergency response and mitigation measures as are either required by applicable Law or as deemed advisable by Construction Manager for a prudent operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence, or cause to be commenced, any required remediation, maintenance or repair work necessary to keep the applicable Subject Facility in compliance with all applicable Law or otherwise to minimize damage and (d) as soon as practicable after the occurrence of the event, notify Owner of (i) such Emergency, (ii) all mitigation, repair, restoration or remedial plans to be undertaken by Owner with Construction Manager’s assistance, (iii) all material correspondence with Governmental Entities and (iv) any permits or approvals required in connection with Owner’s Emergency response, repair, remedial or restoration activities. Construction Manager’s notification of Owner may be made by any method deemed appropriate by Construction Manager under the circumstances and does not have to comply with Section 12.1. To the fullest extent possible, Construction Manager may cause an Authorized Officer, on behalf of Owner, to enter into Contracts in connection with any required remediation, maintenance or repair work necessary to keep the applicable Subject Facility in compliance with all applicable Laws or otherwise to minimize damage and may cause all Contractors to directly bill Owner for expenses incurred in an Emergency. To the extent funds are not available in the Construction Account to pay for any costs incurred by Construction Manager or Owner in connection with an Emergency, then Construction Manager shall submit invoices for such costs incurred by Construction Manager or Owner during such Emergency to Owner and Owner shall deposit such amounts in the Construction Account within 15 Business Days of receipt of such invoices. For purposes of this Agreement, an “Emergency” shall be defined as a sudden or unexpected event which causes, or risks causing, (A) substantial damage to any of the Subject Facilities or the property of a Third Party, (B) death of or injury to any Person, (C) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (D) non-compliance with any applicable Law, in each case, which event is of such a nature that a response cannot, in the discretion of Construction Manager reasonably exercised, await the decision of Owner. For purposes of clarity, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Entity under applicable Law.
Section 5.6    No Waiver by Payment. No payment by Construction Manager out of the Construction Account or payment by Owner pursuant to Section 5.5 shall preclude Owner from (a) questioning the accuracy of the statement or the justification of any charge related to such payment; provided, any such protest with respect to charges and credits made during the period covered by an audit must be made within the Audit Period specified in Section 7.3(b), or (b) any of its rights under the indemnity set forth in Section 10.2(b).
Section 5.7    Payment of Funds from Construction Account. Subject to Section 3.8, Construction Manager shall only use the funds in the Construction Account to pay expenses owed by Owner or Construction Manager for the Design, Procurement and Construction of the Subject Facilities, including the Management thereof, pursuant to this Agreement or that are otherwise chargeable to Owner or due to Construction Manager hereunder.

Article VI
Construction Procedures.
Section 6.1     Environmental, Health and Safety Reporting. Prior to Final Completion of any Subject Facility, Construction Manager shall prepare and furnish (or cause a Contractor to prepare and furnish) to Owner a report describing any material accidents and environmental incidents experienced with respect to such Subject Facility and known to Construction Manager, in each case, as soon as reasonably practical but no later than 30 days of such occurrence.
Section 6.2    EH&S Audit Rights.
(a)Upon not less than 30 days’ prior written notice to Construction Manager, but not more than once during any Calendar Year (unless more frequent audits are required by applicable Law and then, in such case, as frequently as required by applicable Law), Owner may audit all records, procedures and performance of Construction Manager relating to the Management of the Design, Procurement and Construction of each of the Subject Facilities and compliance with applicable Laws enacted to protect the environment and the health and safety of employees, customers, Contractors and the public (“EH&S Laws”).
(b)The cost of each such audit shall be borne by Owner. Any such audit shall be conducted during normal business hours at the principal office of Construction Manager and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Construction Manager.
(c)For purposes of clarity, any Confidential Information obtained by Owner or its representatives in connection with the conduct of an audit (whether related solely to Construction Manager or otherwise) shall be subject to the confidentiality provisions of Article XI.
(d)Within 90 days following completion of any such audit, Owner must provide Construction Manager with a copy of the written audit report and a written notice of any alleged instances of non-compliances with applicable EH&S Laws and any alleged deficiencies in Construction Manager’s environmental, health and safety policies or procedures related to the applicable EH&S audit period disclosed in such report. Construction Manager shall make a reasonable effort to reply to such instances of non-compliance and alleged deficiencies in writing as soon as possible and in any event no later than 30 days after its receipt of such report and notice.
(e)Upon agreement by Owner and Construction Manager of necessary corrective action, if any, Construction Manager shall then prepare a written action plan and shall provide a copy to Owner. In addition, Construction Manager shall track and document close-out of all audit findings agreed to by Construction Manager and Owner, the status of which shall be reported to Owner at each meeting of the Management Committee. If any dispute shall arise in connection with an audit and/or the results thereof, the Parties shall use their reasonable efforts to resolve such disputes within 30 days after delivery of Construction Manager’s reply to such report and notice delivered by Owner pursuant to Section 6.2(d).

(f)During the Construction Period for each of the Subject Facilities, Construction Manager will provide quarterly safety reports that will provide the safety performance of the Construction related progress performance for such Subject Facility. In the event of an OSHA defined recordable incident, the Construction Manager will promptly provide an incident report to Owner. The information provided in the quarterly safety report or any incident report shall consist of a direct reporting of the relevant Subject Facility’s overall OSHA Total Recordable Incident Rate (“TRIR”) and each major construction-related contractor’s TRIR, together with a general summary of the recordable incidents relating to such Construction of such Subject Facility and mitigation measures taken to protect the safety and welfare of the construction workforce with respect to such Construction of such Subject Facility. Construction Manager shall perform an incident investigation including a root cause analysis of all OSHA defined recordable incidents relating to the construction of the Subject Facilities. The incident investigation report will include mitigation measures to be taken to improve the safety performance of the Contractor involved in the incident and any recommendations to improve the overall safety performance of the construction of such Subject Facility. Within 15 days of the submittal of any incident report to the Owner, Construction Manager shall meet with the Management Committee to review all recordable incidents and the facts and circumstances relating thereto.
Section 6.3     Ownership of Subject Facilities, Land Rights and Materials. Each of the Subject Facilities (including all Land Rights and materials acquired with respect thereto) shall, at all times, be owned by Owner.
Section 6.4    Permits. Subject to the limitations set forth in Section 3.6, Section 3.9 and Section 5.3, Construction Manager shall assist Owner in acquiring (and request that an Authorized Officer, on behalf of Owner, enter into Contracts to acquire) all necessary permits and licenses (other than permits or licenses incorporating party of the Land Rights) required for the Design, Procurement and Construction of each of the Subject Facilities (“Permits”).
Article VII
Accounting; Reports; Records.
Section 7.1     Maintenance of Accounts; Statements. Construction Manager shall maintain true and accurate accounts of (a) all expenses, disbursements and costs chargeable to Owner pursuant to this Agreement, and (b) all revenue of Owner received by Construction Manager in connection with the Design, Procurement and Construction of each of the Subject Facilities and the Management thereof, all of which shall be charged or credited to Owner and maintained in accordance with GAAP and the Uniform System of Accounts (including any subsequent modifications or revisions thereof) prescribed for oil pipeline companies by the FERC, its successors or by any other Governmental Entity having regulatory jurisdiction over Owner or the Subject Facilities, consistently applied. Construction Manager shall maintain such books of account at its principal place of business and such books of account shall be open to inspection and examination in accordance with Section 7.5. During the term of this Agreement, Construction Manager shall provide copies of such books of accounts to Operator at Owner’s or Operator’s request.

Section 7.2     Banking. Owner shall establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Construction Account”). Owner shall designate only Construction Manager, and such Persons as are reasonably requested by Construction Manager, as authorized signatories to the Construction Account, and all withdrawals by Construction Manager from the Construction Account shall be made only by Construction Manager or such designated Persons. All revenues attributable to the Subject Facilities received by Construction Manager shall be deposited by Construction Manager into the Construction Account. All funds of Owner in the Construction Account shall be used by Construction Manager solely for the Design, Procurement and Construction of the Subject Facilities and the Management thereof in accordance with Section 3.8 and Section 5.7. All interest and other benefits pertaining to the Construction Account belong to Owner. At no time may Construction Manager commingle the funds in the Construction Account with Construction Manager’s funds or the funds of any other Person, and such funds may not be subject to Liens or Claims of any kind in favor of Construction Manager or its creditors.
Section 7.3    Audits.
(a)In accordance with this Section 7.3, Owner shall have the right to audit costs charged to Owner’s accounts and other accounting records maintained for Owner by Construction Manager under this Agreement no more than twice during any Calendar Year.
(b)Subject to the restrictions contained in Section 7.3(a), upon not less than 30 days’ prior written notice to Construction Manager, Owner may audit Construction Manager’s books and records for any Calendar Year within the 24 Calendar Month period immediately preceding the date of such notice (such 24 Calendar Month period, the “Audit Period”). The cost of each such audit shall be borne by Owner; provided, however, that Construction Manager shall reimburse Owner for the reasonable costs of any such audit if (i) the amounts charged by Construction Manager exceeded the amounts that should have been charged under the terms of this Agreement by at least 5% in the aggregate and (ii) such discrepancy is reasonably apparent from a review of supporting invoices and other applicable, written documentation. Any such audit shall be conducted during normal business hours at the principal office of Construction Manager and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Construction Manager.
(c)In conducting any such audit, Owner may request access to information relating to such audit prior to the commencement of such audit, and, if such information is in the possession of Construction Manager or its Affiliates, Construction Manager shall, provide access to such information requested as soon as practical (but in any event, not later than 10 days after Owner’s request therefor) in order to facilitate the forthcoming audit.
(d)For purposes of clarity, any Confidential Information obtained by Owner or its representatives in connection with the conduct of such audit (whether related solely to Construction Manager or otherwise) shall be subject to the provisions of Article XI.
(e)Within 90 days following completion of such audit, Owner must provide Construction Manager with a copy of the written audit report and a written notice of any claims of Owner arising from such audit report. Construction Manager shall make a reasonable effort to reply to such claims in writing as soon as possible and in any event no later than 90 days after delivery of such report and notice.
(f)All adjustments agreed to between Owner and Construction Manager resulting from such audit shall be reflected promptly in Construction Manager’s books and records and reported to Owner. If any dispute shall arise in connection with an audit, the Parties shall use their reasonable efforts to resolve such disputes within 60 days after delivery of Construction Manager’s reply to such report and notice delivered by Owner.
Section 7.4    Reports.
(a)Government Reports. Prior to the Final Completion of any Subject Facility, other than with respect to any tariff-related filings or reports, Construction Manager shall Manage the preparation and filing of any reports required by any Governmental Entity having jurisdiction over such Subject Facility for which Final Completion has not occurred, including any such reports required in connection with the Management of the Design, Procurement and Construction of such Subject Facility.
(b)Construction Reports. During the Construction Period for each of the Subject Facilities, each Calendar Quarter Construction Manager shall provide reports to Owner as to the then-current status of the Design, Procurement and Construction of such Subject Facility and all then-known Construction Costs incurred with respect thereto (the “Construction Reports”). The Construction Reports for each Subject Facility and for a given Calendar Quarter shall (x) be delivered to Owner no later than the 20th day of the first Calendar Month of each Calendar Quarter following the Calendar Quarter to which the Construction Reports relate and (y) include the following reports and information which shall, in each case, be prepared on an Subject Facility by Subject Facility basis:
(i)a project spend profile which shall include a comparison of the initial Construction Budget for such Subject Facility against the then-current Construction Budget for such Subject Facility;
(ii)a report on (A) the cumulative (on a net basis) calculation of all Construction Cost variances to date for such Subject Facility, and (B) any Construction Budget overages for such Subject Facility described in Section 5.3, in each case, calculated by Designated Category;
(iii)an updated Construction Schedule for such Subject Facility reflecting Construction Manager’s current estimate of the timeline for the Design, Procurement and Construction of such Subject Facility;
(iv)a summary of each of the Permits (other than permits and licenses included in the Land Rights) then-known by Construction Manager to be required for the Design, Procurement and Construction of such Subject Facility, including (if applicable) the dates such Permits were (or will be, as applicable) applied for and the expected receipt dates of such Permits; provided, that this report shall only be provided to the extent that outstanding Permits are pending;

(v)a summary of the acquisition status by Owner of all Land Rights necessary for the Design, Procurement and Construction of such Subject Facility, including the following elements: (A) the total number (as applicable) and status of all such Land Rights; (B) the total number (as applicable) of such Land Rights acquired by Owner to date; (C) those Land Rights that Construction Manager believes will need to be acquired by Owner pursuant to condemnation proceedings (including the jurisdictions applicable to each such Land Right); and (D) a summary of condemnation or similar proceedings commenced by Owner that are pending or have been resolved in such Calendar Quarter; and
(vi)a summary of all civil proceedings (other than condemnation or similar proceedings) commenced by or against Owner or against Construction Manager (in its capacity as Construction Manager hereunder), in each case, that are pending or that have been resolved in such Calendar Quarter.
(c)     Notice of Breach or Violation. Construction Manager agrees to promptly notify Owner of any circumstance, event, occurrence or condition known to Construction Manager to the extent necessary to permit Owner to comply with its obligations under Section 4.2(c)(xi) of the LLC Agreement.
Section 7.5     Records. Except as otherwise provided herein, until Final Completion with respect to a Subject Facility, Construction Manager shall keep, or cause to be kept, true and complete Records with respect to such Subject Facility in accordance with the provisions of this Agreement and Section 4.1 of the LLC Agreement. Construction Manager shall maintain the Records at its principal place of business.
(a)Construction Manager shall give access to each Member to inspect any of the Records maintained by Construction Manager pursuant to this Agreement for any purpose reasonably related to the Member’s Company Interest. Any such inspection shall occur during normal business hours at the principal office of Construction Manager upon reasonable advance notice to Construction Manager and the other Members and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of Construction Manager. In addition, if any Member is engaged in bona fide negotiations with a Third Party or Member’s Affiliate related to a proposed disposition of its Company Interest and requests Records for disclosure to such Third Party or Member’s Affiliate in accordance with the LLC Agreement, Construction Manager agrees to reasonably cooperate with such Member and, upon reasonable notice, provide access to such Records as may be reasonably required by such Member. Any such review by any Member shall be conducted during normal business hours, at the principal office of Construction Manager and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Construction Manager.
(b)Construction Manager agrees to provide Operator within five days of the end of each month, and additionally upon Owner’s or Operator’s reasonable request, with all necessary Records and other information, including expenses and payables for each account, in order that Operator can properly (i) maintain the Capital Accounts for each Member pursuant to the terms of the LLC Agreement, (ii) maintain the complete books of account for Owner in accordance with Section 4.1 of the LLC Agreement, (iii) submit to Owner the statements, reports and notices specified in Section 4.2 of the LLC Agreement within the periods established in Section 4.2 of the LLC Agreement, (iv) deliver to Owner and the Management Committee Operator’s determination of Available Cash as required by the Operating Agreement, and (v) Operate the Subject Facilities and otherwise timely perform its obligations under the Operating Agreement.
(c)As soon as possible after Final Completion of any Subject Facility, but no later than 120 days after such date, Construction Manager shall provide the Records in Construction Manager’s possession relating to such Subject Facility to Operator; provided, however, that Construction Manager shall be permitted to retain copies of such Records.
Article VIII
Force Majeure.
Section 8.1     Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, upon such Party giving notice and full particulars of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement.
Section 8.2     Definition. The term “Force Majeure” means any event not within the control of the Party (or any of its Affiliates) claiming suspension and which by the exercise of due diligence, such Party is unable to prevent or overcome, including (to the extent such event satisfies the foregoing) events of nature or the elements, strikes, lockouts or other labor disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods and washouts, restraints of Governmental Entities, civil disturbances, environmental accidents affecting the land, air or water, explosions, breakage or accident to or freezing of equipment, machinery or lines of pipe, or other casualty occurrences, in each case, materially affecting the Design, Procurement or Construction of any of the Subject Facilities, or the Management thereof, terrorist acts or the threat thereof, inability to obtain pipe, materials, equipment, rights of way, Permits or labor and any actions by Governmental Entities that are resisted in good faith.
Section 8.3      Strikes, etc. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

Section 8.4      Notice of Force Majeure Termination. The Party claiming a Force Majeure must provide notice to the other Party of the date of termination of such Force Majeure event.a
Article IX
Insurance.
Section 9.1      Construction Insurance. Construction Manager shall obtain on Owner’s behalf and, on behalf of Owner, Construction Manager shall maintain in force with insurance companies acceptable to Owner, the kinds of insurance and amounts of coverage as reasonably directed by Owner.
Section 9.2      Premiums, Deductibles, etc. All guaranteed cost insurance premiums, expenses, deductibles (reasonably acceptable to Owner), or similar programs applicable to the insurance required hereunder shall be included in the Construction Budget as Construction Direct Bill Items and updated annually as reasonably directed by Owner.
Section 9.3      Cooperation. Should any Member desire to obtain, for itself, any additional insurance in excess of the insurance coverage mandated by this Agreement and Section 3.12 of the LLC Agreement, Construction Manager agrees to cooperate with such Member to provide such information as may be reasonably requested by such Member in furtherance of obtaining such additional insurance.
Section 9.4     Insurance Limits. In the event that the damages resulting from any Claim or Liability exceed the coverage limits under an insurance policy covering such Claim or Liability, such coverage limits shall not affect either Party’s obligations under Section 10.2 for any such damages in excess of the limits associated with any such insurance policy covering any such Claim or Liability.
Article X
Claims.
Section 10.1     Claims. Liabilities and Claims involving Owner and Construction Manager shall be handled in the following manner:
(a)Liability Claims.    Subject to the limitations set forth in Section 3.9, Construction Manager shall manage and process any Claim by a Third Party against Construction Manager or Owner, that arises out of the Design, Procurement and/or Construction of any of the Subject Facilities (including the Management thereof), or arises out of or is incidental to the activities carried on pursuant to, or work performed, required or contemplated by, this Agreement (each such Claim, a “Liability Claim”) in accordance with Section 10.1(c).
(b)Recovery Claims. Subject to the limitations set forth in Section 3.5(b) and Section 3.9, Construction Manager shall manage the prosecution and/or settling of any Claim that Owner has against a Third Party (each such Claim, a “Recovery Claim”). Construction Manager may not name a Member as party plaintiff on a Recovery Claim unless Construction Manager has obtained that Member’s consent to do so. If any Member so desires, in addition to counsel employed by Construction Manager on behalf of Owner, a Member may be represented in any such lawsuit at its expense by counsel selected by such Member.
(c)Notice of Claim. In the event that Construction Manager receives a Liability Claim in writing that exceeds $1,000,000, Construction Manager shall provide Owner, within 30 days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to Construction Manager regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.
Section 10.2      Release and Indemnification.
(a)Owner Release and Indemnity.
(i)Notwithstanding anything to the contrary herein, Owner shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless Construction Manager and its Affiliates (other than Paradigm and its subsidiaries) and their respective directors, officers, managers and employees (such Persons, excluding, for purposes of clarity, any Contractors, the “CM Indemnitees”) from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to (A) the Design, Procurement and/or Construction of any of the Subject Facilities, or the Management thereof, including any act or omission of any of the CM Indemnitees in connection therewith or relating thereto, or (B) any other activities carried on or work performed or required by this Agreement, in each case, EVEN IF SUCH LIABILITIES OR CLAIMS ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY CM INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM; provided, however, that except as provided in Section 10.2(d), Owner will not be required to release, defend, indemnify or hold harmless the CM Indemnitees from any such Liabilities or Claims to the extent such Liabilities or Claims arise out of or in connection with or are attributable or incident to (x) any fraud of any CM Indemnitee, (y) the gross negligence or willful misconduct of the Construction Manager or (z) any violation of Law by any CM Indemnitee.
(ii)Notwithstanding anything to the contrary herein, Owner shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the CM Indemnitees from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to (A) the death or personal injury of any employee of any of the Owner Indemnitees or any Contractor of Owner and (B) any damage or destruction to any personal property of any of the Owner Indemnitees or any Contractor of Owner, in each case, in connection with or incidental to the Design, Procurement and/or Construction of any of the Subject Facilities, or the Management thereof, including any act or omission of any of the CM Indemnitees in connection therewith or relating thereto, in the case of each of subsections (A) and (B) above, EVEN IF SUCH LIABILITIES OR CLAIMS ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY CM INDEMNITEE,

ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM; provided, however, that Owner will not be required to release or indemnify the CM Indemnitees from any such Liabilities or Claims to the extent such Liabilities or Claims arise out of or in connection with or are attributable or incident to (i) any fraud of any CM Indemnitee, (ii) the gross negligence or willful misconduct of the Construction Manager or (iii) any violation of Law by any CM Indemnitee.
(b)Construction Manager Indemnity. Notwithstanding anything herein to the contrary, Construction Manager shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the Owner Indemnitees from and against all Liabilities and Claims arising out of, in connection with or attributable or incidental to (i) any fraud of any CM Indemnitee, (ii) the gross negligence or willful misconduct of the Construction Manager or (iii) any violation of Law by any CM Indemnitee, and whether occurring as the sole or a concurrent cause of an act or event.
(c)Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 10.2 shall survive any termination of this Agreement. In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Section 10.2, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received (directly or indirectly, including by virtue of the indemnified Party’s direct or indirect ownership interest in Owner) by the indemnified Party with respect to the applicable Claim or Liability.
(d)Construction Manager Suggested Activities. If Construction Manager makes a recommendation to Owner regarding a specific potential issue relating to the Design, Procurement or Construction of any of the Subject Facilities, or the Management thereof, to Owner that may reasonably be expected to result in damages to Persons or property or cause a material adverse effect with respect to Owner, the Business or the Facilities, but would not otherwise constitute an Emergency, and Owner does not timely approve such recommendation or any part thereof (an “Construction Manager Suggested Activity”), Construction Manager shall not be liable for, and Owner hereby releases and defends, indemnifies and holds harmless CM Indemnitees from and against, all Liabilities and Claims arising out of, attributable to, in connection with or incidental to Owner’s failure to approve such Construction Manager Suggested Activity, or Construction Manager’s failure to undertake a Construction Manager Suggested Activity absent Owner’s approval thereof (as applicable). OWNER’S AGREEMENT TO RELEASE AND INDEMNIFY THE CM INDEMNITEES PURSUANT TO THIS SECTION 10.2(d) SHALL INCLUDE ANY LIABILITIES AND CLAIMS ARISING OUT OF, ATTRIBUTABLE TO, IN CONNECTION WITH OR INCIDENTAL TO THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY CM INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM; provided, however, that Owner will not be required to release or indemnify the CM Indemnitees from any such Liabilities or Claims to the extent such Liabilities or Claims arise out of or in connection with or are attributable or incident to (i) any fraud of any CM Indemnitee or (ii) the gross negligence or willful misconduct of the Construction Manager.

(e)Disclaimer of Liability. NONE OF THE CM INDEMNITEES OR THE OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM ANY PARTY, OR SUCH PARTY’S RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PERSON, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(f)Compliance with Laws. The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law. The Parties agree that in the event any Law, when applied to this Agreement, limits in any way the extent to which exculpation and/or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.
(g)Members Not Liable. Construction Manager acknowledges and agrees that Owner is a separate entity from any of its Members and it (and not its Members) is liable for all obligations and Liabilities of Owner under this Agreement.
Article XI
Confidential Information; Publicity.

Section 11.1    Confidential Information.

(a)Each Party and its respective Affiliates shall keep confidential all information which is obtained by them as Parties or otherwise pursuant to this Agreement, and shall refrain from making any public statements with respect to this Agreement or any other Transaction Document, in each case, upon and subject to the terms set forth in Section 5.14 of the Transfer Restrictions Agreement.

(b)Notwithstanding anything to the contrary in Section 11.1(a), in the event of any Emergency endangering property, lives or the environment, Construction Manager may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

Article XII
General Provisions.

Section 12.1     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt confirmed), or if mailed (first class postage prepaid) or deposited with a reputable overnight courier for next day delivery, to the Parties at the following addresses or facsimile numbers:

Construction Manager:

[PARADIGM CM ENTITY]
[ ]
[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

Owner or President:

[PIPELINE LLC]
c/o [ ]
[ ]
[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

With a copy to:

Phillips 66 Company 3010 Briarpark Drive Houston, Texas 77042 Attention: General Counsel
All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, and (z) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 12.2      Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 12.3    Dispute Resolution. Any dispute or controversy of any and every kind or type, whether based on contract, tort, Law or otherwise arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in Section 5.14 of the Transfer Restriction Agreement.
Section 12.4    Entirety of Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents constitutes the entire agreement of the Parties relating to the matters contained herein, and supersede all prior contracts, agreements, representations, warranties or understandings, whether oral or written, relating to the matters contained herein. Except as provided by Section 10.2, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.
Section 12.5    Captions or Headings. The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise.
Section 12.6    Assignment. Except as set forth in Section 2.4(c), this Agreement and its attendant rights may not be assigned, transferred, subcontracted or otherwise conveyed by either Party without the express written consent of the other Party; provided, however, a Party may assign its rights and obligations under this Agreement to (a) an Affiliate and (b) in the case of Construction Manager, to any member of the CM Group, in each case, without the prior consent of the other Party and any transition costs associated with any such assignment shall be borne by the assigning Party. Except as provided in the preceding sentence, any assignment without consent of the non-assigning Party shall be void. No assignment by any Party shall relieve such Party (or any guarantor of such Party’s obligations hereunder) from any liability hereunder.
Section 12.7    Duplicate Originals. This Agreement is executed in duplicate originals, with one original to be retained by Construction Manager and one original to be retained by Owner.
Section 12.8    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
Section 12.9    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties. Any

Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.
Section 12.10    Exhibits. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of the applicable Exhibit shall govern and control.
Section 12.11    Interpretation. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any provisions of this Agreement.
Section 12.12    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, effective as of the Effective Date.

CONSTRUCTION MANAGER:

[PARADIGM CM ENTITY]

By:
Name:
Title:

OWNER:

[PIPELINE LLC]

By:
Name:
Title:

Signature Page to
Construction Management Agreement

EXHIBIT A
SUBJECT FACILITIES

Subject Facilities:

The “Subject Facilities” means the System, the Three Bears Pipeline and the Watford Express Pipeline.

EXHIBIT B-1
INITIAL SUBJECT FACILITIES CONSTRUCTION BUDGET

[To be provided.]

EXHIBIT B-2
CONSTRUCTION DIRECT BILL ITEMS

The following are examples of the services, functions and cost categories that are intended to be included in the scope of the Construction Costs (herein collectively referred to as “Construction Direct Bill Items”). The Parties acknowledge and agree that this Exhibit B-2 is not intended to be a comprehensive and complete listing of the potential services, functions and cost categories that may be considered Construction Direct Bill Items. In the event of a conflict between whether any service, function or cost category is a Construction Non-Billable Item or a Construction Direct Bill Item, a proposal shall be made by the Construction Manager to determine the appropriate classification and any dispute with respect to such proposal shall be resolved in the manner described in Section 12.3.

1.	Regulatory Compliance Functions. All costs and expenses (e.g., outside services, equipment and materials, etc.) associated with performing regulatory compliance functions.

2.	Field Office Expenses. All costs and expenses associated with the following:

a.	Office space;

b.	Field construction supervision;

c.	Office supplies;

d.	Electrical and phone services;

e.
Computer hardware (including printers) and software (including associated licenses) and other associated information technology activities if such hardware and software is specifically attributable and separately billed for the Facilities; for purposes of clarity, this excludes any costs associated with financial, operating, compliance, and communication software and hardware that is used by Construction Manager on an enterprise-wide basis; and

f.	Personnel safety equipment.

3.	Operation, Maintenance and Inspection. Costs and expenses (e.g., transportation, etc.) associated with performing operations, maintenance and inspection functions including the cost of materials.

4.	Insurance (other than workers’ compensation insurance).

5.	Property damage Claims by Third Parties.

6.	Personal injury/death Claims by Third Parties.

7.	All payments of taxes of every kind and nature assessed or levied upon or incurred in connection with the Facilities or on the Facilities or other property of Owner and which taxes have been paid by the Construction Manager for the benefit of Owner (other than any payroll taxes paid with respect to any of Construction Manager’s personnel).

8.	State and Federal pipeline fees including state one call fees.

9.	Fuel and power costs.

10.	Third Party financial audits.

11.	Non-routine legal services (e.g., litigation, non-routine FERC tariff issues), expert witness fees, court costs, etc. with agreement from the Owner.

12.	Engineering and drafting services.

13.	Environmental remediation (subject to any indemnity of Construction Manager set forth in Section 10.2 with respect thereto).

14.
All third party costs and expenses directly incurred by Construction Manager (in accordance with the terms and provisions of this Agreement) in connection with the Procurement of materials and equipment necessary for the Construction of any of the Subject Facilities.

15.	Unusual or contested tax or property evaluations.

16.	Any additional functions or responsibilities of Construction Manager as may be specified in the LLC Agreement that are not specifically listed in Exhibit B-3.

17.	Permit and license fees, rental payments and renewal costs associated with Land Rights, other Third Party fees, penalties and fines.

EXHIBIT B-3
CONSTRUCTION NON-BILLABLE ITEMS

The following is a complete and comprehensive listing of the services, functions and cost categories that shall be referred to herein collectively as “Construction Non-Billable Items”.

All costs and expenses associated with the following:

1.	Office expenses other than those office expenses related to field offices.

2.	The following normal and routine product and financial accounting services:

a.	Financial reporting and general accounting;

b.	Fixed asset, property accounting and project tracking;

c.	Accountings payable;

d.	Revenue accounting, accounts receivable and billing;

e.	Tax services (but specifically excluding the payment of any taxes);

f.	Property and ad valorem taxes services (but specifically excluding the payment of any taxes); and

g.	Planning services (preparation of Construction Budget).

3.	Corporate overhead costs associated with the following functions (given current regulations and operating conditions in effect as of the date of this Agreement):

a.	Commercial business administration services;

b.	Legal services relating to the ordinary course of business activities;

c.	Human resource services relating to the ordinary course of business activities;

d.	Environmental, health and safety services relating to the ordinary course of business activities;

e.	Right-of-way and real estate administrative services relating to the ordinary course of business activities;

f.	Non-field one-call services; and

g.	Procurement services.
For purposes of clarity, the costs and functions referenced above in subparts (b), (c), (d) and (e) specifically exclude any non-routine activities, including activities with respect to any litigation, rate cases, or claims.

EXHIBIT C
INITIAL SUBJECT FACILITIES CONSTRUCTION SCHEDULE

[To be provided.]

Exhibit M

Form Operating Agreement – Pipeline

OPERATING AGREEMENT

BETWEEN

[PIPELINE LLC]

AND

PHILLIPS 66 PIPELINE LLC

Dated [●], 2014

(continued)

-ii-

(continued)

-iii-

OPERATING AGREEMENT¹

This OPERATING AGREEMENT (as the same may be amended from time to time in accordance herewith, this “Agreement”) by and between [PIPELINE LLC,] a Delaware limited liability company (“Owner”), and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company, is made and entered into as of [●], 2014 (the “Effective Date”). Owner and Operator may be referred to herein collectively as the “Parties” or each, individually, as a “Party”.

RECITALS

WHEREAS, Owner is owned 50% by Phillips 66 Partners LP, a Delaware limited partnership (“PSXP”), and 50% by Paradigm Energy Partners, LLC, a Delaware limited liability company (“Paradigm”);

WHEREAS, PSXP and Paradigm have entered into that certain Limited Liability Company Agreement of Owner, dated effective as of the Effective Date (as such agreement may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership and operation of Owner and its assets;

WHEREAS, Owner intends, pursuant to the Construction Management Agreement, to Design, Procure and Construct the Subject Facilities; and

WHEREAS, Owner desires to retain the services of Operator, and Operator desires to provide services to Owner, to (a) Operate the Facilities, and (b) provide certain services related to the Facilities and the Business, in each case, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

AGREEMENT

Article I Definitions;
Construction.

Section 1.1. Definitions. The following terms, as used in this Agreement, shall have the meanings given such terms as set forth below:

“AAA” has the meaning set forth in the Transfer Restriction Agreement. “Acceptance Letter” has the meaning set forth in Section 4.3.
“Affiliate” means, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For the avoidance of doubt, neither

__________________________________________________________

1 Operating Agreement for Terminal LLC to be based upon this form, with conforming changes (to account for, among other things, the appropriate parties and the nature of the Terminal LLC assets).

the Owner nor any of its subsidiaries shall be considered an “Affiliate” of Operator for any purpose hereunder.

“Agreement” has the meaning set forth in the preamble. “Audit Period” has the meaning set forth in Section 7.4(b).
“Auditor” has the meaning set forth in the LLC Agreement.

“Authorized Officer” means the President or any other officer of Owner expressly authorized by Owner to act on its behalf in the performance of this Agreement.

“Available Cash” has the meaning set forth in the LLC Agreement.

“Bankrupt” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature or (c) the expiration of 60 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60 day period.

“Budget Amendment” has the meaning set forth in Section 5.2.
“Business” has the meaning set forth in the LLC Agreement. “Business Day” has the meaning set forth in the LLC Agreement. “Calendar Month” has the meaning set forth in the LLC Agreement. “Calendar Quarter”has the meaning set forth in the LLC Agreement. “Calendar Year” has the meaning set forth in the LLC Agreement. “Call Notice” has the meaning set forth in the LLC Agreement. “Capital Account” has the meaning set forth in the LLC Agreement.
“Capital Expenditures” means all expenditures, costs and expenses (including capital leases) made or incurred by or on behalf of Owner with respect to the Facilities that are capitalized on the books and records of Owner with respect to the Facilities according to GAAP, but specifically excluding Construction Costs.

“Claim” has the meaning set forth in the LLC Agreement.

“CMA Contractor” has the meaning given to the term “Contractor” in the Construction Management Agreement.

“Commencement Date” means the first date on which the Construction Period ends with respect to any Subject Facility pursuant to the Construction Management Agreement.

“Company Group” has the meaning set forth in the LLC Agreement. “Company Interest” has the meaning set forth in the LLC Agreement.
“Construction” and its derivatives have the meaning set forth in the Construction Management Agreement.

“Construction Costs” has the meaning set forth in the Construction Management Agreement.

“Construction Management Agreement” has the meaning set forth in the LLC Agreement.

“Construction Manager” has the meaning set forth in the LLC Agreement.

“Contract” means any written or oral contract or agreement, including any such agreement regarding indebtedness, any lease, mortgage, license agreement, purchase order, commitment, letter of credit and any other legally binding arrangement.

“Contractor” means any Person engaged by Owner with Operator’s assistance pursuant to this Agreement to provide services or materials related to (or in place of) the services to be provided by Operator pursuant to this Agreement. For purposes of clarity, no employee of Operator or its Affiliates shall be considered a Contractor for purposes of this Agreement.

“Control” has the meaning set forth in the LLC Agreement. “Data” has the meaning set forth in Section 3.11.

“Default Direct Bill Budget” has the meaning set forth in Section 5.1(c)(iii).

“Design” and its derivatives have the meaning set forth in the Construction Management Agreement.

“Direct Bill Budget” means a budget covering all forecasted revenues of the Facilities and expenditures (including maintenance capital expenditures) associated with Direct Bill Items, in a form consistent with the form set forth in Exhibit C, that Operator anticipates to be made or incurred by or on behalf of Owner during a Calendar Year (or longer, as applicable, with respect to the Initial Direct Bill Budget).

“Direct Bill Items” has the meaning set forth in Exhibit B.

“Effective Date” has the meaning set forth in the preamble.

“EH&S Audit Period” has the meaning set forth in Section 6.3(a).

“EH&S Laws” has the meaning set forth in Section 6.3(a).

“Emergency” has the meaning set forth in Section 5.6.

“Emergency Expenditure” means expenditures that are reasonably necessary to be expended in order to mitigate or remedy an Emergency.

“Excessive Cost Overruns” means Operator incurring costs and expenses in excess of the applicable Direct Bill Budget (as the same may be amended pursuant to Section 5.2) by more than 35% for any full Calendar Year (commencing with the second full Calendar Year occurring after the Commencement Date); provided, that in determining whether any such excess has occurred, all costs and expenses that are (i) incurred in connection with any Emergency or Required Upgrade or (ii) Subject Direct Bill Items shall be disregarded.

“Facilities” means, collectively, from and after the time that Final Acceptance has occurred with respect thereto (a) each of the Subject Facilities and (b) all Required Upgrades (if any).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Final Acceptance” (i) with respect to each of the Subject Facilities, has the meaning given to such term in the Construction Management Agreement, and (ii) with respect to any Required Upgrade, means that the design and construction of such Required Upgrade has been completed and that such Required Upgrade is otherwise capable of performing the function for which it is intended.

“Final Completion” has the meaning set forth in the Construction Management Agreement.

“Fixed Operating Fee” means the fee set out in Section 4.2, as such fee may be adjusted from time to time in accordance with the terms of this Agreement and the LLC Agreement.

“Force Majeure” has the meaning set forth in Section 8.2.

“Full Time Employees” has the meaning set forth in Exhibit B.
“GAAP” has the meaning set forth in the LLC Agreement. “Governmental Entity”has the meaning set forth in the LLC Agreement.

“Initial Default Direct Bill Budget” has the meaning set forth in Section 5.1(c)(i).

“Initial Direct Bill Budget” has the meaning set forth in Section 5.1.
“Interstate Commerce Act” means the version of the Interstate Commerce Act under which FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.

“Law” has the meaning set forth in the LLC Agreement. “Liabilities” has the meaning set forth in the LLC Agreement. “Liability Claim” has the meaning set forth in Section 10.1(a).
“Lien” has the meaning set forth in the LLC Agreement. “LLC Agreement” has the meaning set forth in the recitals.
“Management Committee” has the meaning set forth in the LLC Agreement. “Member” has the meaning set forth in the LLC Agreement.
“Midstream Assets” has the meaning set forth in the LLC Agreement. “Monthly Estimate” has the meaning set forth in Section 5.5(a).
“Non-Billable Item” has the meaning set forth in Exhibit A.

“Operate” and “Operation” and their respective derivatives (other than “Operator”) mean, with respect to the Facilities, the management, operation (including the provision of Transportation Services thereon), repair, maintenance, inspection and up-keep of the Facilities as set forth in this Agreement and the LLC Agreement.

“Operating Account” has the meaning set forth in Section 7.2.

“Operating Expenses” means all costs, expenses and expenditures made or incurred by or on behalf of Owner in connection with (a) the Operation of the Facilities and (b) the other services provided by Operator hereunder with respect to the Facilities and the Business, in each case, that are not Capital Expenditures.

“Operations Phase Default Direct Bill Budget” has the meaning set forth in Section 5.1(c)(ii).

“Operator” means Phillips 66 Pipeline LLC, a Delaware limited liability company, or any successor operator appointed pursuant to Section 2.3(c).

“Operator Group” means, collectively, Operator, PSXP, Phillips 66 Company, and any of such Persons’ respective Affiliates.

“Operator Indemnitees” has the meaning set forth in Section 10.2.1.

“Operator Suggested Activity” has the meaning set forth in Section 10.2.4.

“Owner” has the meaning set forth in the preamble.

“Owner Indemnitees” means Owner and its members, directors, officers, managers and employees.

“Paradigm” has the meaning set forth in the recitals.

“Paradigm Change of Control” has the meaning set forth in the Transfer Restriction Agreement.

“Parties” and “Party” have the meaning set forth in the preamble. “Person” has the meaning set forth in the LLC Agreement.
“PPI-FG” has the meaning set forth in Section 4.2.

“President” means the President of Owner, as appointed by the Management Committee in accordance with the LLC Agreement.

“Procurement” and its derivatives have the meaning set forth in the Construction Management Agreement.

“Prudent Industry Practice” means those practices, methods, techniques, standards, codes, specifications and acts generally followed or used by reasonably prudent operators in the oil and gas industry in the United States of America regularly involved in projects similar to the operation of the Facilities which, in the exercise of reasonable judgment, in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent in all material respects with applicable Laws and applicable Permits; provided, however, “Prudent Industry Practice” is not intended to be limited to the optimum practices, methods, techniques, standards, codes, specifications and acts to the exclusion of all others, but rather to be acceptable practices, methods, techniques, standards, codes, specifications and acts as applied having due regard for, among other things, the requirements of applicable Laws.

“PSXP” has the meaning set forth in the recitals.

“Recovery Claim” has the meaning set forth in Section 10.1(b).

“Representative” has the meaning set forth in the LLC Agreement.

“Required Upgrade” means any expansion, upgrade, modification or other improvement that is necessary for (a) the Facilities to comply with any applicable Laws or (b) the Owner or any other member of the Company Group to fulfill its obligations under any material Contract.

“Shortfall Estimate” has the meaning set forth in Section 5.5(b).

“Subject Direct Bill Items” means any power costs and ad valorem tax amounts constituting Capital Expenditures or Operating Expenses.

“Subject Facilities” has the meaning set forth in the Construction Management Agreement.

“Successor Operator Effective Date” means (a) in connection with any resignation by Operator, (i) under Section 2.4(a)(i), the date that is the earlier of (A) the date that is nine months after the date of Operator’s resignation notice to Owner, and (B) the stated effective date of a successor operator appointed pursuant to Section 2.4(c), and (ii) under Section 2.4(a)(ii) or Section 2.4(a)(iii), the date that is the earlier of (A) the date that is six months after the date of Operator’s resignation notice to Owner, and (B) the stated effective date of a successor operator appointed pursuant to Section 2.4(c), and (b) in connection with any removal of Operator under Section 2.4(b), the date that is the earlier of (i) the date that is nine months after the date of Owner’s removal notice to Operator, and (ii) the stated effective date of a successor operator appointed pursuant to Section 2.4(c).

“Third Party” means any Person that is not a Party or a Member or an Affiliate of a Party or a Member.

“Third Party Bid” has the meaning set forth in Section 4.3.

“Transaction Documents” has the meaning set forth in the LLC Agreement. “Transfer Restriction Agreement” has the meaning set forth in the LLC Agreement. “Transition Costs” has the meaning set forth in Section 3.4(a).
“Transportation Services” means, with respect to the Facilities, transportation services on the applicable Facilities provided on behalf of Owner and in conformity with applicable tariffs and Laws, including the Interstate Commerce Act, applicable to crude oil pipeline common carriers.

Section 1.2. References and Rules of Construction. Unless the context requires otherwise: (a) the gender (or lack thereof) of all words used in this Agreement includes the masculine, feminine and neuter, (b) references to this Agreement, herein, hereby, hereunder and hereof, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited, (c) references to Articles, Sections, and Exhibits refer to Articles, Sections, and Exhibits of this Agreement, (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law, (e) references to money refer to legal currency of the United States of America, (f) the word “including” (in its various forms) means “including, without limitation,” (g) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms, (h) each accounting term not defined herein will have the meaning given it under GAAP, (i) headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement, (j) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and (k) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

Article II
Operator

Section 2.1. Operator Identified. Subject to the terms of this Agreement, Owner hereby engages Phillips 66 Pipeline LLC, and Phillips 66 Pipeline LLC hereby accepts such engagement, as Operator to Operate the Facilities and to perform, or cause to be performed, the other services of Operator expressly specified in this Agreement.

Section 2.2.    Term and Termination.
(a)This Agreement shall commence on the Effective Date, but the Operator’s obligation to Operate the Facilities hereunder shall start as of the Commencement Date.

(b)	This Agreement may be terminated as follows, and in no other manner:

(i)by Owner after Operator has been removed as such if this Agreement has not been assigned to a successor operator by the date that is nine months after the date of Owner’s removal notice to Operator;

(ii)	the termination of the LLC Agreement in accordance with its
terms;

(iii)	by the mutual written agreement of the Parties; or

(iv)by the Owner if it has accepted a Third Party Bid and Operator has not provided an Acceptance Letter in accordance with Section 4.3.

Section 2.3.    Survival. Subject to the terms hereof, the termination of this Agreement shall not relieve either Party of any liability or obligation of such Party accruing, or that accrued, prior to such termination. In addition, Article XI and Article XII and Section 1.1, Section 1.2, Section 3.1, Section 3.11, Section 7.4, Section 10.2, and this Section 2.3 shall survive in full force and effect any termination of this Agreement.

Section 2.4.    Resignation or Removal of Operator.

(a)Resignation of Operator. Operator may resign by delivering written notice to Owner (i) at any time, (ii) if Owner breaches any payment provision of this Agreement and, after receipt of notice of such alleged breach by Owner from Operator (which notice shall provide with particularity details of such alleged breach), Owner fails to correct such breach within five days after receipt of such notice from Operator, or (iii) if Owner breaches any material provision of this Agreement (other than a payment provision) in any material respect and, after receipt of notice of such alleged breach by Owner from Operator (which notice shall provide with particularity details of such alleged breach), Owner fails to correct or to diligently pursue correction of such breach in a manner reasonably acceptable to Operator within 30 days after receipt of such notice from Operator; provided that if Owner disputes the material breach claimed by Operator pursuant to subsection (iii) above, then such dispute shall be settled pursuant to the terms of Section 12.3 prior to Operator’s resignation notice becoming effective. Following the settlement of such dispute which results in a determination that such material breach did in fact occur, if such breach is not corrected by Owner or corrective action reasonably acceptable to Operator is not commenced by Owner, in each case, within ten days after such determination, then Operator’s resignation notice delivered pursuant to subsection (iii) above shall be deemed to be effective as of the day such notice was originally delivered. Notwithstanding any such resignation by Operator, Operator shall not be relieved of its duties as Operator under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Operator hereunder, in each case, until the applicable Successor Operator Effective Date.

(b)Removal of Operator. Operator may be removed by Owner by written notice from Owner to Operator if (i) Operator becomes Bankrupt, (ii) Operator breaches any material provision of this Agreement in any material respect and, after receipt of notice of such alleged breach by Operator from Owner (which notice shall provide with particularity details of such alleged breach), Operator fails to correct or to diligently pursue correction of such breach in a manner reasonably acceptable to Owner within 30 days after receipt of such notice from Owner; provided that if Operator disputes the material breach claimed by Owner pursuant to subsection (ii) above, then such dispute shall be settled pursuant to the terms of Section 12.3 prior to Owner’s removal notice becoming effective, (iii) the Operator Group in the aggregate owns less than 50% of the Owner or (iv) there are Excessive Cost Overruns. Following the settlement of such dispute which results in a determination that the material breach described in clause (ii) above did in fact occur, if such breach is not corrected by Operator or corrective action reasonably acceptable to Owner is not commenced by Operator, in each case, within ten days after such determination, then Owner’s removal notice delivered pursuant to subsection (ii) above shall be deemed to be effective as of the day such notice was originally delivered. Notwithstanding any such removal of Operator, Operator shall not be relieved of its duties as Operator under this Agreement and shall continue to perform all of the duties, responsibilities and obligations of Operator hereunder, in each case, until the applicable Successor Operator Effective Date.

(c)Appointment of Successor Operator. Upon the resignation or removal of Operator, a successor operator shall be appointed by Owner as soon as practicable and Owner shall promptly notify Operator of any such appointment and the effective date of such appointment. Operator shall reasonably cooperate in the transition to the successor operator prior to the applicable Successor Operator Effective Date. Upon such effectiveness of the appointment of the successor operator, Operator shall (i) assign its rights and obligations under this Agreement to such successor operator at the request of Owner and (ii) promptly deliver all Records in Operator’s possession to such successor operator. From and after the appointment of any successor operator, the successor operator shall be deemed to be the “Operator” hereunder for all purposes.

Section 2.5. Effect of Removal or Resignation. Any removal of or resignation by Operator pursuant to Section 2.4 shall release Operator from any Liability for any obligation and duties of “Operator” hereunder accruing on or after the applicable Successor Operator Effective Date, including Liabilities for which a successor operator is responsible on and after the Successor Operator Effective Date. Any removal of or resignation by Operator pursuant to Section 2.4 shall not relieve Operator from (a) any Liability that it would otherwise have under this Agreement for acts or omissions that occurred prior to the applicable Successor Operator

Effective Date, or (b) its obligations accruing prior to the applicable Successor Operator Effective Date to properly account for any remaining funds in the Operating Account and to make all books and records relating to such account and Operator’s performance under this Agreement available to Owner and any successor operator. Except in the case where (x) Operator resigns pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii), or (y) Operator is removed pursuant to Section 2.4(b)(i) or Section 2.4(b)(iii), Operator shall bear all transition costs associated with the transition to a successor operator due to the removal or resignation of Operator.

Article III
Duties of Operator.

Section 3.1. Independent Contractor. In the performance of any work or services by Operator for Owner pursuant to this Agreement, Operator conclusively shall be deemed an independent contractor, with the right and authority to (a) direct and control all services and other work being performed by the employees of Operator and its Affiliates and (b) oversee all services and other work to be performed by all Contractors; provided that all such services and other work shall be subject to Owner’s general right of inspection. Owner shall have no right or authority to supervise or give instructions to any such Persons, and such Persons at all times shall (i) if employees of Operator or its Affiliates, be under the direct and sole supervision and control of Operator and (ii) if employees of any Contractor, be under the direct and sole supervision and control of such Contractor. Any suggestions that may be given by Owner shall be given only to the supervisor or to the other Person in charge of such Person’s employees and it is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Owner and the employees, agents or representatives of Operator or its Affiliates or any Contractors. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries, except that Operator shall be a fiduciary with respect to funds or assets of Owner entrusted to Operator and over which Operator exercises authority (but only to the extent that Operator exercises such authority). Without limiting the foregoing, it is the intent of each of the Parties that nothing herein shall be deemed to create a co-employment relationship as between the Parties, it being understood and agreed that compliance with all Laws applicable to the employment by Operator of its employees that are employed in the performance by Operator of its obligations hereunder shall be the sole responsibility of Operator.

Section 3.2. No Agency. Nothing in this Agreement shall be deemed or construed to authorize Operator to act as an agent, principal, servant or employee for Owner for any purpose whatsoever and Operator shall not hold itself out as an agent, principal, servant or employee of Owner to any Person.

Section 3.3. Administrative Duties of Operator. Except to the extent any of the following are included in the services to be provided by the Construction Manager under the Construction Management Agreement, (a) from and after the Commencement Date, Operator shall be responsible for administering the accounting and regulatory affairs of Owner with respect to each Facility, including maintaining the accounting and regulatory records with respect thereto, and (b) from and after the Effective Date, Operator shall be responsible for administering the financial and tax affairs of Owner and the Business, including maintaining the financial and tax records with respect thereto. Operator also shall be responsible for preparing and distributing financial statements, information, notices and reports (including reports to Governmental Entities) required in connection with the Facilities pursuant to Section 3.4, Section 6.2, Section 7.1, Section 7.2, Section 7.3, Section 7.5 and Section 7.6.

Section 3.4.    Operate and Maintain the Facilities.

(a)Prior to the expected Commencement Date, Operator shall (i) coordinate with the Construction Manager under the Construction Management Agreement and take all necessary actions for Operator to be prepared to perform all of its obligations under this Agreement and (ii) perform any other obligations contemplated by this Agreement to be performed by Operator prior to the Commencement Date. At least 6 months prior to the expected Commencement Date, Operator shall prepare and submit for approval of the Owner a transition plan that includes a (i) budget of the costs estimated to be incurred by Operator prior to the Commencement Date in order to ensure a smooth transition of primary oversight of the Facilities from the Construction Manager to the Operator, including all anticipated costs to add the Facilities to Owner’s operations, SCADA modifications, pipeline markers, state one-call notifications, and the like, (ii) proposed organizational chart relating to employees and Contractors that will perform obligations under this Agreement as of the Commencement Date and (iii) schedule of the material activities to be performed by Operator prior to the Commencement Date. Promptly following Owner’s receipt of the transition plan, the Parties shall negotiate in good faith to determine the appropriate costs (“Transition Costs”) to be reimbursed or otherwise paid to the Operator in respect of the services to be performed by Operator in accordance with such transition plan. If the Parties cannot agree on the Transition Costs, Operator shall not be entitled to any separate fee for the activities to be performed by Operator prior to the Commencement Date and shall instead be reimbursed by Owner for all Direct Bill Items during such period at Operator’s cost plus 5%. The Parties further agree and acknowledge that (x) changes may be required to such transition plan in order to address unforeseen circumstances and other matters inherent in such a transition, and (y) to the extent any such changes to the transition plan are required, the Parties will negotiate in good faith any equitable adjustments to the Transition Costs.

(b)Operator shall Operate the Facilities for the sole benefit (and on behalf) of Owner and (at all times) in accordance with the terms and provisions of this Agreement.

(i)Subject to the limitations set forth in Section 3.5, Section 3.8 and Section 5.3, Owner hereby authorizes Operator to cause to be done and performed any and all acts and things reasonably necessary for the efficient and safe Operation of the Facilities, including (A) incurring (or causing an Authorized Officer, on behalf of Owner, to incur) any expense authorized in an approved Direct Bill Budget or as otherwise permitted hereunder (including Emergency Expenditures), and (B) entering into (or causing an Authorized Officer, on behalf of Owner, to enter into) Contracts, in each case, in order to accomplish the efficient and safe Operation of the Facilities, including Operations for the receiving, transporting, delivering, terminalling and storing of crude petroleum on the Facilities.

(ii)Operator shall manage and direct the Operation of the Facilities in accordance with the terms and provisions of this Agreement and in accordance with all valid and applicable Laws and other requirements of Governmental Entities.

(iii)Operator shall be responsible for assisting Owner in the (A) development and maintenance of reasonable safety, health and environmental management systems, policies, procedures and practices to ensure the safety and health of Persons working in connection with the Operation of the Facilities, (B) compliance with applicable environmental and safety Laws, (C) collection of data relating to the foregoing, (D) reporting findings (if applicable) to the appropriate Governmental Entities and (E) maintenance of all records relating thereto.

(c)From and after the Commencement Date, Operator shall meet with the Management Committee at least once per Calendar Quarter (or more or less frequently as the Parties may mutually agree) during the term of this Agreement to review Operator’s Operation of the Facilities in accordance with this Agreement.

(d)Notwithstanding anything herein to the contrary, in no event shall Operator be required to directly enter into any Contract with respect to the services to be provided by Operator hereunder, including the Operation of the Facilities. Owner may delegate to an Authorized Officer, on behalf of Owner, the right to execute any such Contracts as requested by Operator, subject to the limitations set forth in Section 3.5, Section 3.8 and Section 5.3.

Section 3.5.    Purchase and Sale of Materials and Supplies; Entry into Contracts.

(a)Subject to the limitations set forth in Section 3.4(d), this Section 3.5, Section 3.8 and Section 5.3, Operator shall assist Owner in procuring all services, materials, supplies and equipment necessary in connection with the Operation of the Facilities. Such actions shall include requesting that an Authorized Officer, on behalf of Owner, enter into: (i) Contracts for the Operation of the Facilities, including any adjustments, repairs, additions and replacements thereto (e.g., pipeline lowering or relocations as required by Governmental Entities), and (ii) Contracts for power, fuel, other utilities and communication facilities related to the Operation of the Facilities. Subject to the limitations set forth in Section 3.8, Operator may, on behalf of Owner, sell or dispose of materials and equipment that are no longer required for the Operation of the Facilities to any non-Affiliate of the Operator in an arm’s length transaction. Operator shall use its reasonable efforts to ensure that all Contracts pursuant to which materials are purchased by Owner as contemplated hereby contemplate that such materials shall be in new condition and give Owner (and not Operator or its Affiliates) all discounts, rebates, warranties or credits given with respect to such purchases.

(b)Notwithstanding anything to the contrary set forth in this Agreement, Operator agrees that any Contracts with any Affiliates of Operator or other Contracts that Operator requests that an Authorized Officer, on behalf of Owner, enter into with any such Affiliate or other Contractor for the provision (by such Affiliate or other Contractor) of services and/or materials for the Operation of the Facilities or with respect to any other service that Operator is obligated to provide pursuant to this Agreement shall, in each case (i) be at an arm’s length basis, (ii) contain insurance provisions that are, in Operator’s reasonable opinion, either customary in the industry in connection with the services or materials to be provided under such Contract or consistent with the insurance provisions set forth herein (or that are otherwise approved in writing by Owner, such approval not to be unreasonably withheld, conditioned or delayed), (iii) contain indemnity provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract, (iv)contain warranty provisions that are, in Operator’s reasonable opinion, customary in the industry with respect to the services or materials to be provided under such Contract and (v) if applicable, contain audit rights that are enforceable by Owner.

Section 3.6.    Personnel.    Subject to the limitations set forth in Section 3.4(d) Section 3.5, Section 3.8 and Section 5.3, from and after the Effective Date, Operator (and/or its Affiliate(s)) may (a) utilize its or any of its Affiliates’ employees for services in connection with the Operation of the Facilities and/or the other services provided by Operator hereunder, in each case, with respect to Direct Bill Items; provided, however, that records of time spent by employees for Direct Bill Items shall be maintained by Operator or its Affiliates, as applicable, so that proper charges may be made in accordance with Section 4.2, and (b) request that an Authorized Officer, on behalf of Owner, enter into Contracts to engage the services of Contractors in the performance of such services and otherwise in accordance with the provisions of Section 3.5(b) in order for the Facilities to be Operated in a safe and efficient manner. Notwithstanding the above, Operator shall not charge Owner for any services provided by such employees or by Contractors that are Non-Billable Items.

Section 3.7.    Payment of Expenses. Subject to the limitations set forth in Section 3.5, Section 3.8 and Section 5.3, to the extent of available funds in the Operating Account, Operator shall pay and discharge all Operating Expenses and Capital Expenditures on a timely basis (including any such Operating Expenses or Capital Expenditures incurred by Owner). Notwithstanding anything herein to the contrary, in no event shall Operator be liable in connection with the performance of its services hereunder or otherwise in breach of this Agreement if Operator fails, or is otherwise unable, to perform any of such services or its other obligations hereunder, including any obligations to pay or cause to be paid any such Operating Expenses or Capital Expenditures, due to (a) the failure of Owner to pay when due any amounts payable hereunder by Owner into the Operating Account, whether pursuant to Section 5.5, Section 5.6 or otherwise, or (b) the lack of available funds in the Operating Account. Notwithstanding anything herein to the contrary, in no event shall Operator charge Owner for any services, functions or cost categories that constitute Non-Billable Items, it being understood that compensation for such Non-Billable Items is included within the Transition Costs or Fixed Fee, as applicable.

Section 3.8. Limitation of Authority. Except in the case of Emergencies, notwithstanding anything in this Agreement to the contrary, Operator shall obtain the prior written consent of Owner (such approval not to be unreasonably delayed, but which approval may otherwise be provided or withheld in Owner’s sole and absolute discretion), prior to (i) taking any of the following actions with respect to Owner, the Facilities or any other Midstream Assets, or (ii) requesting that an Authorized Officer execute a Contract on behalf of Owner in respect of any of the following:

(a)the taking of any action that would require the prior affirmative vote, consent or approval of the Representatives or the Management Committee under Section 3.1(d) or Section 3.1(e) of the LLC Agreement;

(b)the possession of, or in any manner the dealing with, any of the Midstream Assets or the transfer of the rights of Owner in such Midstream Assets other than for the sole benefit of Owner; or

(c)except with respect to powers of attorney granted for the procurement of easements and rights of way relating to the Operation of the Facilities, the granting of powers of attorney with respect to the Facilities.

Section 3.9. Post-Final Completion Cooperation with the Construction Manager. From and after the Final Completion of any of the Facilities, Owner shall cause the Construction Manager to assign to Operator, and, Operator, subject to Section 3.8 and Section 10.1, shall manage the pursuit and enforcement of, any and all outstanding post-construction Claims (including in respect of CMA Contractor insurance), warranties, indemnities and other rights, and the payment or retention of any retainage or other contingent payments (which shall be deemed Claims), in each case, arising under or related to any Contract with any CMA Contractor engaged in the Design, Procurement and/or Construction of such portion of the Facilities, as applicable, pursuant to the Construction Management Agreement.

Section 3.10. Required Upgrades. From and after the Effective Date, if Operator reasonably believes that a Required Upgrade is needed with respect to all or any portion of the Facilities, then Operator shall provide written notice to Owner of such circumstance. Such written notice shall contain the following: (a) a description of the Midstream Asset(s) requiring such Required Upgrade, (b) the type of upgrade, modification, expansion or other similar improvement needed with respect to such Required Upgrade, (c) a description of the applicable Law or material Contract containing the requirements or obligations, as applicable, that such Required Upgrade is needed to satisfy, and (d) a good faith estimate of the costs and expenses of the design, construction, development, operation and maintenance of such Required Upgrade (including the incremental increase to the Fixed Operating Fee payable to the Operator attributable to such Required Upgrade, if any), including an estimated schedule of such costs and expenses.

Section 3.11. Ownership and Custody of and Access to Data. Notwithstanding anything in this Agreement to the contrary, Owner shall be the sole and exclusive owner of all reports, filings, agreements, instruments and other documents, whether prepared by Owner, Operator or any Contractor, related to the ownership or the operation of the Facilities or Operator’s services hereunder, the books and records maintained by Operator on behalf of Owner, all reports generated by Operator pursuant to this Agreement (collectively, the “Data”), and any Data shall be made available to Owner during normal business hours upon reasonable advance written notice; provided, that in accessing any such Data, Owner shall exercise its commercially reasonable efforts to minimize disruption to the businesses of Operator and its Affiliates. Following the termination of this Agreement, Operator shall, not later than 15 Business Days after its receipt of a written request from Owner, deliver originals of all Data (or copies where applicable) to Owner, at Owner’s expense, to the location designated by Owner in such written request.

Section 3.12. Standard of Performance. Operator will perform its obligations under this Agreement in a manner consistent with Prudent Industry Practices.

Article IV
Schedule of Charges.

Section 4.1. Direct Bill Items. In connection with performing the services described in this Agreement, including the Operation of the Facilities, and subject to the then-current Direct Bill Budget and the provisions of Section 5.3, Operator may incur, or cause Owner to incur, Operating Expenses and Capital Expenditures constituting Direct Bill Items. Subject to
(a)the limitations set forth in Section 3.8, (b) the provisions of Section 5.3, and (c) the then- current Direct Bill Budget, Owner shall be responsible for contributing to the Operating Account, pursuant to Section 5.5, Section 5.6 or otherwise, all Operating Expenses and Capital Expenditures constituting Direct Bill Items (including any Emergency Expenditures) incurred by Operator (without markup), Owner or any Contractor.

Section 4.2. Fixed Operating Fee. As compensation for performing the Non-Billable Items with respect to the Facilities, commencing on the Commencement Date and continuing thereafter during the term of this Agreement, Owner shall pay Operator an annual fee (the “Fixed Operating Fee”) of $[●], as the same may be adjusted pursuant to this Agreement (including this Section 4.2). The Fixed Operating Fee will be prorated for the Calendar Year in which the Commencement Date occurs and (a) increased (annually, effective on the first day of each applicable Calendar Year after the Calendar Year in which the Commencement Date occurs) by an amount equal to a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (such Index, the “PPI-FG”), as reported during the October immediately before the effective date of the adjustment, with respect to the 12-Calendar Month period ending at the end of the September immediately preceding such publication, provided that if, with respect to any such 12-Calendar Month period or periods, the PPI-FG has decreased, the Fixed Operating Fee may subsequently increase only to the extent that the percentage change in the PPI-FG since the most recent previous increase in such fees is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods, and (b) adjusted by the agreement of Owner and Operator relating to expansions or reductions of any of the Facilities and/or the decommissioning of any of the Facilities. The Parties hereby acknowledge and agree that the Fixed Operating Fee will be increased to reflect services required on account of the Final Acceptance of any of the Subject Facilities following the previous determination of the Fixed Operating Fee, and on account of any Required Upgrade (once Final Acceptance has occurred with respect thereto) and decreased to reflect the decommissioning of any of the Facilities by an amount mutually agreed upon by Owner and Operator. From and after the Commencement Date, Owner will pay Operator the applicable annual Fixed Operating Fee on a monthly basis, in equal installments, by depositing each installment in the Operating Account by the fifth day of each Calendar Month; provided that with respect to the first payment of the Fixed Operating Fee, such fee shall be deposited into the Operating Account by Owner no later than five days following the Commencement Date.

Section 4.3. Fee Adjustment. Not sooner than the sixth anniversary of the Effective Date and not later than the seventh anniversary of the Effective Date, the Parties shall review the material pricing terms of this Agreement to determine, in good faith, if the costs charged to the Owner hereunder for Direct Bill Items are materially consistent with prevailing market prices as charged by other service providers for similar services provided to assets and facilities similar to the Facilities and on terms and conditions substantially similar to this Agreement and, if the Owner reasonably determines in good faith that such material pricing terms are not materially consistent, (i) the Owner shall provide notice thereof to the Operator, along with reasonable documentation supporting such determination and (ii) the Parties shall enter into good faith negotiations regarding any proposed changes in the costs for Direct Bill Items charged to the Owner hereunder. If the Parties are unable to reach agreement regarding any proposed changes for Direct Bill Items charged to Owner hereunder, Owner may seek bids from Third Parties for the performance of the services under this Agreement which will include any transition costs in order for such Third Party to take over such operations and if Owner desires to use any Third Party providing a bid to perform the services required under this Agreement, Owner shall deliver written notice to Operator of such desire and the terms and provisions of such bid (the “Third Party Bid”) and Operator shall have the right, exercisable by giving Owner written notice within 30 days after receipt of Owner’s notice that it will match the pricing and other terms and provisions of such Third Party Bid (an “Acceptance Letter”) and this Agreement shall be modified to reflect the pricing and other terms of such Third Party Bid. If Operator does not provide an Acceptance Letter within such 30 day period, the Owner may terminate this Agreement. Either Party may, by written request to the other Party, initiate a review of costs provided pursuant to this Agreement, provided, that such reviews may not, without the consent of the other Party, be initiated more frequently than once in any rolling five Calendar Year- period.

Section 4.4. Taxes. Operator shall use commercially reasonable efforts to take such actions as are necessary to obtain available exemptions from, reductions in, or rebates or refunds of, applicable state and local taxes, including sales and use taxes and property taxes, and Owner shall cooperate with Operator to the extent such cooperation is required to obtain such exemptions, reductions, rebates or refunds.

Article V
Budgets and Authority for Expenditures.

Section 5.1. Preparation and Approval of the Direct Bill Budget. From and after the Commencement Date and subject to the remainder of this Section 5.1, Operator shall prepare, in reasonably concise form, and shall present to Owner (x) on or before each September 1st a draft of, and (y) on or before each November 15th a final version of, in each case, the Direct Bill Budget for the next succeeding Calendar Year, which Direct Bill Budget shall include expenditures that may extend over a multi-Calendar Year period and shall be detailed on at least a quarterly basis for the next succeeding Calendar Year. Notwithstanding the foregoing, 3 months prior to the expected Commencement Date, Operator shall prepare, in reasonably concise form, and shall present to Owner, the Direct Bill Budget for the period beginning on the expected Commencement Date and ending at the end of the Calendar Year that is immediately subsequent to the Calendar Year in which the Commencement Date is expected to occur (the Direct Bill

Budget covering such time period, the “Initial Direct Bill Budget”). Operator shall confer with Owner during the preparation of such Direct Bill Budgets.

(a)Direct Bill Budget. Each Direct Bill Budget for the Facilities shall include (i) itemized anticipated costs related to Direct Bill Items, and (ii) itemized expenses that are chargeable to specific asset groups and expensed in accordance with GAAP, and shall identify the asset groups to which such expenses relate. Each Direct Bill Budget will include only those cost estimates associated with Direct Bill Items.

(b)Approval of Direct Bill Budget. Owner shall have 30 days from the date Operator submits a Direct Bill Budget to approve or reject such Direct Bill Budget, in whole or in part. With respect to any part of any Direct Bill Budget that is rejected, Operator shall then have 15 days to resubmit such Direct Bill Budget, or portion thereof, for approval by Owner in accordance with this Section 5.1(b), and, if Operator elects to resubmit such Direct Bill Budget, or portion thereof, Owner shall have 15 days to approve or reject such resubmitted Direct Bill Budget, or portion thereof.

(c)Default Direct Bill Budgets.

(i)If the Parties are unable to reach agreement with respect to the Initial Direct Bill Budget pursuant to Section 5.1(a), then the Direct Bill Budget to be used for the periods of time covered by the Initial Direct Bill Budget shall be those portions of the Initial Direct Bill Budget proposed by Operator pursuant to Section 5.1 (A) that are undisputed between the Parties or (B) for which the Parties are able to mutually agree upon revisions (collectively, an “Initial Default Direct Bill Budget”).

(ii)If the Parties are unable to reach agreement with respect to any Direct Bill Budget pursuant to Section 5.1(b) other than the Initial Direct Bill Budget, the Direct Bill Budget to be used by Operator and deemed approved by Owner shall include the (A) Direct Bill Budget for the preceding Calendar Year, excluding extraordinary items completed in such previous Calendar Year (if any), multiplied by (B) 103% (such amounts, collectively the “Operations Phase Default Direct Bill Budget”).

(iii)As used herein, the term “Default Direct Bill Budget” means either the Initial Default Direct Bill Budget or an Operations Phase Default Direct Bill Budget, as the context requires. Any Default Direct Bill Budget shall be in effect only until such time as a new Direct Bill Budget is approved by Owner.

Section 5.2. Preparation and Approval of Direct Bill Budget Amendments. At any time from and after the Effective Date, Operator may propose amendments to the then-current Direct Bill Budget by presenting a written budget amendment for approval by Owner (each, a “Budget Amendment”). Each Budget Amendment shall comply with the provisions of Section 5.1(a) and Section 5.1(b) concerning specific itemization of expenses and the identification of particular asset groups to which such expenses relate. Owner shall have 30 days from the date Operator submits a Budget Amendment to approve or reject such Budget Amendment, in whole or in part. Should Owner fail to respond with its election within such 30 day time period, Owner shall be deemed to have approved such Budget Amendment. Any part of any Budget

Amendment that is rejected shall either be deleted or, at Operator’s option, be resubmitted to Owner for approval. Operator shall have 15 days after receipt of notice of Owner’s rejection to resubmit any such rejected Budget Amendment or portion thereof for approval by Owner in accordance with this Section 5.2. If Owner agrees with any such proposed Budget Amendment or the Parties agree with respect to any revisions to any such proposed Budget Amendment, then the then-current Direct Bill Budget shall be amended accordingly to reflect such agreed upon Budget Amendment.

Section 5.3. Authority for Extra-Budget Expenditures. From time to time from and after the Effective Date, Operator shall have the right and authority with respect to the then- current Direct Bill Budget, to make expenditures up to 10% in excess of the authorized amount for any category of expense set forth in the Direct Bill Budget, not to exceed in the aggregate 10% of the aggregate amount set forth in such Direct Bill Budget; provided, however, that nothing in this Section 5.3 or elsewhere in this Agreement shall restrict Operator’s right and authority to make expenditures in excess of the then-current Direct Bill Budget with respect to any Subject Direct Bill Items or Emergency Expenditures. The determination as to whether expenditures exceed 10% of the authorized amount for any category of expense set forth in the Direct Bill Budget, or in the aggregate 10% of the aggregate amount set forth in such Direct Bill Budget shall, in all cases, exclude Subject Direct Bill Items.

Section 5.4. Notice of Direct Bill Budget Variances. If it appears at any time that the actual expenditures for any Calendar Year will exceed the approved Direct Bill Budget, Operator shall notify Owner of such expected excess. If Operator reasonably believes that a Direct Bill Item expenditure to be incurred would cause (a) the amount for any category of expense set forth in then-current Direct Bill Budget to be exceeded by more than 10% of the amount authorized in such Direct Bill Budget or (b) the total amount of the then-current Direct Bill Budget to be exceeded by more than 10% of the total amount of such Direct Bill Budget, then Operator shall (i) give written notice to Owner of such projected excess, including information regarding the nature of such excess expenditures and the reasons therefor, and (ii) other than with respect to any such expenditure to the extent constituting Subject Direct Bill Items, solicit the written approval of Owner with respect to the incurrence of such projected excess. If Operator has not received written approval from Owner within 15 days of the date of Owner’s receipt of Operator’s request, Owner shall be deemed to have rejected the incurrence of such projected excess amount and, other than with respect to any such expenditure to the extent constituting Subject Direct Bill Items, Operator shall have no (A) right to charge to Owner, or (B) obligation to perform, in each case, the functions or services related to the rejected projected excess charge.

Section 5.5.    Payment of Budgeted Costs.

(a)Operations Period. If, during any Calendar Month commencing in the Calendar Month immediately prior to the Commencement Date, Operator believes that Owner’s current cash assets and projected gross receipts are reasonably projected to be insufficient to satisfy Owner’s projected expenditures to be incurred during the subsequent Calendar Month (i) pursuant to the then-current Direct Bill Budget, and/or (ii) otherwise in accordance with this Agreement, including Operator’s right and authority to make (or cause Owner to make) expenditures in excess of the then-current Direct Bill Budget pursuant to Section 5.3, then Operator shall prepare and deliver to Owner and the President a Call Notice of the estimated amount of the shortfall for such Calendar Month plus a reasonable contingency amount (the entirety of such projected amounts, the “Monthly Estimate”). Owner shall cause each Monthly Estimate to be deposited in the Operating Account as promptly as practicable but, in any event, not later than the 18th Business Day after such Monthly Estimate is delivered.

(b)Budget Shortfalls. If, during any Calendar Month after the Commencement Date, Operator believes that Owner’s current cash assets and projected gross receipts plus any additional payments made pursuant to Section 5.5(a) with respect to such current Calendar Month are reasonably projected to be insufficient, or are insufficient, as applicable, to satisfy Owner’s actual incurred expenditures, or projected to be incurred expenditures, as applicable, during such current Calendar Month (A) under the then-current Direct Bill Budget, (B) in connection with any Emergency, or (C) otherwise in accordance with this Agreement, including Operator’s right and authority to make (or cause Owner to make) expenditures in excess of the then-current Direct Bill Budget pursuant to Section 5.3, then Operator shall prepare and deliver to Owner and the President a Call Notice of the estimated amount of the shortfall for such Calendar Month plus a reasonable contingency amount (the entirety of such amounts, “Shortfall Estimate”). Owner shall cause each Shortfall Estimate to be deposited in the Operating Account as promptly as practicable but, in any event, not later than the 18th Business Day after its receipt of such Shortfall Estimate.

(c)Objections to Estimates. With respect to any Monthly Estimate or Shortfall Estimate submitted by Operator hereunder, Owner may notify Operator in writing of any objections to all or any portion of such amounts on or before the expiration of the applicable Audit Period with respect to such amounts. Owner shall be responsible for causing the amounts set forth in the notices from Operator pursuant to Section 5.5(a) and Section 5.5(b) to be deposited in the Operating Account in full, but such payment shall not be construed as a waiver by Owner of any of its rights under this Section 5.5(c) or Section 7.4(b).

Section 5.6. Emergencies. From and after the Commencement Date, in the event of an Emergency, Operator shall promptly (a) make, or cause to be made, all notifications required under applicable Law to appropriate Governmental Entities, (b) implement, or cause to be implemented, Emergency response and mitigation measures as are either required by applicable Law or as deemed advisable by Operator for a prudent operator to respond to or mitigate the Emergency, including to protect human health and the environment, (c) commence, or cause to be commenced, any required remediation, maintenance or repair work necessary to keep the Facilities Operating safely (or to restore such Facilities to safe operating condition) and in compliance with all applicable Law or otherwise to minimize damage and (d) as soon as practicable after the occurrence of the event, notify Owner of (i) such Emergency, (ii) all mitigation, repair, restoration or remedial plans to be undertaken by Owner with Operator’s assistance, (iii) all material correspondence with Governmental Entities and (iv) any permits or approvals required in connection with Operator’s and Owner’s Emergency response, repair, remedial or restoration activities. Operator’s notification of Owner may be made by any method deemed appropriate by Operator under the circumstances and does not have to comply with Section 12.1.    To the fullest extent possible, Operator may cause an Authorized Officer, on behalf of Owner, to enter into Contracts in connection with any required remediation, maintenance or repair work necessary to keep the Facilities in compliance with all applicable Laws or otherwise to minimize damage and may cause all Contractors to directly bill Owner for expenses incurred in an Emergency. To the extent funds are not available in the Operating Account to pay for any costs incurred by Operator or Owner in connection with an Emergency, then Operator shall submit invoices for such costs incurred by Operator or Owner during such Emergency to Owner and Owner shall deposit such amounts in the Operating Account within 15 Business Days of receipt of such invoices. For purposes of this Agreement, an “Emergency” shall be defined as a sudden or unexpected event which causes, or risks causing, (A) substantial damage to any of the Facilities or the property of a Third Party, (B) death of or injury to any Person, (C) damage or substantial risk of damage to natural resources (including wildlife) or the environment, or (D) non-compliance with any applicable Law (except where complying with such Law would require a Required Upgrade that would not otherwise be immediately required under applicable Law), in each case, which event is of such a nature that a response cannot, in the discretion of Operator reasonably exercised, await the decision of Owner. For purposes of clarity, an “Emergency” shall include any release or threatened release of hazardous substances into the environment that requires notification to any Governmental Entity under applicable Law.

Section 5.7. No Waiver by Payment. No payment by Operator out of the Operating Account or payment by Owner pursuant to Section 5.6 shall preclude Owner from (a) questioning the accuracy of the statement or the justification of any charge related to such payment; provided, any such protest with respect to charges and credits made during the period covered by an audit must be made within the Audit Period specified in Section 7.4(b), or (b) any of its rights under the indemnity set forth in Section 10.2(b).

Section 5.8.    Payment of Funds from Operating Account. Subject to (a) Section 3.7 and (b) the Operator’s right to withdraw and/or use any funds constituting the then-payable Fixed Operating Fee at its sole discretion, Operator shall only use the funds in the Operating Account to pay expenses owed by Owner or Operator for the Operation of the Facilities and/or the other services provided by Operator pursuant to this Agreement or that are otherwise chargeable to Owner or due to Operator hereunder.

Article VI
Operating Procedure.

Section 6.1. Common Carrier Operations. From and after the Commencement Date, Operator shall provide Transportation Services on the applicable Facilities.

Section 6.2. Environmental, Health and Safety Reporting. From and after the Commencement Date, Operator shall prepare and furnish (or cause a Contractor to prepare and furnish) to Owner a report describing any material accidents and environmental incidents experienced with respect to the Facilities and known to Operator, in each case, as soon as reasonably practical but no later than 30 days of such occurrence.

Section 6.3.    EH&S Audit Rights.

(a)From and after the Commencement Date, upon not less than 30 days’ prior written notice to Operator, but not more than once during any Calendar Year (unless more frequent audits are required by applicable Law and then, in such case, as frequently as required by applicable Law), Owner may audit all records, procedures and performance of Operator relating to the Operation of the Facilities and compliance with (i) applicable Laws enacted to protect the environment and the health and safety of employees, customers, Contractors and the public (“EH&S Laws”) and (ii) Operator’s environmental, health and safety policies and practices, in each case, for any Calendar Year within the 24 Calendar Month period immediately preceding the date of such notice (such 24 Calendar Month period, the “EH&S Audit Period”).

(b)The cost of each such audit shall be borne by Owner. Any such audit shall be conducted during normal business hours at the principal office of Operator and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator.

(c)For purposes of clarity, any Confidential Information obtained by Owner or its representatives in connection with the conduct of an audit (whether related solely to Operator or otherwise) shall be subject to the confidentiality provisions of Article XI.

(d)Within 90 days following completion of any such audit, Owner must provide Operator with a copy of the written audit report and a written notice of any alleged instances of non-compliances with applicable EH&S Laws and any alleged deficiencies in Operator’s environmental, health and safety policies or procedures related to the EH&S Audit Period disclosed in such report. Operator shall make a reasonable effort to reply to such instances of non-compliance and alleged deficiencies in writing as soon as possible and in any event no later than 30 days after its receipt of such report and notice.

(e)Upon agreement by Owner and Operator of necessary corrective action, if any, Operator shall then prepare a written action plan and shall provide a copy to Owner. Additionally, Operator shall track and document close-out of all audit findings agreed to by Operator and Owner, the status of which shall be reported to Owner at each meeting of the Management Committee. If any dispute shall arise in connection with an audit and/or the results thereof, the Parties shall use their reasonable efforts to resolve such disputes within 30 days after delivery of Operator’s reply to such report and notice delivered by Owner pursuant to Section 6.3(d).

Article VII
Accounting; Reports.

Section 7.1. Maintenance of Accounts; Statements. From and after the Effective Date, Operator shall maintain (a) true and accurate accounts of (i) all expenses, disbursements and costs chargeable to Owner pursuant to this Agreement, and (ii) all revenue of Owner, all of which shall be charged or credited to Owner and maintained in accordance with GAAP and in accordance with the Uniform System of Accounts (including any subsequent modifications or revisions thereof) prescribed for oil pipeline companies by the FERC, its successors or by any other Governmental Entity having regulatory jurisdiction over Owner or the Facilities, consistently applied, and (b) the Capital Accounts for each Member. Operator shall maintain such books of account at its principal place of business and such books of account shall be open to inspection and examination in accordance with Section 7.4. If necessary, Operator shall request from Owner and the Construction Manager any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 7.1). Operator shall prepare, or cause to be prepared, and shall submit to Owner the statements, reports and notices specified in Section 4.2 of the LLC Agreement within the periods established in Section 4.2 of the LLC Agreement. Operator shall cause the annual financial statements prepared pursuant to Section 4.2 of the LLC Agreement to be audited by the Auditor. Failure of Operator to fulfill its obligations pursuant to this Section 7.1 solely as a result of the failure of (A) the Construction Manager or (B) Owner to provide Operator with any information Operator has reasonably requested from the Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder.

Section 7.2. Banking. Owner shall establish, in Owner’s name and under Owner’s control, a bank account or accounts (the “Operating Account”). Owner shall designate only Operator, and such Persons as are reasonably requested by Operator, as authorized signatories to the Operating Account, and all withdrawals by Operator from the Operating Account shall be made only by Operator or such designated Persons. All revenues attributable to the Facilities received by Operator shall be deposited by Operator into the Operating Account. All funds of Owner in the Operating Account shall be used by Operator solely for the Operation of the Facilities, the other services provided by Operator hereunder and otherwise in accordance with Section 3.7 and Section 5.8. All interest and other benefits pertaining to the Operating Account belong to Owner. At no time may Operator commingle the funds in the Operating Account with Operator’s funds or the funds of any other Person, and such funds may not be subject to Liens or Claims of any kind in favor of Operator or its creditors.

Section 7.3. Disbursements to Members. From and after the Effective Date, Operator shall, within ten days after the end of each Calendar Month, provide written notice to Owner and the Management Committee of Operator’s determination of Available Cash, including information as to the cash position, anticipated cash receipts and disbursements, items as to which cash reserves should be maintained, and such other information reasonably requested by Owner. If necessary, Operator shall request from Owner and the Construction Manager (and Owner shall, and shall cause the Construction Manager to, provide) any information necessary for Operator to fulfill its duties pursuant to this Agreement (including this Section 7.3). Failure of Operator to fulfill its obligations pursuant to this Section 7.3 solely as a result of the failure of (a) the Construction Manager or (b) Owner, in each case, to provide Operator with any information Operator has reasonably requested from the Construction Manager or Owner, as applicable, shall not be deemed to be a breach of Operator’s duties hereunder.

Section 7.4.    Audits.

(a)From and after the Effective Date, in accordance with this Section 7.4, Owner shall have the right to audit costs charged to Owner’s accounts and other accounting records maintained for Owner by Operator under this Agreement no more than twice during any Calendar Year. Without limiting the foregoing, and subject to the other limitations set forth in this Section 7.4, following the termination of this Agreement, (i) Owner may conduct a maximum of one such audit and (ii) such final audit must be completed by the date that is six months following termination of this Agreement.

(b)Subject to the restrictions contained in Section 7.4(a), upon not less than 30 days’ prior written notice to Operator, Owner may audit Operator’s books and records for any Calendar Year within the 24 Calendar Month period immediately preceding the date of such notice (such 24 Calendar Month period, the “Audit Period”). The cost of each such audit shall be borne by Owner; provided, however, that Operator shall reimburse Owner for the reasonable costs of any such audit if (i) the amounts charged by Operator exceeded the amounts that should have been charged under the terms of this Agreement by at least 5% in the aggregate and (ii) such discrepancy is reasonably apparent from a review of supporting invoices and other applicable, written documentation. Any such audit shall be conducted during normal business hours at the principal office of Operator and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator.

(c)In conducting any such audit, Owner, may request access to information relating to such audit prior to the commencement of such audit, and, if such information is in the possession of Operator or its Affiliates, Operator shall, provide access to such information requested as soon as practical (but in any event, not later than 10 days after Owner’s request, therefor) in order to facilitate the forthcoming audit.

(d)For purposes of clarity, any Confidential Information obtained by Owner or its representatives in connection with the conduct of such audit (whether related solely to Operator or otherwise) shall be subject to the provisions of Article XI.

(e)Within 90 days following completion of such audit, Owner must provide Operator with a copy of any written audit report and a written notice of any claims of Owner arising from such audit report. Operator shall make a reasonable effort to reply to such claims in writing as soon as possible and in any event no later than 90 days after delivery of such report and notice.

(f)All adjustments agreed to between Owner and Operator resulting from such audit shall be reflected promptly in Operator’s books and records and reported to Owner. If any dispute shall arise in connection with an audit, the Parties shall use their reasonable efforts to resolve such disputes within 60 days after delivery of Operator’s reply to such report and notice delivered by Owner.

(g)Notwithstanding anything herein to the contrary, Operator shall have no liability for, and shall not be in breach of this Agreement with respect to, any outstanding matters at the conclusion of an audit that result from actions by the Construction Manager, or that are attributable to reports, statements, notices or other information provided to Operator by the Construction Manager.

Section 7.5. Government Reports. From and after the Commencement Date, Operator shall prepare and file any reports required by any Governmental Entity having jurisdiction over the Facilities, in each case, in the correct number of copies required; provided that Operator shall have no obligation under this Section 7.5 with respect to any Subject Facility or Required Upgrade until Final Acceptance with respect thereto has occurred.

Section 7.6. Maintenance of and Access to Records. From and after the Effective Date, Operator shall keep, or cause to be kept, true and complete books of account for Owner with respect to the Facilities in accordance with Section 4.1 and Section 4.2 of the LLC Agreement. Operator shall maintain such books of account at its principal place of business.

Operator shall give access to each Member to inspect any of the books, records and operations of Owner maintained by Operator for any purpose reasonably related to the Member’s Company Interest. Any such inspection shall occur during normal business hours at the principal office of Operator upon reasonable advance notice to Operator and the other Members and shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator. In addition, if any Member is engaged in bona fide negotiations with a Third Party or Affiliate of a Member related to a proposed disposition of its Company Interest and requests books, records and other information for disclosure to such Third Party or Affiliate of a Member in accordance with the LLC Agreement, Operator agrees to reasonably cooperate with such Member and, upon reasonable notice, provide access to such books, records and other information maintained by Operator as may be reasonably required by such Member. Any such review by any Member shall be conducted during normal business hours, at the principal office of Operator and in a manner designed to result in a minimum of inconvenience and disruption to the operations of Operator.

Article VIII
Force Majeure.

Section 8.1. Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, upon such Party giving notice and full particulars of such Force Majeure to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement.

Section 8.2. Definition. The term “Force Majeure” means any event not within the control of the Party (or any of its Affiliates) claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome, including (to the extent such event satisfies the foregoing) events of nature or the elements, strikes, lockouts or other labor disturbances, sabotage, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods and washouts, restraints of Governmental Entities, civil disturbances, environmental accidents affecting the land, air or water, explosions, breakage or accident to or freezing of equipment, machinery or lines of pipe, or other casualty occurrences, in each case, materially affecting the Operation of the Facilities, terrorist acts or the threat thereof, inability to obtain pipe, materials, equipment, rights of way, permits or labor and any actions by Governmental Entities that are resisted in good faith.

Section 8.3. Strikes, etc. Notwithstanding anything to the contrary contained herein, it is understood and agreed that the settlement of strikes, lockouts or other labor disturbances is entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure must be remedied with all reasonable and diligent dispatch shall not require the settlement of any such strike, lockout or other labor disturbance by acceding to the demands of opposing Persons when such course is inadvisable in the discretion of the Party having the difficulty.

Section 8.4. Notice of Force Majeure Termination. The Party claiming a Force Majeure must provide notice to the other Party of the date of termination of such Force Majeure event.

Article IX
Insurance.

Section 9.1. Primary Liability Insurance. From and after the Commencement Date, Operator shall obtain on Owner’s behalf and, on behalf of Owner, Operator shall maintain in force with insurance companies acceptable to Owner, the kinds of insurance and amounts of coverage as reasonably directed by Owner.

Section 9.2. Premiums, Deductibles, etc. All guaranteed cost insurance premiums, expenses, deductibles (reasonably acceptable to Owner), or similar programs applicable to the insurance required hereunder shall be included in the Direct Bill Budget as Direct Bill Items and updated annually as reasonably directed by Owner.

Section 9.3. Cooperation. Should any Member desire to obtain, for itself, any additional insurance in excess of the insurance coverage mandated by this Agreement and Section 3.12 of the LLC Agreement, Operator agrees to cooperate with such Member to provide such information as may be reasonably requested by such Member in furtherance of obtaining such additional insurance.

Section 9.4. Insurance Limits. In the event that the damages resulting from any Claim or Liability exceed the coverage limits under an insurance policy covering such Claim or Liability, such coverage limits shall not affect either Party’s obligations under Section 10.2 for any such damages in excess of the limits associated with any such insurance policy covering any such Claim or Liability.

Article X
Claims.

Section 10.1. Claims. Liabilities and Claims involving Owner and Operator shall be handled in the following manner:

(a)Liability Claims. Subject to the limitations set forth in Section 3.8 and Section 3.9, Operator shall manage and process any Claim by a Third Party against Operator or Owner that arises out of the Operation of the Facilities, or arises out of or is incidental to the activities carried on pursuant to, or work performed, required or contemplated by, this Agreement (each such Claim, a “Liability Claim”) in accordance with Section 10.1(c).

(b)Recovery Claims. Subject to the limitations set forth in Section 3.8 and Section 3.9, Operator shall assist Owner with prosecuting and/or settling any Claim that Owner has against a Third Party (each such Claim, a “Recovery Claim”). Operator may not name a Member as party plaintiff on a Recovery Claim unless Operator has obtained that Member’s consent to do so. If any Member so desires, in addition to counsel employed by Operator on behalf of Owner, a Member may be represented in any such lawsuit at its expense by counsel selected by such Member.

(c)Notice of Claim. In the event that Operator receives a Liability Claim in writing that exceeds $1,000,000, Operator shall provide Owner, within 30 days of receipt of such Liability Claim, a notice that includes a brief written summary of the facts then known to Operator regarding such Liability Claim and a copy of the demand letter, petition, or similar documentation relating thereto.

Section 10.2. Release and Indemnification.

(a)Indemnification by Owner. Notwithstanding anything to the contrary herein (including any breach by Operator of the provisions of Section 3.4(b)), Owner shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless Operator and its Affiliates (other than PSXP and its subsidiaries) and their respective directors, officers, managers and employees (such Persons, excluding, for purposes of clarity, any Contractors, the “Operator Indemnitees”) from and against all Liabilities and Claims arising out of, attributable to, in connection with or incidental to (a) the Operation of any of the Facilities, including any act or omission of any of the Operator Indemnitees in connection therewith or relating thereto, or (b) any other activities carried on or work performed or required by this Agreement, in each case, EVEN IF SUCH LIABILITIES OR CLAIMS ARE AS A RESULT OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM; provided, however, that except as provided in Section 10.2(d), Owner will not be required to release, defend, indemnify or hold harmless the Operator Indemnitees from any such Liabilities or Claims to the extent such Liabilities or Claims arise out of or in connection with or are attributable or incident to (i) any fraud of any Operator Indemnitee, (ii) the gross negligence or willful misconduct of the Operator or (iii) any violation of Law by any Operator Indemnitee.

(b)Indemnification by Operator. Notwithstanding anything herein to the contrary, Operator shall be responsible for, shall pay on a current basis and hereby releases, defends, indemnifies and holds harmless the Owner Indemnitees from and against all Liabilities and Claims arising out of or in connection with or attributable or incidental to (i) any fraud of any Operator Indemnitee or (ii) the gross negligence or willful misconduct of the Operator or (iii) except with respect to any Operator Suggested Activity, any violation of Law by any Operator Indemnitee, and whether occurring as the sole or a concurrent cause of an act or event.

(c)Survival of Indemnification Provisions; No Double Recovery. The provisions of this Section 10.2 shall survive any termination of this Agreement. In calculating any amount to be paid by an indemnifying Party by reason of the provisions of this Section 10.2, the amount shall be reduced by all cash reimbursements (including insurance proceeds) actually received (directly or indirectly, including by virtue of the indemnified Party’s direct or indirect ownership interest in Owner) by the indemnified Party with respect to the applicable Claim or Liability.

(d)Operator Suggested Activities. If Operator makes a recommendation to Owner regarding a specific potential operational issue to Owner that may reasonably be expected to result in damages to Persons or property or cause a material adverse effect with respect to Owner, the Business or the Facilities, but would not otherwise constitute an Emergency or a

Required Upgrade, and Owner does not timely approve such recommendation or any part thereof (an “Operator Suggested Activity”), Operator shall not be liable for, and Owner hereby releases and defends, indemnifies and holds harmless Operator Indemnitees from and against, all Liabilities and Claims arising out of, attributable to, in connection with or incidental to Owner’s failure to approve such Operator Suggested Activity, or Operator’s failure to undertake an Operator Suggested Activity absent Owner’s approval thereof (as applicable). OWNER’S AGREEMENT TO RELEASE AND INDEMNIFY THE OPERATOR INDEMNITEES PURSUANT TO THIS SECTION 10.2(d) SHALL INCLUDE ANY LIABILITIES AND CLAIMS ARISING OUT OF, ATTRIBUTABLE TO, IN CONNECTION WITH OR INCIDENTAL TO THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR ANY OTHER LEGAL FAULT, INCLUDING STRICT LIABILITY, OF ANY OPERATOR INDEMNITEE, ANY OWNER INDEMNITEE, ANY THIRD PARTY OR ANY OF THEM; provided, however, that Owner will not be required to release or indemnify the Operator Indemnitees from any such Liabilities or Claims to the extent such Liabilities or Claims arise out of or in connection with or are attributable or incident to (i) any fraud of any Operator Indemnitee or (ii) the gross negligence or willful misconduct of the Operator.

(e)Disclaimer of Liability. NONE OF THE OPERATOR INDEMNITEES OR THE OWNER INDEMNITEES SHALL BE ENTITLED TO RECOVER FROM ANY PARTY, OR SUCH PARTY’S RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PERSON, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)Compliance with Laws. The exculpation and indemnifications provisions included herein shall be effective to the maximum extent permitted by applicable Law. The Parties agree that in the event any Law, when applied to this Agreement, limits in any way the extent to which exculpation and/or indemnification may be provided to the beneficiary thereof in accordance with the terms hereof, this Agreement shall automatically be amended to provide that the exculpation and indemnification provisions included herein shall extend to the maximum extent permitted by applicable Law.

(g)Members Not Liable. Operator acknowledges and agrees that Owner is a separate entity from any of its Members and it (and not its Members) is liable for all obligations and Liabilities of Owner under this Agreement.

Article XI
Confidential Information; Publicity.

Section 11.1. Confidential Information.

(a)Each Party and its respective Affiliates shall keep confidential all information which is obtained by them as Parties or otherwise pursuant to this Agreement, and shall refrain from making any public statements with respect to this Agreement or any other Transaction Document, in each case, upon and subject to the terms set forth in Section 5.14 of the Transfer Restrictions Agreement.

(b)Notwithstanding anything to the contrary in Section 11.1(a), in the event of any Emergency endangering property, lives or the environment, Operator may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Owner with a copy of any such press release or announcement.

Article XII
General Provisions.

Section 12.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission (with receipt confirmed), or if mailed (first class postage prepaid) or deposited with a reputable overnight courier for next day delivery, to the Parties at the following addresses or facsimile numbers:

If to Operator:

Phillips 66 Pipeline LLC 3010 Briarpark Drive
Houston, Texas 77042 Attention: President
With a copy to (which shall not constitute notice):

Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042 Attention: General Counsel

If to Owner:
[    ]
c/o Paradigm Energy Partners, LLC
545 E. John Carpenter Freeway, Suite 800 Irving, Texas 75062
Attention: Chief Executive Officer

Facsimile:
Phone: 214.373.4300
With a copy to (which shall not constitute notice): Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel

All such notices, requests and other communications will (x) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (y) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon confirmation of receipt, and (z) if delivered by mail or reputable overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 12.2. Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 12.3. Dispute Resolution. Any dispute or controversy of any and every kind or type, whether based on contract, tort, Law or otherwise arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in Section 5.14 of the Transfer Restriction Agreement.

Section 12.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents constitutes the entire agreement of the Parties relating to the matters contained herein, and supersede all prior contracts, agreements, representations, warranties or understandings, whether oral or written, relating to the matters contained herein. Except as provided by Section 10.2, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

Section 12.5. Captions or Headings. The headings appearing at the beginning of each Section are all inserted and included solely for convenience and shall never be considered or given any effect in construing this Agreement, or any provision or provisions hereof, or in connection with determining the duties, obligations or liabilities of the Parties or in ascertaining intent, if any question of intent should arise.

Section 12.6. Assignment. Except as set forth in Section 2.3(c), this Agreement and its attendant rights may not be assigned, transferred, subcontracted or otherwise conveyed by either Party without the express written consent of the other Party; provided, however, a Party may assign its rights and obligations under this Agreement to (a) an Affiliate and (b) in the case of Operator, to any member of the Operator Group, in each case, without the prior consent of the other Party and any transition costs associated with any such assignment shall be borne by the assigning Party. Except as provided in the preceding sentence, any assignment without consent of the non-assigning Party shall be void. No assignment by any Party shall relieve such Party (or any guarantor of such Party’s obligations hereunder) from any liability hereunder.

Section 12.7. Duplicate Originals. This Agreement is executed in duplicate originals, with one original to be retained by Operator and one original to be retained by Owner.

Section 12.8. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 12.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Parties. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 12.10. Exhibits. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Exhibit, the terms and conditions of the applicable Exhibit shall govern and control.

Section 12.11. Interpretation. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any provisions of this Agreement.

Section 12.12. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the Effective Date.

OPERATOR:

PHILLIPS 66 PIPELINE LLC

By:
Name:
Title:

OWNER:

[PIPELINE LLC]

By:
Name:
Title:

Signature Page to
Operating Agreement

EXHIBIT A
NON-BILLABLE ITEMS

The following is a complete and comprehensive listing of the services, functions and cost categories that are intended to be included in the scope of the Fixed Operating Fee (herein collectively referred to as “Non-Billable Items”).

1.	General and Administrative Expenses. All costs and expenses associated with the following:

a.	Office expenses other than those office expenses related to field offices.

b.	The following normal and routine product and financial accounting services:

i.	Monthly product reconciliation;

ii.	Financial reporting and general accounting;

iii.	Fixed asset, property accounting and project tracking;

iv.	Accounts payable;

v.	Revenue accounting, accounts receivable and billing;

vi.	Tax services (but specifically excluding the payment of any taxes);

vii.	Property and ad valorem taxes services (but specifically excluding the payment of any taxes, which shall be paid by Owner); and

viii.	Planning services (preparation of Direct Bill Budget and any budgets and reports required of Operator under the LLC Agreement).

Nominations, Scheduling, confirmations and customer services

c.	Corporate overhead costs associated with the following functions:

i.	FERC tariff administration;

ii.	Commercial business administration and business development services;

iii.	Legal services relating to the ordinary course of business activities, including securing any permits necessary for the operation of the Facilities;

iv.	Human resource services relating to the ordinary course of business activities;

v.	Environmental, health and safety services relating to the ordinary course of business activities;

vi.	Right-of-way and real estate administrative services relating to the ordinary course of business activities;

vii.	Non-field one-call services;

viii.	Procurement services;

ix.	Contract administration services; and

x.	Information management services including all systems, software and hardware that is not specifically required for operation of the facilities.

For purposes of clarity, the costs and functions referenced above in subparts (iii), (iv), (v) and (vi) specifically exclude any non-routine activities, including activities with respect to any litigation, rate cases, or claims.

d.
Direct or indirect costs associated with: executive management, management and supervisory oversight of key functions including, but not limited to: control center, pipeline and facility integrity, engineering and projects, Pipeline Compliance and Regulatory oversight and administration, and any other costs associated with activities that are provided through a central group where services are provided to assets and facilities outside the scope of this agreement that cannot be billed and supported via direct time-writing pursuant to Section 3.6.

EXHIBIT B
DIRECT BILL ITEMS

The following are examples of the services, functions and cost categories that are intended to be included in the scope of the Operating Expenses and Capital Expenditures not covered by the Fixed Operating Fee (herein collectively referred to as “Direct Bill Items”). The Parties acknowledge and agree that this Exhibit B is not intended to be a comprehensive and complete listing of the potential services, functions and cost categories that may be considered Direct Bill Items. In the event of a conflict between whether any service, function or cost category is a Non- Billable Item or a Direct Bill Item, a proposal shall be made by the Operator to determine the appropriate classification and any dispute with respect to such proposal shall be resolved in the manner described in Section 12.3. For purposes of clarity, to the extent Operator direct bills for a service that is provided for the Facilities as well as un-affiliated assets or facilities (for example, a field office that supports multiple assets), the parties agree to document and follow agreed upon allocation methodologies to account for the portion associated with the Facilities. All other such items shall be deemed to be a Non-Billable Item.

1.	Regulatory Compliance Functions. All costs and expenses (e.g., outside services, equipment and materials, etc.) associated with performing the following regulatory compliance functions:

a.	Pipeline patrols;

b.	Regulatory required cathodic protection inspections;

c.	DOT valve inspections;

d.	Overpressure safety device inspections;

e.	Damage prevention program;

f.	Field one-call activities and line locates;

g.	Regulatory audits (limited to direct field costs only for the Facilities and specifically excluding any costs associated with oversight or support of such audits); and

h.	Regulatory compliance issues (to the extent not covered in (a) – (g) above).

2.	Field Office Expenses. All costs and expenses associated with the following:

a.	Office space;

b.	Field Operations supervision;

c.	Office supplies;

d.	Electrical and phone services;

e.
Computer hardware (including printers) and software (including associated licenses) and other associated information technology activities if such hardware and software is specifically attributable and separately billed for the Facilities; for purposes of clarity, this excludes any costs associated with financial, operating, compliance, and communication software and hardware that is used by Operator on an enterprise-wide basis; and

f.	Personnel safety equipment.

3.
Routine Operation, Maintenance and Inspection: Costs and expenses (e.g., labor, transportation, etc.) associated with performing the following routine Operation functions including the cost of materials such as pipeline pigs, filters, pump seals, line markers, etc.:

a.	Filter changing;

b.	Right-of-way mowing and maintenance;

c.	Painting and sign replacement;

d.	Station maintenance to comply with regulatory and published industry standards;

e.	Routine station repairs (e.g., seal changes, typical electrical/electronic repairs, etc.)

f.	Pump and motor vibration and analyses;

g.	Refilling of nitrogen-powered valve operators; and

h.	Control technician’s test equipment.

4.
Operations Control Services. All costs and expenses (e.g., labor, equipment maintenance, communication costs) associated with Operating a pipeline control center and communications assuming 24 hours/day.

5.	Insurance (other than workers’ compensation insurance).

6.	Property damage Claims by Third Parties.

7.	Personal injury/death Claims by Third Parties.

8.
All payments of taxes of every kind and nature assessed or levied upon or incurred in connection with the Operation of the Facilities or on the Facilities or other property of Owner and which taxes have been paid by the Operator for the benefit of Owner (other than the portion of payroll taxes applicable to any non-Full Time Employees).

9.	State and Federal pipeline fees including state one call fees.

10.	Fuel and power costs.

11.	Third Party financial audits.

12.	Non-routine legal services (e.g., litigation, non-routine FERC tariff issues), expert witness fees, court costs, etc., with agreement from the Owner.

13.	Engineering and drafting services.

14.	Unscheduled or unpredictable major maintenance expenses (for example, washout, pipeline relocates, leak repairs, motor rewinds and pump overhauls).

15.	Pipeline integrity expenses, including expenses for:

a.	Hydrostatic testing;

b.	Smart pigging;

c.	Cathodic protection;

d.	Close interval surveys;

e.	Painting and coating;

f.	Depth surveys;

g.	Line lowering; and

h.	Markers (e.g., aerial, right-of-way, etc.).

16.	Environmental remediation (subject to any indemnity of Operator set forth in Section 10.2 with respect thereto).

17.	Non-reimbursable costs of reroute projects.

18.	All Capital Expenditures.

19.	Unusual or contested tax or property evaluations.

20.	Permit and license fees, rental payments and renewal costs associated with rights-of-way.

21.	Waste disposal costs.

22.	All costs associated with the following measurement services (e.g., meter provings, product analyses, etc.):

a.	Meter proving;

b.	Lab services; and

c.	Meter, densitometer and sample calibration.

23.
Travel and Expenses for field employees excluding any travel and expenses associated to Operator activities that are not required for routine operations, maintenance, regulatory or compliance purposes.

24.	Vehicle expense.

EXHIBIT C

FORM OF DIRECT BILL BUDGET

Exhibit N
Exemplary Project

Exhibit N

Exemplary Project

PARADIGM CDP
23
© 2014 Google
Survey
32nd St
14
1995
Imagery Date: 8/15/2013
47°53'00.50" N 102°56'

Paradigm CDP Detail:

▪	272 Acres

▪	Located approximately 5 miles north of Johnson’s Corner on highway 23 in Section 22, Township 151 North, Range 96 West, McKenzie County, ND

▪	Permitted for 24 Truck Bays

▪	Permitted for 1.2mm barrels of storage

Note: Except for those Real Property Assets listed on Exhibit A-2, Paradigm ND/Exemplary does not own or have a valid interest in any Real Property Assets necessary to develop, own, or operate the Exemplary Project.

Exhibit O

Sacagawea Project

Exhibit O

Sacagawea Project

WARD
Tioga
Palermo P66 Rail Facility & Stanley Enbridge Facility
WILLIAMS
MOUNTRAIL
Williston
New Town
Keene
Parshall
PARADIGM CDP
MCKENZIE
Watford City
JOHNSON'S CORNER
MCLEAN
DUNN
LEGEND:
Sacagawea Pipe
Origin Points
Destination Points

PARADIGM ENERGY PARTNERS, LLC

SACAGAWEA PIPELINE SYSTEM MAP

Sacagawea Project:

The Sacagawea Pipeline project is being developed to deliver crude oil from origination points south of Lake Sacagawea in and around the area commonly referred to as “Johnson’s Corner” and Keene, in McKenzie County, North Dakota (“ND”), to destinations with takeaway options for rail and pipe in Palermo and Stanley, ND. The Sacagawea Pipeline will transport crude oil from Paradigm’s Central Delivery Point (“CDP”) and Johnson’s Corner to areas approximately 76 miles northeast, including a rail terminal currently under development by PSXP located near Palermo, ND (“Palermo Rail Terminal”), and to the North Dakota Pipeline Company LLC (“NDPL”) Terminal located in Stanley, ND.

Sacagawea Pipeline Specifications:

•	Minimum 16” diameter

•	Minimum Capacity 120-140 thousand barrels of crude per day

•	Length approximately 76 miles, pending final ROW and route determination
Origination Points:

•	Paradigm CDP located on 272 acres approximately 5 miles north of Johnson’s Corner on highway 23 in Section 22, Township 151 North, Range 96 West, McKenzie County, ND

•	Johnson’s Corner located 5 miles south of Paradigm CDP on highway 23 in McKenzie County, ND
Destination Points:

•
Palermo Rail Terminal - Located directly off State Highway 2 near the township of Palermo in Mountrail County, approximately 6 miles east of Stanley, ND. The 710 Acre Terminal is located on 2.5 miles of the BNSF North Main Line

•	NDPL Stanley Terminal

Note: The Sacagawea Project, including origination and destination points, routes, pipeline size and capacities is dependent on information received during the Open Season.

Note: As of the date of the Agreement to which this Exhibit is attached, Sacagawea does not own or have a valid interest in any Real Property Assets necessary to develop, own, or operate the Sacagawea Project.

15

Exhibit P
Three Bears Project

Exhibit P

Three Bears Project

The Three Bears Project is being developed as a joint venture with Dakota Bear, LLC (“Dakota Bear”) for transportation of crude oil from Dunn County, ND to Paradigm’s CDP. Three Bear will construct the Little Missouri Explorer, approximately a 24 mile, 12” trunk line from Dakota Bear’s Dunn County CDP the Paradigm CDP. Dakota Bear will construct the gathering system in Dunn County, which will send volumes to the trunk line. Under the joint venture agreement, Three Bear has the option to purchase up to 50% of the gathering system and Dakota Bear has the option to purchase up to 50% of the trunkline.

Little Missouri Explorer Specifications:

•	12” diameter

•	Approx. 120 MBbl/d capacity

•	Length approximately 24 miles, pending final ROW and route determination

Note: As of the date of the Agreement to which this Exhibit is attached, Three Bears does not own or have a valid interest in any Real Property Assets necessary to develop, own, or operate the Three Bears Project.

Exhibit Q
PSXP Project

EXHIBIT Q

PSXP Project

The engineering, design, construction and implementation of a Unit-Train Terminal located in Palermo, ND (the “Rail Terminal”). The Rail Terminal is located directly off State Highway 2 near the township of Palermo in Mountrail County, approximately 6 miles east of Stanley, ND. The 710 Acre Terminal is located on 2.5 miles of the BNSF North Main Line and includes 2 mainline switches allowing for convenient east and west bound rail traffic. The Palermo Rail Terminal is anticipated to include an open access triple loop track design with an initial capacity that could load up to 100,000 barrels/day (“Bbl/d”) initially with 14 high speed load arms. The facility is designed to be expandable to add incremental future loading capacity of up to 200,000 Bbl/d by adding up to an additional 18 high speed load arms on a second track. Constructed to accommodate 112-118 car unit trains, the facility will also include adequate track space for bad order cars, truck unloading facilities, approximately 300,000 barrels of operational storage and is permitted to include up to 2.4 Million barrels of total storage capacity.

Note: Except for those Real Property Assets listed on Exhibit D-2 or Exhibit D-4, neither PSXP nor Mountrail owns or has a valid interest in any Real Property Assets necessary to develop, own, or operate the PSXP Project.

Exhibit R

Transportation Services Agreement – Pipeline

Exhibit S
[RESERVED]

Exhibit T

Form of Transfer Restrictions Agreement

Exhibit U

Paradigm Draft Budget

Exhibit V

PSXP Draft Budget

Exhibit W Deed

AFTER RECORDING RETURN TO:	(Save for Recorder’s Information)

SPECIAL WARRANTY DEED

STATE OF NORTH DAKOTA    §
COUNTY OF MOUNTRAIL    §

§ KNOW ALL MEN BY THESE PRESENTS:

THAT, PHILLIPS 66 MOUNTRAIL TERMINAL LLC, a Delaware limited liability company, having an address at 3010 Briarpark Drive, Houston, TX 77042, f/k/a MOUNTRAIL RAIL INC., a Minnesota corporation (“Grantor”), as a contribution to the capital of Grantee and other good and valuable consideration of, the receipt and sufficiency of which is hereby acknowledged, as of the 1st day of December, 2014 (“Effective Date”), does grant, bargain, sell and convey unto PHILLIPS 66 PARTNERS, LP, a Delaware limited partnership, having an address at 3010 Briarpark Drive, Houston, TX 77042 (“Grantee”), the following described real property and premises, situated in the County of Mountrail, State of North Dakota, to wit:

SEE EXHIBIT A

together with all improvements thereon and the rights and appurtenances thereunto belonging, and warrants the title thereto only against the claim of every person whomsoever claiming by, through or under Grantor, but not otherwise.

This conveyance is made by Grantor and accepted by Grantee subject to the matters set forth in Exhibit B attached hereto and incorporated herein by this reference (collectively, the “Permitted Exceptions”).

EXCEPT AS EXPRESSLY SET FORTH IN THAT CERTAIN FORMATION AND CONTRIBUTION AGREEMENT, DATED NOVEMBER , 2014, BY AND AMONG PHILLIPS 66 PARTNERS LP, A DELAWARE LIMITED PARTNERSHIP, AND PARADIGM ENERGY PARTNERS LLC, A DELAWARE LIMITED LIABILITY COMPANY, GRANTOR DOES NOT WARRANT, EITHER EXPRESSLY OR IMPLIEDLY, THE QUALITY, MARKETABILITY, MERCHANTABILITY, HABITABILITY, VALUE, PHYSICAL ASPECTS OR CONDITIONS OF THE REAL PROPERTY, ANY DIMENSIONS OR SPECIFICATIONS OF THE REAL PROPERTY, THE FITNESS, FEASIBILITY, DESIRABILITY OR CONVERTIBILITY OF THE REAL PROPERTY FOR OR INTO ANY PARTICULAR PURPOSE OR USE, THE CURRENT OR PROJECTED INCOME OR EXPENSES OF THE REAL PROPERTY, OR ANY OTHER MATTER WITH RESPECT TO THE REAL PROPERTY, ANY SUCH WARRANTY BEING HEREBY EXPRESSLY DISCLAIMED AND NEGATED. GRANTEE BY ACCEPTANCE HEREOF ACKNOWLEDGES THAT GRANTEE HAS MADE A COMPLETE INSPECTION OF THE REAL PROPERTY AND ANY IMPROVEMENTS AND FIXTURES LOCATED THEREON, AND IS IN ALL RESPECTS SATISFIED THEREWITH AND ACCEPTS THE SAME “AS IS”, “WHERE IS”, AND WITH ALL FAULTS.

TO HAVE AND TO HOLD said described premises unto the said Grantee, its successors, heirs and assigns forever.

[THIS SPACE INTENTIONALLY LEFT BLANK]

SIGNED AND DELIVERED this    day of        , 2014 but effective as of the date first written above.

GRANTOR:
Phillips 66 Mountrail Terminal LLC,
a Delaware limited liability company

By:________________________________

Name:_____________________________

Title:______________________________

STATE OF TEXAS	)
) SS
COUNTY OF HARRIS	)

On the    day of    in the year 2014 before me, the undersigned, personally appeared , as    for Phillips 66 Mountrail Terminal LLC, a Delaware limited liability company, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

GIVEN under my hand and seal of office, this    day of, 2014.

Notary Public in and for the State of Texas

EXHIBIT A
LEGAL DESCRIPTIONS
Carino Tracts

Outlot 1 of the S 1/2 and Outlot 2 of the SE ¼ Section 17, Township 156 North, Range 90 West of the 5th P.M., Mountrail County, North Dakota.

Nichols Tracts

Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, Block 1; Lots 1, 2, 3, 4, 5, 6, 7, 8, 9, Block 2; Lots
1, 2, 3, and 4, Block 3; and Lots 1 and 2, Block 4, Palermo Industrial Park, Mountrail County, North Dakota.

EXHIBIT B
PERMITTED EXCEPTIONS

Subject to the following:

1.	The lien of taxes and assessments for the current year and subsequent years;

2.	Taxes or special assessments that are not shown as existing liens by the public records;

3.	Matters that would be shown by an accurate survey and inspection of the property; and

4.	All covenants, restrictions, conditions, easements, reservations, rights-of-way, and other matters of record, to the extent valid, subsisting and enforceable.

5.	All covenants, restrictions, conditions, easements, reservations, and rights-of-way, records of which are in Grantee’s custody or control, to the extent valid, subsisting and enforceable.